Filed Pursuant to Rule 424(b)(3)

Registration No. 333-261904

Prospectus Supplement No. 1

(To Prospectus dated November 10, 2022)

P3 Health Partners, Inc.

240,855,865 Shares of Class A Common Stock

267,329 Warrants to Purchase Shares of Class A Common Stock

10,819,105 Shares of Class A Common Stock underlying Warrants

This prospectus supplement updates, amends and supplements the prospectus dated November 10, 2022 (the “Prospectus”), relating to the resale of up to 240,855,865 shares of our Class A Common Stock by the selling securityholders named in the prospectus (including their pledgees, donees, transferees or other successors-in-interest), the resale of up to 267,329 warrants to purchase shares of Class A Common Stock and the issuance by us of up to 10,819,105 shares of Class A Common Stock upon the exercise of outstanding warrants, which forms a part of our Registration Statement on Form S-1 (Registration No. 333-261904).

This prospectus supplement is being filed to update, amend and supplement the Prospectus with the information contained in our Quarterly Report on Form 10-Q filed with the SEC on November 14, 2022, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Class A Common Stock is listed on the Nasdaq Stock Market (“Nasdaq”) under the symbol “PIII” and our warrants are listed on Nasdaq under the symbol “PIIIW”. On November 11, 2022 , the closing sale price of our Class A Common Stock was $5.43 per share and the closing price of our warrants was $0.6574 per warrant.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 6 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 14, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2022

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission file number: 001-40033

P3 Health Partners Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-2992794
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2370 Corporate Circle Suite 300 Henderson, Nevada	89074
(Address of principal executive offices)	(Zip code)

(702) 910–3950

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Name of each exchange
Title of each class	Trading Symbol(s)	on which registered
Class A Common Stock, Par Value $0.0001 per share Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50	PIII PIIIW	The Nasdaq Stock Market LLC The Nasdaq Stock Market LLC

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the Registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).  Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

The number of outstanding shares of the Registrant’s Class A Common Stock, par value $0.0001 as of November 8, 2022 was 41,578,890. The number of outstanding shares of the Registrant’s Class V Common Stock, par value $0.0001 as of November 8, 2022 was 202,024,923.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022 (this “Form 10-Q”) may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the “safe harbor” created by those sections. All statements other than statements of historical facts contained in this Form 10-Q, including statements regarding our future results of operations and financial position, business strategy, prospective product and services, regulatory approvals of our products and services, future revenue, timing and likelihood of success, plans and objectives of management for future operations, future results of anticipated products and services and prospects, plans and objectives of management, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “would” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. The forward-looking statements in this Form 10-Q are only predictions and are based largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this Form 10-Q and are subject to a number of known and unknown risks, uncertainties and assumptions, including those described under the sections in this Form 10-Q entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Form 10-Q. These forward-looking statements are subject to numerous risks, including, without limitation, the following:

●	our ability to preserve an adequate level of liquidity for a period extending twelve months, which has raised substantial doubt about our ability to continue as a going concern, and as a result of which, we may need to look to add additional capital or may delay or scale back growth as needed to generate liquidity and positive cash flow as soon as possible;
●	our ability to recognize the anticipated benefits of the Business Combinations (as defined below), which may be affected by, among other things, competition and our ability to grow and manage growth profitably following the Business Combinations;
●	changes in applicable laws or regulations;
●	the possibility that we may be adversely affected by other economic, business, and/or competitive factors, including economic instability and inflationary conditions;
●	the possibility that we may never achieve or maintain profitability;
●	the difficulty in evaluating our future prospects, as well as risks and challenges, due to the new and rapidly evolving business and market and our limited operating history;
●	the possibility that we may need to raise additional capital to fund our existing operations, develop and commercialize new services or expand our operations;
●	possible difficulty managing growth and expanding operations;
●	the continuing impact of the COVID-19 pandemic on operations, which may materially and adversely affect our business and financial results;
●	our ability to retain qualified personnel;
●	our ability to successfully execute on growth strategies, including identifying and developing successful new geographies, physician partners, payors and patients, and accurately estimating the size, revenue or medical expense amounts of target geographies;
●	delays and uncertainties in the timing and process of reimbursements by third-party payors and individuals, including any changes or reductions in Medicare reimbursement rates or rules;

●	the termination or non-renewal of the Medicare Advantage contracts held by the health plans with which we contract, or the termination or non-renewal of our contracts with those plans;
●	reductions in the quality ratings of the health plans we serve;
●	the effectiveness and efficiency of our marketing efforts, and our ability to develop brand awareness cost-effectively;
●	spending changes in the healthcare industry;
●	we, our affiliated professional entities and other physician partners may become subject to medical liability claims;
●	a failure in our information technology systems;
●	security breaches, loss of data or other disruptions could compromise sensitive information related to our business or prevent us from accessing critical information, expose us to liability and our reputation may be harmed and we could lose revenue, clients and members;
●	any future litigation against us could be costly and time-consuming to defend;
●	failure to adhere to all of the complex government laws and regulations that apply to our business could result in fines or penalties, being required to make changes to our operations or experiencing adverse publicity;
●	failure to establish and maintain effective internal control over financial reporting and remediate identified material weaknesses;
●	failure to comply with the continued listing standards of Nasdaq;
●	the possibility that our arrangements with affiliated professional entities and other physician partners is found to constitute improper rendering of medical services or fee splitting under applicable state laws;
●	the possibility that we face inspections, reviews, audits and investigations under federal and state government programs and contracts;
●	the impact on us of recent healthcare legislation and other changes in the healthcare industry and in healthcare spending is currently unknown;
●	the transition from volume to value-based reimbursement models may have a material adverse effect on our operations;
●	the risks and uncertainties identified in Part I, Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Form 10-Q; and
●	the risks and uncertainties described under Part II, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 (the “2021 Form 10-K”).

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

You should read this Form 10-Q completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

PART I            FINANCIAL INFORMATION

Item 1.Financial Statements

P3 HEALTH PARTNERS INC and SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	As of September 30, 2022	As of December 31, 2021
ASSETS
CURRENT ASSETS:
Cash	$34,357,237	$140,477,586
Restricted Cash	1,003,307	356,286
Health Plan Receivables, Net	81,497,703	50,251,004
Clinic Fees and Insurance Receivables, Net	1,049,253	1,090,104
Other Receivables	2,736,184	726,903
Prepaid Expenses and Other Current Assets	3,523,867	6,959,067
TOTAL CURRENT ASSETS	124,167,551	199,860,950
LONG-TERM ASSETS:
Property and Equipment	11,509,656	8,230,250
Less: Accumulated Depreciation	(1,994,380)	(182,321)
Property and Equipment, Net	9,515,276	8,047,929
Goodwill	463,496,191	1,309,750,216
Intangible Assets, Net	772,411,083	835,838,605
Notes Receivable, Net	3,563,462	3,590,715
Right of Use Asset	9,977,886	7,020,045
TOTAL LONG-TERM ASSETS	1,258,963,898	2,164,247,510
TOTAL ASSETS (1)	$1,383,131,449	$2,364,108,460
LIABILITIES, MEZZANINE EQUITY and STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts Payable and Accrued Expenses	$24,072,391	$17,730,683
Accrued Payroll	7,358,102	6,304,362
Health Plans Settlements Payable	20,626,836	22,548,694
Claims Payable	134,705,426	101,958,324
Premium Deficiency Reserve	27,719,928	37,835,642
Accrued Interest	12,655,918	8,771,065
Current Portion of Long-Term Debt	—	46,101
Short-Term Debt	—	3,578,561
TOTAL CURRENT LIABILITIES	227,138,601	198,773,432
LONG-TERM LIABILITIES:
Right of Use Liability	11,156,949	6,296,883
Warrant Liabilities	7,996,432	11,382,826
Contingent Consideration	4,684,503	3,486,593
Long-Term Debt	80,000,000	80,000,000
TOTAL LONG-TERM LIABILITIES	103,837,884	101,166,302
TOTAL LIABILITIES (1)	330,976,485	299,939,734
COMMITMENTS AND CONTINGENCIES (NOTE 23)
MEZZANINE EQUITY
Redeemable Non-Controlling Interest	974,078,949	1,790,617,285
STOCKHOLDERS’ EQUITY:
Class A Common Stock, $.0001 par value; 800,000,000 shares authorized; 41,578,890 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	4,158	4,158
Class V Common Stock, $.0001 par value; 205,000,000 shares authorized; 201,530,796 shares and 196,553,523 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	20,153	19,655
Additional Paid in Capital	293,570,464	312,945,752
Accumulated Deficit	(215,518,760)	(39,418,124)
TOTAL STOCKHOLDERS’ EQUITY	78,076,015	273,551,441
TOTAL LIABILITIES, MEZZANINE EQUITY & STOCKHOLDERS’ EQUITY	$1,383,131,449	$2,364,108,460

(1)

The Company’s condensed consolidated balance sheets include the assets and liabilities of its consolidated variable interest entities (“VIEs”). As discussed in Note 25 “Variable Interest Entities,” P3 LLC is itself a VIE. P3 LLC represents substantially all the assets and liabilities of the Company. As a result, the language and amounts below refer only to VIEs held at the P3 LLC level. The condensed consolidated balance sheets include total assets that can be used only to settle obligations of the P3 LLC’s VIEs totaling $6.8 million and $8.1 million as of September 30, 2022 and December 31, 2021, respectively, and total liabilities of the P3 LLC’s consolidated VIEs for which creditors do not have recourse to the general credit of the Company totaled $9.9 million and $6.1 million as of September 30, 2022 and December 31, 2021, respectively. These VIE assets and liabilities do not include $6.0 million of investment in affiliates as of September 30, 2022 and December 31, 2021, and $27.0 million and $24.1 million of amounts due to affiliates as of September 30, 2022 and December 31, 2021, respectively, as these are eliminated in consolidation and not presented within the condensed consolidated balance sheets. See Note 25 “Variable Interest Entities.”

See accompanying notes to condensed consolidated financial statements.

P3 HEALTH PARTNERS INC and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
		(As Restated)		(As Restated)
OPERATING REVENUE:
Capitated Revenue	$243,988,004	$153,072,995	$780,775,285	$443,598,050
Other Patient Service Revenue	4,272,069	3,112,960	10,483,093	8,472,288
TOTAL OPERATING REVENUE	248,260,073	156,185,955	791,258,378	452,070,338
OPERATING EXPENSES:
Medical Expenses	254,776,548	161,328,123	788,045,718	458,333,145
Premium Deficiency Reserve	(7,301,630)	1,600,000	(10,115,714)	4,600,000
Corporate, General and Administrative Expenses	37,862,737	20,433,538	117,560,549	53,883,267
Sales and Marketing Expenses	1,119,552	491,418	3,392,178	1,118,160
Goodwill Impairment	—	—	851,455,754	—
Depreciation and Amortization	21,814,803	456,418	65,286,715	1,218,797
TOTAL OPERATING EXPENSES	308,272,010	184,309,497	1,815,625,200	519,153,369
OPERATING LOSS	(60,011,937)	(28,123,542)	(1,024,366,822)	(67,083,031)
OTHER INCOME (EXPENSES):
Interest Expense, net	(2,749,681)	(2,529,133)	(8,244,806)	(7,023,187)
Mark-to-Market of Stock Warrants	(2,567,423)	(1,401,686)	3,386,394	(12,063,265)
TOTAL OTHER INCOME (EXPENSE)	(5,317,104)	(3,930,819)	(4,858,412)	(19,086,452)
LOSS BEFORE INCOME TAXES	(65,329,041)	(32,054,361)	(1,029,225,234)	(86,169,483)

PROVISION FOR INCOME TAXES	—	—	—	—
NET LOSS	(65,329,041)	(32,054,361)	(1,029,225,234)	(86,169,483)
LESS NET LOSS ATTRIBUTABLE TO REDEEMABLE NON-CONTROLLING INTERESTS	(54,155,858)	—	(853,124,598)	—
NET LOSS ATTRIBUTABLE TO CONTROLLING INTERESTS	$(11,173,183)	$(32,054,361)	$(176,100,636)	$(86,169,483)
NET LOSS PER SHARE (BASIC)	$(0.27)	N/A1	$(4.24)	N/A1
NET LOSS PER SHARE (DILUTED)	$(0.27)	N/A1	$(4.27)	N/A1

See accompanying notes to condensed consolidated financial statements.

1 The Company analyzed the calculation of net loss per member unit for predecessor periods prior to the Business Combinations and determined that it resulted in values that would not be meaningful to the users of these consolidated financial statements. Therefore, net loss per member unit information has not been presented for predecessor periods prior to the Business Combinations on December 3, 2021.

P3 HEALTH PARTNERS INC and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’/MEMBERS’ EQUITY (DEFICIT) AND MEZZANINE EQUITY

(UNAUDITED)

	Class A		Class D		Class B-1		Class C		Redemption of
	Units	Amount	Units	Amount	Units	Amounts	Units	Amount	Profit Interest	Accumulated Deficit	Total Member's Deficit
MEMBERS' DEFICIT, DECEMBER 31, 2020 As Restated	43,000,000	$43,656,270	16,130,034	$47,041,554	6,000,000	$380,000	1,302,083	$67,474	$(180,000)	$(130,485,179)	$(130,217,705)
Class C Unit Based Compensation	—	—	—	—	—	—	333,750	460,515	—	—	460,515
Net Loss	—	—	—	—	—	—	—	—	—	(24,650,712)	(24,650,712)
MEMBERS’ DEFICIT, MARCH 31, 2021 As Restated	43,000,000	$43,656,270	16,130,034	$47,041,554	6,000,000	$380,000	1,635,833	$527,989	$(180,000)	$(155,135,891)	$(154,407,902)
Class B-1 and Class C Unit Based Compensation	—	—	—	—	2,000,000	380,000	140,000	183,792	—	—	563,792
Net Loss	—	—	—	—	—	—	—	—	—	(29,464,410)	(29,464,410)
MEMBERS’ DEFICIT, June 30, 2021 As Restated	43,000,000	$43,656,270	16,130,034	47,041,554	8,000,000	$760,000	1,775,833	$711,781	$(180,000)	$(184,600,301)	$(183,308,520)
Class B-1 and Class C Unit Based Compensation	—	—	—	—	—	—	150,000	355,088	—	—	355,088
Net Loss	—	—	—	—	—	—	—	—	—	(32,054,361)	(32,054,361)
MEMBERS’ DEFICIT, September 30, 2021 As Restated	43,000,000	$43,656,270	16,130,034	47,041,554	8,000,000	$760,000	1,925,833	$1,066,869	$(180,000)	$(216,654,662)	$(215,007,793)

	Successor
	Redeemable
	Noncontrolling	Class A Common Stock		Class V Common Stock		Additional	Accumulated	Total
	Interests	Shares	Amount	Shares	Amount	Paid in Capital	Deficit	Stockholders' Equity
STOCKHOLDERS' EQUITY (DEFICIT), December 31, 2021	$1,790,617,285	41,578,890	$4,158	196,553,523	$19,655	$312,945,752	$(39,418,124)	$273,551,441
Vesting of stock compensation awards	—	—	—	549,822	55	—	—	55
Stock compensation	11,711,427	—	—	—	—	—	—	—
Net Loss	(50,212,750)	—	—	—	—	—	(10,577,504)	(10,577,504)
STOCKHOLDERS' EQUITY (DEFICIT), March 31, 2022	$1,752,115,962	41,578,890	$4,158	197,103,345	$19,710	$312,945,752	$(49,995,628)	$262,973,992
Vesting of stock compensation awards	—	—	—	4,319,964	432	—	—	432
Stock compensation	3,715,553	—	—	—	—	—	—	—
Net Loss	(748,755,990)	—	—	—	—	—	(154,349,949)	(154,349,949)
STOCKHOLDERS' EQUITY (DEFICIT), June 30, 2022	$1,007,075,525	41,578,890	$4,158	201,423,309	$20,142	$312,945,752	$(204,345,577)	$108,624,475
Vesting of stock compensation awards	—	—	—	107,487	11	—	—	11
Stock compensation	1,783,994	—	—	—	—	—	—	—
Adjustments to Redeemable Non-Controlling Interest	19,375,288	—	—	—	—	(19,375,288)	—	(19,375,288)
Net Loss	(54,155,858)	—	—	—	—	—	(11,173,183)	(11,173,183)
STOCKHOLDERS' EQUITY (DEFICIT), September 30, 2022	$974,078,949	41,578,890	$4,158	201,530,796	$20,153	$293,570,464	$(215,518,760)	$78,076,015

See accompanying notes to condensed consolidated financial statements.

P3 HEALTH PARTNERS INC and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Successor	Predecessor
	Nine Months Ended	Nine Months Ended
	September 30, 2022	September 30, 2021
		(As Restated)
Cash Flows from Operating Activities
Net Loss	$(1,029,225,234)	$(86,169,483)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Depreciation and Amortization	65,286,715	1,218,796
Stock-Based Compensation	17,210,974	1,379,400
Goodwill Impairment	851,455,754	—
Amortization of Debt Origination Fees	—	525,783
Amortization of Discount from Issuance of Debt	—	931,958
Mark-to-Market Adjustment of Stock Warrants	(3,386,394)	12,063,265
Premium Deficiency Reserve	(10,115,714)	4,600,000
Non-cash Interest Expense	290,910	—
Changes in Assets and Liabilities:
Accounts Receivable	(1,623,188)	54,602
Health Plan Receivables / Premiums	(31,246,699)	(884,523)
Other Current Assets	3,462,453	2,667,427
Net Change in ROU Assets and Liabilities	3,500,981	379,235
Accounts Payable	4,560,474	3,606,729
Accrued Payroll	1,053,740	(1,842,877)
Accrued Interest	3,884,853	3,952,044
Health Plan Payables / Premiums	(1,921,858)	(483,657)
Claims Payable	32,747,102	18,173,851
Net Cash used in Operating Activities	(94,065,131)	(39,827,450)
Cash Flows from Investing activities
Purchase of Property, Plant and Equipment	(2,283,404)	(2,990,130)
Acquisitions	(5,500,131)	(5,014,500)
Increase in Notes Receivable, Net	—	120,463
Net Cash used in Investing Activities	(7,783,535)	(7,884,167)
Cash Flows from Financing activities
Issuance of Long-Term Debt	—	12,750,000
Repayment of Short-Term and Long-Term Debt	(3,624,662)	(67,216)
Loan Origination and Closing Fees	—	(191,250)
Net Cash (used in) provided by Financing Activities	(3,624,662)	12,491,534
Net Change in Cash and Restricted Cash	(105,473,328)	(35,220,083)
Cash and Restricted Cash, Beginning of Period	140,833,872	39,902,947
Cash and Restricted Cash, End of Period	$35,360,544	$4,682,864

See accompanying notes to condensed consolidated financial statements.

P3 HEALTH PARTNERS INC and SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 1: Organization and Basis of Presentation

Description of Business and Business Combination

P3 Health Partners Inc. (the “Company” or “P3”) is a patient-centered and physician-led population health management company and the successor to P3 Health Group Holdings, LLC

P3 Health Group Holdings, LLC and Subsidiaries was founded on April 12, 2017 and began commercial operations on April 20, 2017 to provide population health management services on an at-risk basis to insurance plans offering medical coverage to Medicare beneficiaries under Medicare Advantage programs. Medicare Advantage programs are insurance products created solely for Medicare beneficiaries. Insurance plans contract directly with the Centers for Medicare and Medicaid Services (“CMS”) to offer Medicare beneficiaries benefits that replace traditional Medicare Fee for Service (“FFS”) coverage.

On December 3, 2021, (the “Closing Date”), the Company consummated the transactions pursuant to which, among other things, P3 Health Group Holdings, LLC merged with and into FAC Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Foresight Acquisition Corp. (“Foresight” or “Merger Sub”) (the “P3 Merger”), with Merger Sub as the surviving company, which was renamed P3 Health Group, LLC (“P3 LLC”), and FAC-A Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Foresight, FAC-B Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Foresight (together with FAC-A Merger Sub Corp., the “Merger Corps”) merged with and into CPF P3 Blocker-A, LLC, a Delaware limited liability company, CPF P3 Blocker-B, LLC a Delaware limited liability company (together with CPF P3 Blocker-A, LLC, the “Blockers”), with the Blockers as the surviving entities and wholly-owned subsidiaries of Foresight (collectively, the “Business Combinations”). Upon completion of the Business Combinations (the “Closing”), the Company and P3 LLC were organized in an “Up-C” structure in which all of the P3 LLC operating subsidiaries are held directly or indirectly by P3 LLC, and the Company directly owned approximately 17.1% of P3 LLC and became the sole manager of P3 LLC. Following Closing, substantially all of the Company’s assets and operations are held and conducted by P3 LLC and its subsidiaries, and the Company’s only assets are equity interest in P3 LLC (“P3 LLC Units”). In connection with the closing of the transactions, the Company changed its name from Foresight Acquisition Corp. to P3 Health Partners Inc.

The Company’s contracts with health plans are based on an at-risk shared savings model. Under this model, the Company is financially responsible for the cost of all contractually covered services provided to members assigned to the Company by health plans in exchange for a fixed monthly “capitation” payment, which is generally a percentage of the payment health plans receive from CMS. Under this arrangement, Medicare beneficiaries generally receive all their healthcare coverage through the Company’s network of employed and affiliated physicians and specialists (except for emergency situations).

The services provided to health plans’ members vary by contract. These may include utilization management, care management, disease education, and maintenance of a quality improvement and quality management program for members assigned to the Company. The Company is also responsible for the credentialing of Company providers, processing and payment of claims and the establishment of a provider network for certain health plans. At September 30, 2022 and December 31, 2021, the Company had agreements with twenty and seventeen health plans, respectively.

The Company has Management Services Agreements (“MSAs”) and deficit funding agreements with Kahan, Wakefield, Abdou, PLLC and Bacchus, Wakefield, Kahan, PC, P3 Health Partners Professional Services P.C., P3 Medical Group, P.C. and P3 Health Partners California, P.C. (collectively, the “Network”). As more fully described in Note 25 “Variable Interest Entities,” the entities in the Network are variable interest entities and the Company is the primary beneficiary of the Network. The MSAs provide that the Company or its subsidiaries will furnish administrative personnel, office supplies and equipment, general business services, contract negotiation and billing and collection services to the Network. Fees for these services are the excess of the Network’s revenue over expenses. Per the deficit funding agreements, the Company or its subsidiaries are obligated to lend amounts to the Network to the extent expenses exceed revenues. The loan will bear interest at prime plus 2%.

In addition to the Company’s contracts with health plans, through its relationship with Kahan, Wakefield, Abdou, PLLC and Bacchus, Wakefield, Kahan, PC, the Company provides primary healthcare services through its employed physician clinic locations. These primary care clinics are reimbursed for services provided under FFS contracts with various payers and through capitated – per member, per month (“PMPM”) arrangements.

Basis of Presentation

These unaudited interim condensed consolidated financial statements have been prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of the U.S. Securities and Exchange Commission (“SEC”) Regulation S-X. The condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 (“2021 Form 10-K”). Certain information and footnote disclosures, normally included in financial statements prepared in accordance with U.S. GAAP, have been condensed or omitted pursuant to SEC rules and regulations dealing with interim financial statements. In the opinion of management, the condensed consolidated financial statements reflect all adjustments of a normal recurring nature necessary for a fair presentation of periods presented. Operating results for the three and nine months ended September 30, 2022 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2022. For further information, refer to the consolidated financial statements and notes thereto included in our 2021 Form 10-K. There have been no significant changes to our accounting policies and estimates during the nine months ended September 30, 2022 from those previously disclosed in the 2021 Form 10-K.

As a result of the Business Combinations, for accounting purposes, Foresight is the acquirer and P3 Health Group Holdings, LLC is the accounting acquiree and predecessor. The financial statement presentation includes the financial statements of P3 Health Group Holdings, LLC as “Predecessor” for the periods prior to the Closing Date (the “Predecessor Period(s)”) and of the Company as “Successor” for the periods after the Closing Date (the “Successor Period(s)”), including the consolidation of P3 Health Group Holdings, LLC.

As a result of the application of the acquisition method of accounting as of the Closing Date of the Business Combinations, the accompanying unaudited condensed consolidated financial statements include a black line division that indicates that the Predecessor and Successor reporting entities shown are presented on a different basis and are, therefore, not comparable.

The Company qualifies as an Emerging Growth Company (“EGC”) and as such, has elected the extended transition period for complying with certain new or revised accounting pronouncements. During the extended transition period, the Company is not subject to certain new or revised accounting standards applicable to public companies. The accounting pronouncements pending adoption as described in Note 6 “Recent Accounting Pronouncements Not Yet Adopted” reflect effective dates for the Company as an EGC with the extended transition period.

Restatement of Prior Year Amounts

As discussed in the Company's 2021 consolidated financial statements included in the 2021 Form 10-K, the Company restated the previously issued unaudited condensed consolidated financial statements for each interim period within the fiscal years ended December 31, 2021 and December 31, 2020.

Note 2: Restatement of Previously Issued Financial Statements

The Company has restated the condensed consolidated financial statements for the three and nine months ended September 30, 2021.

Network

Since 2017, P3 Health Group Holdings and P3 Health Partners, LLC (collectively with P3 Health Partners, Inc., “P3”) have entered into a collective of arrangements with the Network whereby P3 consolidates the Network under the Variable Interest Entity model in accordance with ASC Topic 810, Consolidation (“ASC 810”). Historically, all of the net losses incurred by the Network were allocated to loss attributable to non-controlling interests. Based on an analysis of the deficit funding agreement between P3 and the Network, P3 is obligated to fund losses incurred by the Network. Because P3 is contractually obligated to fund the losses, losses incurred by the Network should not be allocated to non-controlling interests.

Based on management’s evaluation, it was concluded that the Company’s accounting for non-controlling interests related to the Network is not attributed in the manner contemplated by ASC 810. As a result, the Company has reclassified the loss attributable to non-controlling interest related to the Network to loss attributable to controlling interests on the Consolidated Balance Sheets, Consolidated Statements of Operations, and the Consolidated Statements of Changes in Stockholders’/Members’ Equity for the periods described above.

The Company's accounting for the loss in controlling interests instead of non-controlling interests has no impact on the Company's current or previously reported cash position, revenue, operating expenses or total operating, investing or financing cash flows.

Preferred Returns

P3's capital structure consists of Class A Units, which represent commitments from the Company’s private equity sponsors, and Class D Units, which represents an additional investment from a private equity sponsor. Both the Class A and Class D Units have voting rights and, accrue a preferred return in the amount of 8.0% per annum.

Historically, all of the accrued returns were recognized as interest expense on P3’s Statements of Operations and as equity on P3’s Balance Sheets. Based on the analysis of the Class A and Class D Units, the preferred returns should not be accrued until they are legally declared. As a result, the Company’s historical recording of preferred returns in equity and interest expense has been removed as no recognition is necessary until legally declared.

Class A Units

Historically, the Class A Preferred Units issued by P3 were accounted for as permanent equity. Since the Class A Preferred Units are redeemable upon the occurrence of a Sale of the Company via the liquidation and distribution preferences that returns invested capital and the preferred return, management evaluated whether the occurrence of such an event is outside of the Company’s control. As the Class A preferred unit holders hold a majority vote, the redemption of Class A Preferred Units upon a Sale of the Company, irrespective of probability, is outside of the Company’s control.

Based on management’s evaluation, the Class A Preferred Units should be reclassified from permanent to mezzanine equity. Additionally, the Company entered into the Second Amended and Restated Limited Liability Company Agreement in 2019, which provided the holders of Class A units an 8% per annum preferred return.  The Company determined that the amendment should be accounted for as a modification. Therefore, the Company recorded the incremental increase in fair value as an adjustment to the carrying value of Class A units with an offset to additional paid in capital equivalent and accumulated deficit.

Capitated Revenues

Medicare pays capitation using a “risk adjustment model”, which compensates providers based on the health status (acuity) of each individual patient (via a Risk Adjustment Factor, “RAF”). The Company’s policy is to recognize the variable RAF component of capitation revenues, to the extent that it is probable a significant reversal will not occur. At the December 31, 2020 balance sheet date the Company determined its estimates of the RAF components of certain capitation revenues were constrained and therefore not estimable, as it was not probable a significant reversal would not occur. The Company subsequently collected the RAF components of capitation payments prior to the issuance of the 2020 financial statements, effectively relieving the constraints which previously existed at the December 31, 2020 balance sheet date. As a result, capitation revenues for 2020 were restated based on the results of management’s analysis of the RAF component of cash receipts collected prior to the issuance 2020 financial statements which were previously determined to not be estimable. The revenue now recognized in 2020 was previously recognized in June of 2021. The total amount of the RAF adjustment was $6,532,954.

There were two other errors related to capitated revenue, other patient service revenue, and medical expenses which were corrected in the restatement. Firstly, the Company has reclassified capitated revenue streams attributable to the Network. These capitated revenues were previously classified as “other patient service revenue” and have been reclassified into “capitated revenue”. Secondly, the Company has eliminated intercompany revenue and expense related to transactions between Bacchus and P3-NV that should have been eliminated in consolidation. Prior to the restatement noted above regarding capitated revenue, this adjustment was a decrease to other patient service revenue and a decrease to medical expenses.

Disclosure Correction

The disclosure of the condensed financial statements of the Company’s consolidated VIE have been corrected for accrued interest and interest expense relating to the advances made to the VIE for the three and nine month periods ended September 30, 2021 (see Note 25). There is no impact to the condensed consolidated financial statements of the Company for this correction to the disclosures.

The following tables summarize the restatement adjustments on each financial statement line item affected by the restatement as of the dates, and for the periods, indicated:

	As Previously	Network	Preferred Returns	Class A Units		Revenue
	Reported	Adjustments	Adjustments	Adjustments		Adjustment	As Restated
Condensed Consolidated Statement of Operations for the Nine Months Ended September 30, 2021 (Unaudited)
Capitated Revenue	$447,137,121	$—	$—		$—	$(3,539,071)	$443,598,050
Other Patient Service Revenue	12,366,111	—	—		—	(3,893,823)	8,472,288
Total Operating Revenue	459,503,232	—	—		—	(7,432,894)	452,070,338
Medical Expenses	459,233,085	—	—		—	(899,940)	458,333,145
Total Operating Expenses	520,053,309	—	—		—	(899,940)	519,153,369
Operating Loss	(60,550,077)	—	—		—	(6,532,954)	(67,083,031)
Interest Expense, net	(13,130,628)	—	6,107,441		—	—	(7,023,187)
Total Other Expenses	(25,193,893)	—	6,107,441		—	—	(19,086,452)
Net Loss Attributable to Non-Controlling Interests	(8,043,678)	8,043,678	—		—	—	—
Net Loss (formerly Net Loss Attributable to Controlling Interests)	(77,700,292)	(8,043,678)	6,107,441		—	(6,532,954)	(86,169,483)

Condensed Consolidated Statement of Operations for the Three Months Ended September 30, 2021 (Unaudited)
Capitated Revenue	$152,276,992	$—	$—		$—	$796,003	$153,072,995
Other Patient Service Revenue	4,243,263	—	—		—	(1,130,303)	3,112,960
Total Operating Revenue	156,520,255	—	—		—	(334,300)	156,185,955
Medical Expenses	161,662,423	—	—		—	(334,300)	161,328,123
Total Operating Expenses	184,643,797	—	—		—	(334,300)	184,309,497
Interest Expense, net	(4,643,254)	—	2,114,121		—	—	(2,529,133)
Total Other Expenses	(6,044,940)	—	2,114,121		—		(3,930,819)
Net Loss Attributable to Non-Controlling Interests	(2,801,965)	2,801,965	—		—	—	—
Net Loss (formerly Net Loss Attributable to Controlling Interests)	(31,366,517)	(2,801,965)	2,114,121		—	—	(32,054,361)

Condensed Consolidated Statement of Changes in Members' Deficit for the Nine Months Ended September 30, 2021
Preferred Return at 8% for Class A Units	$2,779,619	$—	$(2,779,619)	$		$—	$—
Net Loss	(85,743,970)	—	6,107,441		—	(6,532,954)	(86,169,483)
Balance as of September 30, 2021	(179,246,686)	—	7,895,224		(43,656,331)	—	(215,007,793)

Condensed Consolidated Statement of Changes in Members' Deficit for the Three Months Ended September 30, 2021
Preferred Return at 8% for Class A Units	$962,163	$—	$(962,163)	$		$—	$—
Net Loss	(34,168,482)	—	2,114,121		—	—	(32,054,361)
Balance as of September 30, 2021	(179,246,686)	—	7,895,224		(43,656,331)	—	(215,007,793)

Condensed Consolidated Statement of Cash Flows for the Nine Months Ended September 30, 2021
Net Loss	$(85,743,970)	$—	$6,107,441		$—	$(6,532,954)	$(86,169,483)
Health Plan Settlements Receivable/Premiums Receivable	(7,417,477)	—	—		—	6,532,954	(884,523)
Class A and Class D Preferred Returns	6,107,441	—	(6,107,441)		—	—	—

Condensed Consolidated Statement of Changes in Members' Deficit for the Three Months Ended June 30, 2021
Preferred Return at 8% for Class A Units	$926,852	$—	$(926,852)		$—	$—	$—
Net Loss	(24,967,931)	—	2,036,476		—	(6,532,955)	(29,464,410)
Balance as of June 30, 2021	(146,395,455)	—	6,743,106		(43,656,170)	—	(183,308,519)

Condensed Consolidated Statements of Changes in Members' Deficit for the 3 Months Ended March 31, 2021
Preferred Return at 8% for Class A Units	$890,612	$—	$(890,612)		$—	$—	$—
Net Loss	(26,607,560)	—	1,956,848		—	—	(24,650,712)
Balance as of March 31, 2021	(122,918,168)	—	5,633,581		(43,656,269)	6,532,954	(154,407,902)

Consolidated Statements of Changes in Members' Deficit for the Year Ended December 31, 2020
Balance as of December 31, 2020	$(97,661,735)	$—	$4,567,346		$(43,656,270)	$6,532,954	$(130,217,705)

*Rounding may cause variances

Note 3: Going Concern and Liquidity

The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has experienced losses since its inception and had losses of $ 65,329,041 for the three-months ended September 30, 2022 and $1,029,225,234 for the nine-months ended September 30, 2022. Such losses were primarily the result of costs incurred in adding new members, building relationships with physician partners and payors, and developing new services. The Company anticipates operating losses and negative cash flows to continue for the foreseeable future as it continues to grow membership.

As of September 30, 2022, and December 31, 2021, the Company had $34,357,237 and $140,477,586, respectively, in unrestricted cash and cash equivalents available to fund future operations. The Company’s capital requirements will depend on many factors, including the pace of our growth, ability to manage medical costs, the maturity of our members, and our ability to raise capital. The Company will need to use available capital resources and/or raise additional capital earlier than currently anticipated. When the Company pursues additional debt and/or equity financing, there can be no assurance that such financing will be available on terms commercially acceptable to the Company. If the Company is unable to obtain additional funding when needed, it will need to curtail planned activities in order to reduce costs, which will likely have an unfavorable effect on the Company’s ability to execute on its business plan, and have an adverse effect on its business, results of operations and future prospects. As a result of these matters, substantial doubt exists about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued. The accompanying condensed consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 4: Significant Accounting Policies

Principles of Consolidation

The unaudited condensed consolidated financial statements have been prepared in accordance with U.S. GAAP and include the accounts of the Company and its subsidiaries, all of which are controlled by the Company through majority voting control, and variable interest entities for which the Company is the primary beneficiary. As more fully described in Note 25 “Variable Interest Entities,” the Company is the primary beneficiary of the following physician practices (“Network”):

●	Kahan, Wakefield, Abdou, PLLC (“KWA”)
●	Bacchus, Wakefield, Kahan, PC (“BACC”)
●	P3 Health Partners Professional Services PC
●	P3 Medical Group, P.C.
●	P3 Health Partners California, P.C.

All intercompany accounts and transactions have been eliminated in consolidation.

Variable Interest Entities

Management analyzes whether the Company has any financial interests in Variable Interest Entities (“VIE” or “VIEs”). This analysis includes a qualitative review based on an evaluation of the design of the entity, its organizational structure, including decision making ability and financial agreements, as well as a quantitative review. Accounting Standards Codification (“ASC”) Topic 810, Consolidation (“ASC 810”), requires a reporting entity to consolidate a VIE when that reporting entity has a variable interest that provides it with a controlling financial interest in the VIE. The entity which consolidates a VIE is referred to as the primary beneficiary of the VIE. See Note 25 “Variable Interest Entities”.

Segment Reporting

The Company presents its financial statements by segment in accordance with ASC Topic No. 280, Segment Reporting (“ASC 280”) to provide investors with transparency into how the chief operating decision maker (“CODM”) manages the business. The Company determined that the CODM is its Chief Executive Officer. The Company’s CODM manages the operations on a consolidated basis to make decisions about overall corporate resource allocation and to assess overall corporate profitability based on consolidated revenues and adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), as defined in Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations. The Company has one reportable segment, which reflects how the CODM manages the Company.

Management’s Use of Estimates

Preparation of these condensed consolidated financial statements and accompanying footnotes, in conformity with U.S. GAAP, requires management to make estimates and assumptions that could affect amounts reported here. Management bases its estimates on the best information available at the time, its experiences and various other assumptions believed to be reasonable under the circumstances including estimates of the impact of COVID 19. See Note 23 “Commitments and Contingencies” for further discussion on the impact of COVID-19.

The areas where significant estimates are used in these accompanying condensed consolidated financial statements include revenue recognition, the liability for unpaid claims, unit-based and share-based compensation, premium deficiency reserves (“PDR”), fair value and impairment recognition of long-lived assets (including intangibles and goodwill), fair value of acquired assets and liabilities in Business Combinations, fair value of liability classified instruments and judgments related to deferred income taxes. Actual results could differ from those estimates.

Earnings (Loss) per Share and Member Unit

Basic and diluted net loss per share attributable to common stockholders in the Successor Periods is presented in conformity with the two-class method required for participating securities. Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share attributable to common stockholders adjusts basic earnings per share for the potentially dilutive impact of Public Warrants, Private Placement Warrants, restricted shares and escrow shares. As the Company has reported losses for all periods presented, all potentially dilutive securities are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.

The Company analyzed the calculation of net loss per member unit for the Predecessor Periods and determined that it resulted in values that would not be meaningful to the users of these condensed consolidated financial statements. Therefore, net loss per member unit information has not been presented for the Predecessor Periods.

Cash and Restricted Cash

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits at banks. Accounts at each institution are insured up to $250,000 by the Federal Deposit Insurance Corporation (“FDIC”). At September 30, 2022 and December 31, 2021, the Company maintained its cash in bank deposit accounts that, at times, may have exceeded FDIC insured limits. Management does not expect any losses to occur on such accounts.

At September 30, 2022 and December 31, 2021, the Company had unrestricted cash of $34,357,237 and $140,477,586, respectively, deposited at banking institutions which are subject to the FDIC insured limit.

	Successor
	September 30, 2022	December 31, 2021
Unrestricted	$34,357,237	$140,477,586
Restricted	1,003,307	356,286
Total Cash Balances	$35,360,544	$140,833,872

Restricted Cash is that which is held for a specific purpose (such as payment of partner distributions and legal settlements) and is thus not available to the Company for immediate or general business use. Restricted Cash appears as a separate line item on the Company’s condensed consolidated balance sheets.

The following table provides a reconciliation of cash and restricted cash reported on the condensed consolidated balance sheet at September 30, 2021, that sum to the total of these items reported in the condensed consolidated statements of cash flows.

Predecessor
September 30, 2021
Unrestricted	$4,336,565
Restricted	346,299
Total Cash Balances	$4,682,864

Revenue Recognition and Revenue Sources

The Company categorizes revenue based on various factors such as the nature of contracts and order to billing arrangements as follows:

	Successor		Predecessor
			Three Months Ended
	Three Months Ended		September 30, 2021
Revenue Type	September 30, 2022	% of Total	(As Restated)	% of Total
Capitated Revenue	$243,988,004	98.3%	$153,072,995	98.0%
Other Patient Service Revenue:
Clinical Fees & Insurance Revenue	1,956,604	0.8%	1,278,339	0.8%
Shared Risk Revenue	—	0.0%	139,331	0.1%
Care Coordination / Management Fees	1,729,800	0.7%	1,146,355	0.7%
Incentive Fees	585,665	0.2%	548,935	0.4%
Total Other Patient Service Revenue	4,272,069	1.7%	3,112,960	2.0%
Total Revenue	$248,260,073	100.0%	$156,185,955	100.0%

	Successor		Predecessor
			Nine Months Ended
	Nine Months Ended		September 30, 2021
Revenue Type	September 30, 2022	% of Total	(As Restated)	% of Total
Capitated Revenue	$780,775,285	98.7%	$443,598,050	98.1%
Other Patient Service Revenue:
Clinical Fees & Insurance Revenue	4,103,481	0.5%	3,386,966	0.7%
Shared Risk Revenue	55,154	0.0%	341,342	0.1%
Care Coordination / Management Fees	4,412,973	0.6%	2,994,755	0.7%
Incentive Fees	1,911,485	0.2%	1,749,225	0.4%
Total Other Patient Service Revenue	10,483,093	1.3%	8,472,288	1.9%
Total Revenue	$791,258,378	100.0%	$452,070,338	100.0%

The following table depicts the health plans from which the Company has a concentration of revenue that is 10.0% or more:

	Successor		Predecessor
			Three Months Ended
	Three Months Ended		September 30, 2021
Plan Name	September 30, 2022	% of Total	(As Restated)	% of Total
Health Plan C	$48,538,454	19.5%	$29,563,741	18.9%
Health Plan B	46,082,052	18.5%	38,227,530	24.5%
Health Plan A	35,936,246	14.5%	36,417,184	23.3%
Health Plan D	31,563,532	12.8%	18,913,641	12.1%
All Other	86,139,789	34.7%	33,063,859	21.2%
Total Revenue	$248,260,073	100.0%	$156,185,955	100.0%

	Successor		Predecessor
			Nine Months Ended
	Nine Months Ended		September 30, 2021
Plan Name	September 30, 2022	% of Total	(As Restated)	% of Total
Health Plan C	$158,252,527	20.0%	$84,489,621	18.7%
Health Plan B	139,920,223	17.7%	105,261,569	23.3%
Health Plan A	124,681,687	15.8%	114,230,860	25.3%
Health Plan D	104,439,689	13.2%	56,606,725	12.5%
All Other	263,964,252	33.3%	91,481,563	20.2%
Total Revenue	$791,258,378	100.0%	$452,070,338	100.0%

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). The core principle of ASC 606 is that an entity’s performance obligation is complete, and revenue is earned, upon the transfer of a promise to deliver services to customers commensurate with consideration to which it would expect to be received in exchange for the actual delivery of those services. The terms of the contract and all relevant facts and circumstances should be considered when applying this guidance. This includes application of a practical expedient (a “portfolio approach”) to contracts with similar characteristics and circumstances. Specific revenue streams are described in more detail below.

Capitated Revenue

The Company contracts with health plans using an at-risk (shared savings) model. Under the at-risk model, the Company is responsible for the cost of all covered services provided to members assigned by the health plans to the Company in exchange for a fixed premium payment, which generally is a percentage of the payment based on the health plans’ premiums received from CMS. Through this capitation arrangement, the Company stands ready to provide assigned Medicare Advantage beneficiaries all their medical care via the Company’s directly employed and affiliated physician/specialist network.

The premiums health plans receive are determined via a competitive bidding process with CMS and are based on the costs of care in local markets and the average utilization of services by patients enrolled. Medicare pays capitation using a “risk adjustment model”, which compensates providers based on the health status (acuity) of each individual patient. Medicare Advantage plans with higher acuity patients receive higher premiums. Conversely, Medicare Advantage plans with lower acuity patients receive lesser premiums. Under the risk adjustment model, capitation is paid on an interim basis based on enrollee data submitted for the preceding year and is adjusted in subsequent periods after final data is compiled. The Company generally estimates transaction prices using the most likely methodology. Amounts are only included in the transaction price to the extent any significant uncertainty of reversal on cumulative revenue will not occur and is, furthermore, resolved. In certain contracts, PMPM fees also include adjustments for items such as performance incentives or penalties based on the achievement of certain clinical quality metrics as contracted with payors.

Capitated revenues are recognized based on an estimated PMPM transaction price to transfer the service for a distinct increment of the series (e.g. month) and is recognized net of projected acuity adjustments and performance incentives or penalties as management cannot reasonably estimate the ultimate PMPM payment of those contracts. The Company recognizes revenue in the month in which eligible members are entitled to receive healthcare benefits during the contract term. The capitation amount is subject to possible retroactive premium risk adjustments based on the member’s individual acuity. There were no premium risk adjustments recorded in 2021 or the first three quarters in 2022 as related to prior years. As the period between the time of service and time of payment is typically one year or less, management elected the practical expedient under ASC 606-10-32-18 and did not adjust for the effects of a significant financing component.

The Company’s contracts with health plans may include core functions and services for managing assigned patients’ medical care. The combination of those services is offered as one “single solution” (“bundle”). Capitation contracts have a single performance obligation that is a stand ready obligation to perform healthcare services to the population of enrolled members and constitutes a series for the provision of managed healthcare services for the term of the contract, which is deemed to be one month since the mix of patients-customers can change month over month. The Company does not offer nor price each individual function as a standalone a la carte service to health plans. However, the addition or exclusion of certain services may be negotiated and reflected in each health plan’s specific total percent of the premium (“POP”).

At September 30, 2022 and December 31, 2021, the Company had POP contracts in effect with 20 health plans (across five states) and 17 health plans (across four states), respectively.

Each month, in accordance with contractual obligations (for non-delegated health plans; e.g. – those for which the Company has not been delegated for claims processing), each plan funds a medical claims payment reserve equal to a defined percentage of premium attributable to members assigned to the Company. In turn, the Company administers and funds medical claims for contractually covered services, for assigned health plan members, from that health plan’s reserve. On a quarterly or monthly basis, health plans conduct a settlement of the reserve to determine any surplus or deficit amount. The reconciliation and distribution of the reserve occur within 120 days following the end of each quarter. An annual settlement reconciliation and distribution from all funds occurs within twenty-one months following each year-end.

At September 30, 2022, and December 31,2021, health plan receivables and health plan settlement payables, by health plan, by year, were as follows:

	Health Plan Receivables
	Successor
	September 30, 2022	December 31, 2021
Health Plan A	$524,540	$4,695,712
Health Plan B	24,387,307	15,473,828
Health Plan C	28,798,095	1,380,752
Health Plan D	15,136,034	6,651,586
Health Plan E	184,332	2,439,046
Health Plan F	1,467,834	2,925,751
Health Plan G	35,179	239,375
Health Plan H	3,570,820	2,185,619
Health Plan I	1,586,752	1,134,750
Health Plan J	(102,380)	149,915
Health Plan K	—	2,705,147
Health Plan L	—	899,560
Health Plan M	1,388,190	1,747,116
Health Plan N	598,056	974,092
Health Plan O	2,279,489	666,291
Health Plan P	511,469	106,162
Health Plan Q	476,057	61,990
Health Plan R	—	3,578,682
Health Plan S	600,639	—
Health Plan T	57,607	2,175,324
Health Plan U	—	60,306
Health Plan W	(2,317)	—
Total Health Plan Receivables	$81,497,703	$50,251,004

	Health Plan Settlement Payables
	Successor
	September 30, 2022	December 31, 2021
Health Plan A	$2,579,575	$—
Health Plan B	11,700,274	11,700,274
Health Plan D	—	3,882,250
Health Plan F	5,103,534	6,085,425
Health Plan G	900,314	776,164
Health Plan I	(10,915)	(215,626)
Health Plan O	39,365	(39,151)
Health Plan U	226,209	226,209
Health Plan V	88,480	133,149
Total Health Plan Settlement Payables	$20,626,836	$22,548,694

At September 30, 2022, and December 31, 2021, management has deemed the Company’s settlement receivables to be fully collectible from those health plans where the Company is not delegated for claims processing. Accordingly, a constraint on the variable consideration associated with settlement receivables is not necessary.

Other Patient Service Revenue – Clinical Fees and Insurance Revenue

Clinic fees and insurance revenues relate to net patient fees received from various payers and direct patients (“self-payers”) under contracts in which the Company’s sole performance obligation is to provide healthcare services through the operation of medical clinics. The Company recognizes clinic fees and insurance revenue in the period in which services are provided, on the date of service, under FFS payment arrangements, revenue is recognized on the date of service. The Company’s performance obligations are typically satisfied in the same day services are provided. All the Company’s contracts with its customers under these arrangements include a single performance obligation.

The Company’s contractual relationships with patients, in most cases, also involve third-party payers (Medicare, Medicaid, managed care health plans and commercial insurance companies, including plans offered through state-sponsored health insurance exchanges). Transaction prices for services provided are dependent upon specific rules in place with third party payers – specifically, Medicare/Medicaid and pre-negotiated rates with managed care health plans and commercial insurance companies. Contractual arrangements with third parties typically include payments at amounts which are less than standard charges. These charges generally have predetermined rates for diagnostic service codes or discounted FFS rates. Management perpetually reviews the Company’s contractual estimation processes to consider and incorporate updates to laws, regulations and frequent changes in the managed care system. Contractual terms are negotiated and updated accordingly upon renewal.

The Company’s revenue is based upon the estimated amounts management expects to receive from patients and third-party payers. Estimates of explicit price concessions under managed care and commercial insurance plans are tied to payment terms specified in related contractual agreements. Retroactively calculated explicit price concessions tied to reimbursement agreements with third-party payers are recognized on an estimated basis in the period related services are rendered and adjusted in future periods as final payments are received. Revenue related to uninsured patients, uninsured co-payments, and deductibles (for patients with healthcare coverage) may also be discounted. The Company records implicit price concessions (based on historical collection experience) related to uninsured accounts to recognize self-pay revenues at their most likely amounts to be collected.

The Company deems FFS revenue to be variable consideration and that its estimates of associated transaction prices will not result in a significant revenue reversal in the future.

Based on satisfaction of single performance obligations occurring on the dates of service, revenue is recognized as of the date services are provided. The Company, therefore, applies a portfolio approach to recognizing revenue from its FFS contracts.

Management has elected two of the available practical expedients provided for by ASC 606. First, the Company did not adjust the transaction price for any financing components as those were deemed to be insignificant. Additionally, the Company expensed all incremental customer contract acquisition costs as incurred as such costs are not material and would be amortized over a period less than one year.

Other Patient Service Revenue – Shared Risk Revenue

P3 LLC (via one of its wholly owned subsidiaries – P3 Health Partners ACO, LLC “AzCC”) receives 30% of the shared risk savings from parties with whom it contracts under four separate arrangements. These arrangements are driven solely by medical cost containment year-over-year (“YoY”) expense reductions. This key performance indicator (“KPI”) is measured by the aggregate change in per member per year (“PMPY”) medical costs. If the sequential YoY PMPY aggregate change yields a reduction, the Company receives 30% of the associated total cost savings for that year. Conversely, if the sequential YoY PMPY aggregate change yields an increase in medical costs, no monies are due the Company that year. This KPI is compiled and reviewed on a calendar year basis. The Company recognizes shared risk revenue only upon the receipt of cash. Therefore, the likelihood of any significant revenue reversal in the future is non-existent.

Other Patient Service Revenue – Care Coordination Fees and Management Fees

The Company’s delegated health plans may also pay a Care Coordination Fee (“CCF”) or Management Fee to the Company. CCFs and Management Fees are intended to fund the costs of delegated services provided to certain health plans. CCFs are specifically identified and separated in each monthly capitation payment the Company receives from these parties. None of the Company’s other health plans bifurcate CCFs nor are any of them contractually required to do so.

The Company uses a portfolio approach to account for CCFs and Management Fees. Based on similarities of the terms of the care coordination and administrative services, management believes that revenue recognized by utilizing the portfolio approach approximates that which it would have realized if an individual contract approach were applied.

Patient Fees Receivable

Substantially, all client fees and insurance receivables are due under FFS contracts with third party payors, such as commercial insurance companies (“Commercial”), government-sponsored healthcare programs (“Medicare/Medicaid”) or directly from patients (“Self-Pay”). Management continuously monitors activities from payors (including patients) and records an estimated price concession based on specific contracts and actual historical collection patterns. Patient fees receivable, where a third-party payor is responsible for the amount due, are carried at amounts determined by the original charges for services provided less implicit and explicit price concessions. Price concessions represent amounts made for contractual adjustments (discounts). Patient fees receivable is included in Clinic Fees and Insurance Receivables in the Company’s condensed consolidated balance sheets and are recorded net of contractual allowances.

Patient fees receivable are recorded at the invoiced amount, net of any expected contractual adjustments and implicit price concessions, and do not bear interest. The Company has agreements with third-party payors that provide for payments at amounts different from the established rates. Payment arrangements include prospectively determined rates per discharge, reimbursed costs, discounted charges, and per diem payments. Patient service revenues are reported at the estimated net realizable amounts from patients, third-party payors, and others for services rendered. Contractual adjustments arising under reimbursement arrangements with third- party payors are accrued on an estimated basis in the period the related services are rendered and are adjusted in future periods as final settlements are determined. Implicit price concessions are taken based on historical collection experience and reflect the estimated amounts the Company expects to collect.

Goodwill

In accordance with ASC 350, Intangibles - Goodwill and Other, management tests goodwill for impairment at the reporting unit level. The Company has one reporting unit for goodwill impairment testing purposes. Goodwill is tested for impairment on an annual basis during the fourth quarter, or more frequently if events or changes in circumstances indicate the carrying value of goodwill may not be recoverable (a “triggering event”). On the occurrence of a triggering event, an entity has the option to first assess qualitative factors to determine whether a quantitative impairment test is necessary. If it is more likely than not that goodwill is impaired, the fair value of the reporting unit (the Company) is compared with its carrying value. An impairment charge is recognized for the amount by which the carrying amount exceeds the fair value, provided, the loss recognized cannot exceed the total amount of goodwill. No goodwill impairment charges were recorded in the first quarter or third quarter of 2022, respectively. Based on management’s analysis, a goodwill impairment charge of $851.5 million was recorded in the second quarter of 2022. See Note 11 “Goodwill.”

Intangible Assets

Intangible assets with finite useful lives are amortized on a straight-line basis over their estimated useful lives. In determining the estimated useful lives of definite-lived intangibles, the Company considers the nature, competitive position, life cycle position and historical and expected future operating cash flows of each acquired asset, as well as its commitment to support these assets through continued investment and legal infringement protection.

The Company reviews intangible assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Determining whether an impairment loss occurred requires comparing the carrying amount to the sum of undiscounted cash flows expected to be generated by the asset. Such events and circumstances include the occurrence of an adverse change in the market involving the business employing the assets or a situation in which it is more likely than not that the Company will dispose of such assets. If the comparison indicates that there is impairment, the impairment loss to be recognized as a non-cash charge to earnings is measured by the amount by which the carrying amount of the asset exceeds its fair value. The impaired asset is written down to its fair value or, if fair value is not readily determinable, to an estimated fair value based on discounted expected future cash flows.

Fair Value Measurements

The Company accounts for fair value measurements in accordance with ASC 820, Fair Value Measurements (“ASC 820”). The Company uses valuation approaches that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels (see Note 8 “Fair Value Measurements and Hierarchy” for further discussion):

Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

Note 5: Recent Accounting Pronouncements Adopted

ASU 2019-12, Income Taxes (Topic 740), Simplifying the Accounting for Income Taxes

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 eliminates certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes. It is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company adopted the ASU in the first quarter of 2022 on a prospective basis. The adoption of this standard did not have a material effect on the Company’s condensed consolidated financial statements and related disclosures

Accounting Standards Update (“ASU”) 2021-04, Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40), Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (“ASU 2021-04”)

ASU 2021-04 requires issuers to account for modifications or exchanges of freestanding equity-classified written call options (e.g., warrants) that remain equity classified after the modification or exchange based on the economic substance of the modification or exchange. The Company adopted ASU 2014-04 in the first quarter of 2022 on a prospective basis. The adoption of this standard did not have a material effect on the Company’s condensed consolidated financial statements and related disclosures.

ASU 2021-10, Government Assistance (Topic 8352), Disclosures by Business Entities about Government Assistance (“ASU 2021-10”)

In November 2021, the Financial Accounting Standards Board (“FASB”) issued ASU 2021-10. ASU 2021-10 requires annual disclosures about transactions with a government entity that are accounted for by applying a grant or contribution accounting model including (i) information about the nature of the transactions and the related accounting policy used to account for the transaction; (ii) the line items on the balance sheet and income statement that are affected by the transactions, and the amounts applicable to each financial statement line item; and (iii) significant terms and conditions of the transactions, including commitments and contingencies. ASU 2021-10 is effective for annual periods beginning after December 15, 2021. The Company adopted the ASU prospectively on January 1, 2022. The adoption of this standard did not have a material effect on the Company’s condensed consolidated financial statements and related disclosures.

Note 6: Recent Accounting Pronouncements Not Yet Adopted

In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016 13”). ASU 2016 13 introduces a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses. The guidance is effective for the Company beginning January 1, 2023. The new current expected credit losses (“CECL”) model generally calls for the immediate recognition of all expected credit losses and applies to loans, accounts and trade receivables as well as other financial assets measured at amortized cost, loan commitments and off-balance sheet credit exposures, debt securities and other financial assets measured at fair value through other comprehensive income, and beneficial interests in securitized financial assets. The new guidance replaces the current incurred loss model for measuring expected credit losses, requires expected losses on available for sale debt securities to be recognized through an allowance for credit losses rather than as reductions in the amortized cost of the securities, and provides for additional disclosure requirements. ASU 2016-13 is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact the adoption of this standard will have on its consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40), Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). ASU 2020-06 eliminates two of the three models in ASC 470-20 that require issuers to separately account for embedded conversion features and eliminates some of the requirements for equity classification in ASC 815-40-25 for contracts in an entity’s own equity. The guidance also requires entities to use the if-converted method for all convertible instruments in the diluted earnings per share calculation and generally requires them to include the effect of potential share settlement for instruments that may be settled in cash or shares. It is effective for annual periods beginning after December 15, 2023, and interim periods therein. Early adoption is permitted in fiscal years beginning after December 15, 2020, but the Company must adopt the guidance as of the beginning of a fiscal year. The Company is evaluating the effect ASU 2020-06 will have on its financial statements and related disclosures.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805) – Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (“ASU 2021-08”). ASU 2021-08 requires that an entity (acquirer) recognize, and measure contract assets and contract liabilities acquired in a business combination in accordance with Topic 606. At the acquisition date, an acquirer should account for the related revenue contracts as if it had originated the contracts. The amendments in this update are effective for fiscal years beginning after December 15, 2022. Early adoption is permitted. Adoption is not currently expected to have a material impact on the Company’s financial statements and related disclosures.

Note 7: Business Combinations

Foresight Business Combinations

On December 3, 2021, the Company entered into the Business Combinations described in Note 1 “Organization and Basis of Presentation.” The Business Combinations represent a forward merger and is accounted for using the acquisition method of accounting under which P3 Health Group Holdings, LLC is treated as the acquired company for financial reporting purposes. This determination is based primarily on the following facts:

(i)	The Company is the sole managing member of P3 LLC subsequent to the consummation of the Business Combinations, and the managing member conducts, directs and exercises full control over all activities of P3 LLC. The non-managing members of P3 LLC do not have substantive kick-out or participating rights; and
(ii)	No one predecessor stakeholder of P3 had a controlling interest in P3 before or has a controlling interest in the combined company after the Business Combination. The Business Combination is not a transaction between entities under common control.

These factors support the conclusion that the Company acquired a controlling interest in P3 LLC and is the accounting acquirer. For accounting purposes, the accounting acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. The determination of whether control has been obtained begins with the evaluation of whether control should be evaluated based on the variable interest or voting interest model pursuant to ASC 810. If the acquiree is a variable interest entity, the primary beneficiary would be the accounting acquirer. The Company is the primary beneficiary of P3 LLC, which is a variable interest entity, since it has the power to direct the activities of P3 LLC that most significantly impact P3 LLC’s economic performance through its role as the sole managing member. Therefore, the Company is the accounting acquirer of P3 LLC and the Business Combinations should be accounted for using the acquisition method.

Under the acquisition method of accounting, Foresight’s assets and liabilities are recorded at carrying value and the assets and liabilities associated with P3 LLC are recorded at estimated fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. The acquisition method of accounting is based on ASC Topic 805, Business Combinations (“ASC 805”) and uses the fair value concepts defined in ASC 820. In general, ASC 805 requires, among other things, that assets acquired, and liabilities assumed be recognized at their fair values as of the acquisition date by the accounting acquirer, which was determined to be Foresight.

ASC 820 defines fair value, establishes a framework for measuring fair value, and sets forth a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for a non-financial asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is possible that other professionals applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

As a result of the Business Combinations, P3 LLC, which represents substantially all of the economic activity of the Company, is a subsidiary of the Company. Since the Company is the sole managing member of P3 LLC following the Business Combinations, the P3 LLC Units held by certain of the former owners of P3 Health Group Holdings, LLC (the “P3 Equity Holders”) are classified as Redeemable Noncontrolling Interests in the Company’s financial statements for financial reporting purposes. An allocation of net income or loss representing the percentage of ownership of P3 LLC not controlled by the Company, will be attributed to the Redeemable Noncontrolling Interests in the Company’s statement of operations.

Upon the completion of the Business Combinations, the Company entered into a Tax Receivable Agreement (“TRA”) with certain of the P3 Equity holders and P3 LLC. The TRA provides for the payment to the P3 Equity holders of 85% of the income tax benefits, if any, that are actually realized. At the completion of the Business Combinations, the Company did not record a TRA liability related to the tax savings it would realize from the utilization of such tax benefits after concluding it is not probable that such a liability would be paid based on its estimates of future taxable income, consistent with the Company’s conclusion that it is not more-likely-than-not to realize its deferred tax assets. See Note 16 “Income Taxes” for further information.

The following summarizes the purchase price consideration:

Successor
December 31,
Foresight	2021
Equity	$80,300,733
Fair Value of Non-controlling Interest	1,807,427,576
Stock Compensation Pre-combination Services	26,313,476
Cash Consideration	18,405,083
Payment of P3 Health Group Holdings, LLC’s Transaction Costs	19,151,752
Total Purchase Consideration	$1,951,598,620

The Company recorded the allocation of the purchase consideration to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the Closing Date. The allocation reflects the fair value of assets and liabilities associated with the Company’s other acquisitions in 2021 which occurred in the Predecessor period described below with the exception of Medcore Health Plan, Inc. (“Medcore HP”) and Omni IPA Medical Group, Inc. (“Omni”), which occurred in the Successor Period.

The aggregate purchase price consideration for the P3 LLC acquisition has been allocated as follows:

Purchase Price Allocation	Amounts
Assets Acquired:
Cash	$5,300,842
Restricted Cash	54,095
Health Plan Settlement Receivables	47,733,033
Clinic Fees and Insurance Receivables, Net	426,064
Other Receivables	1,880,939
Prepaid Expenses and Other Current Assets	938,413
Property and Equipment, Net	7,875,234
Intangible Assets, Net:
Customer Relationships	684,000,000
Provider Network	3,700,000
Trademarks	147,700,000
Goodwill	1,278,452,778
Notes Receivable, Net	3,734,012
Right of Use Assets	6,870,279
Total Assets Acquired	$2,188,665,689

Liabilities Assumed:
Accounts Payable and Accrued Expenses	$25,819,091
Accrued Payroll	2,868,664
Health Plans Settlements Payable	25,007,542
Claims Payable	76,031,460
Premium Deficiency Reserve	11,559,067
Accrued Interest	9,268,846
Current Portion of Long-Term Debt	301,443
Lease Liability	6,210,956
Long-Term Debt, Net of Current Portion	80,000,000
Total Liabilities Assumed	$237,067,069
Net Assets Acquired	$1,951,598,620

Goodwill represents the excess of the purchase price over the fair value assigned to tangible and identifiable intangible assets acquired and liabilities assumed and represents the future economic benefits expected to arise from other intangible assets acquired that do not qualify for separate recognition, including assembled workforce and expected future market opportunities. $3.8 million of goodwill recognized in the Business Combinations is expected to be deductible for tax purposes. See Note 16 “Income Taxes.” The useful life of acquired definite lived intangible assets is 10 years.

Other Acquisitions

On December 27, and December 31, 2021, respectively, the Company acquired 100% of the outstanding equity of Medcore HP and the net assets of Omni (collectively the “Medcore Acquisition”). Medcore HP is a health plan licensed under the California Knox-Keen Health Care Service Plan Act of 1975, and Omni is an independent practice association located in California. Omni serves as Medcore HP’s contracted and fully delegated physician network providing medical services to Medcore HP’s patients and members. Because of the extensive inter-reliance of these two businesses, the Company accounted for the purchases as a single, combined business. The total purchase price of $40,013,321 includes $3,486,593 to be paid to the sellers upon resolution of the assumed claims payable, or the cost of services that have been incurred, but not yet reported (“IBNR”), and risk adjustment factor. Due to the volatility of these items, the outcome cannot be currently estimated. Release of this payment, currently expected in the first quarter of 2023, is not subject to resolution of a substantive future contingent event and has therefore been included in the total consideration to be transferred. The cash payment, net of cash acquired and the $3,486,593 retained, was $15,677,205.

Goodwill represents the excess of the purchase price over the fair value assigned to tangible and identifiable intangible assets acquired and liabilities assumed and represents the future economic benefits expected to arise from other intangible assets acquired that do not qualify for separate recognition, including assembled workforce and expected future market opportunities. $8.1 million of goodwill recognized in the Business Combinations is expected to be deductible for tax purposes.

The aggregate purchase price consideration of the other acquisitions in 2021 has been allocated as follows:

	Successor Period	Predecessor Period
Assets Acquired:
Cash	$20,547,337	$3,000
Restricted Cash	302,187	—
Health Plan Settlement Receivables	5,754,006	—
Clinic Fees and Insurance Receivables, Net	141,186	—
Other Receivables	726,378	—
Prepaid Expenses and Other Current Assets	1,189,575	—
Property and Equipment, Net	113,436	5,896
Intangible Assets, Net:		—
Customer Relationships	—	2,045,604
Pay or Contracts	4,700,271
Provider Network	1,100,000	—
Trademarks	900,000	—
Medical Licenses	700,000	—
Goodwill	31,297,438	2,934,500
Total Assets Acquired	$67,471,814	$4,989,000

Liabilities Assumed:
Accounts Payable and Accrued Expenses	$150,196	$—
Accrued Payroll	277,074	—
Health Plans Settlements Payable	133,149	—
Claims Payable	26,898,074	—
Total Liabilities Assumed	27,458,493	—
Net Assets Acquired	$40,013,321	$4,989,000

The Company also purchased three other medical practices during the Predecessor Period of 2021 for a total net cash purchase price of $4,989,000. As referenced above, the assets acquired and liabilities assumed in these acquisitions was included in the purchase consideration and allocation for the Business Combinations.

In the third quarter of 2022, the Company acquired two medical practices in separate transactions. The total cash purchase price was $5,500,131, net of cash acquired, and was allocated primarily to goodwill. The acquisitions were determined to be immaterial for disclosure.

Pro Forma Financial Information (Unaudited)

The following unaudited pro forma financial information presents combined results of operations for the periods presented as if the acquisition of P3 Health Group Holdings, LLC and the Medcore Acquisition had occurred on January 1, 2021. The unaudited pro forma results may not necessarily reflect actual results of operations that would have been achieved, nor are they necessarily indicative of future results of operations. The unaudited pro forma results reflect the step-up amortization adjustments for the fair value of intangible assets acquired, transaction expenses, accelerated vesting of equity compensation and income attributable to non-controlling interest holders.

Nine Months Ended
September 30,
2021
(Unaudited)
Total Operating Revenue	$567,305,732
Net Profit	(179,492,450)
Net Loss Attributable to Non-controlling Interest	(148,260,764)
Net Loss Attributable to Controlling Interest	$(31,231,686)

The unaudited pro forma financial information has been presented for illustrative purposes only and is not necessarily indicative of results of operations that would have been achieved had the acquisition taken place on the date indicated, or the future consolidated results of operations of the Company. The pro forma financial information presented above has been derived from the historical condensed consolidated financial statements of the Company, the Company's Predecessor Periods and the Company's Successor Period.

The unaudited pro forma results include certain pro forma adjustments to revenue and net loss that were directly attributable to the P3 Health Group Holdings, LLC acquisition, assuming the acquisition had occurred on January 1, 2021, including the following:

1)	Transaction costs of approximately $39.4 million are assumed to have occurred on January 1, 2021 and are recognized as if incurred on January 1, 2021.
2)	The acceleration of certain stock-based awards of $2.4 million are assumed to have occurred on January 1, 2021 and are recognized as if incurred on January 1, 2021.

Note 8: Fair Value Measurements and Hierarchy

See Note 4 “Significant Accounting Policies” for a summary of the Company’s policies relating to fair value measurements.

The following table presents the carrying amounts of the Company’s financial instruments as of September 30, 2022 and December 31, 2021, respectively:

	Successor
	September 30, 2022	December 31, 2021
Financial assets:
Cash	$34,357,237	$140,477,586
Restricted cash	1,003,307	356,286
Clinics fees and insurance receivables, net	1,049,253	1,090,104
Other receivables	2,736,184	726,903
Financial liabilities:
Accounts payable and accrued expenses	24,072,391	17,730,683
Warrants liabilities	7,996,432	11,382,826

The book value of cash, clinic fees and insurance receivables, net, other receivables, and accounts payable and accrued expenses approximate fair value because of the short maturity and high liquidity of these instruments. Liabilities for private placement warrants are measured at fair value using Level 3 inputs.

The following table represents the Company’s fair value hierarchy for its financial liabilities measured at fair value on a recurring basis as of September 30, 2022 and December 31, 2021:

	Level 1	Level 2	Level 3	Total
Warrant liability as of September 30, 2022	$7,774,549	$—	$221,883	$7,996,432
Warrant liability as of December 31, 2021	10,880,550	—	502,276	11,382,826

The key Level 3 inputs into the option pricing model as of September 30, 2022 relating to the Private Placement Warrants to purchase Class A Common Stock were as follows:

Volatility	60.00%
Risk-Free Interest rate	4.16%
Exercise Price	$11.50
Expected Term	4.2	Years

The key Level 3 inputs into the option pricing model as of December 31, 2021 relating to the Private Placement Warrants to purchase Class A Common Stock were as follows:

Volatility	60.00%
Risk-Free Interest rate	1.26%
Exercise Price	$11.50
Expected Term	4.9	Years

Generally, an increase in the market price of the Company’s shares of common stock, an increase in the volatility of the Company’s shares of common stock, and an increase in the remaining term of the warrants would each result in a directionally similar change in the estimated fair value of the Company’s warrant liabilities. Such changes would increase the associated liability while decreases in these assumptions would decrease the associated liability. An increase in the risk-free interest rate would result in a decrease in the estimated fair value measurement and thus a decrease in the associated liability. The Company has not, and does not plan to, declare dividends on its common stock and, as such, there is no change in the estimated fair value of the warrant liabilities due to the dividend assumption.

The following tables set forth a summary of changes in the fair value of the Company’s Level 3 fair value measurements for the periods indicated:

	Successor	Predecessor
	Nine Months Ended September	Nine Months Ended September
	30, 2022	30, 2021
Beginning Balance of Private Warrant Liability	$502,276	$6,316,605
Mark-to-Market Adjustment for Stock Warrants	(280,393)	12,063,265
Ending Balance of Private Warrant Liability	$221,883	$18,379,870

Note 9: Patient Fees Receivable

Patient fees receivable is included in Clinic Fees and Insurance Receivables in the Company’s condensed consolidated balance sheets and consisted of the following categories for each of the periods ending September 30, 2022 and December 31, 2021 presented below:

	Successor
	September 30, 2022	December 31, 2021
Total Receivables: Gross	$5,383,421	$2,641,182
Less: Contractual Allowances	(4,745,367)	(1,968,750)
Receivables Net of Contractual Allowances	$638,054	$672,432

Note 10: Property and Equipment

The Company’s property and equipment balances as of September 30, 2022 and December 31, 2021 consisted of the following:

	Successor
	September 30, 2022	December 31, 2021
Leasehold Improvements	$1,809,927	$1,537,091
Furniture & Fixtures	1,450,626	1,108,184
Computer Equipment & Software	2,852,746	2,700,617
Medical Equipment	1,066,959	414,100
Software (Development in Process)	3,918,615	2,433,470
Vehicles	373,995	—
Other	36,788	36,788
	11,509,656	8,230,250
Less: Accumulated Depreciation	(1,994,380)	(182,321)
Property and Equipment, Net	$9,515,276	$8,047,929

Note 11: Goodwill

A summary of changes in the Company’s goodwill during the nine months ended September 30, 2022 is as follows:

September 30, 2022
Balance at December 31, 2021	$1,309,750,216
Acquisition	5,201,729
Impairment charge	(851,455,754)
Balance at September 30, 2022	$463,496,191

Goodwill, which represents the excess of cost over the fair value of net assets acquired, was $463,496,191 and $1,309,750,216 as of September 30, 2022, and December 31, 2021. The Company acquired two medical practices during the nine months ended September 30, 2022. In the second quarter of 2022, the overall market had significantly deteriorated and there was a sustained decrease in the Company’s share price. As a result, and as required by ASC 350, the Company performed an interim goodwill impairment test as of June 30, 2022.

The Company first assessed qualitative factors to determine if it was more likely than not that the carrying value of a reporting unit exceeds its estimated fair value. Management noted that the steady decline in share price from April 1, 2022, through June 30, 2022, covers a period of three months. The stock was 63% lower than its opening price on December 2, 2021, and has not surpassed that price since December 15, 2021. Additionally, the Company’s share price continued to decline in May 2022, which did not follow the overall rebound pattern in the healthcare industry. Thus, management determined that it was not just market factors affecting the price and that the share price performance covered a sustained period of time. In addition, the Company incurred higher than expected medical expenses due to the COVID-19 pandemic, which resulted in a decrease in adjusted EBITDA. Management concluded that, given the macroeconomic and financial market conditions, industry-specific considerations, the Company’s performance, and the sustained decrease in share price, it was more likely than not that the fair value of P3 was less than its carrying amount at June 30, 2022. As a result, management performed an interim test of impairment using quantitative methods.

When performing quantitative testing, the Company first estimated the fair values of its reporting units using a weighted combination of discounted cash flows and a market-based method. Taking into consideration the updated business outlook and current difficult market conditions, management updated the assumption for future cash flow estimation. In particular, management increased expected medical expense in the cash flow projection for the goodwill impairment test, which lowered the forecast for adjusted EBITDA. Under the market approach, management estimated a fair value based on comparable companies' market multiples of revenues and EBITDA. Finally, management compared the weighted estimated fair value to the carrying amount. Based on management’s quantitative analysis, an $851.5 million goodwill impairment charge was recorded for the three-month period ended June 30, 2022. No goodwill impairment was recorded for the three-month period ended September 30, 2022 as there were no indicators of impairment during this period.

Because the Company’s goodwill impairment analysis is sensitive to market capitalization, projected revenues, and adjusted EBITDA, the Company will continue to monitor key assumptions and other factors utilized in the interim goodwill impairment analysis.

Note 12: Intangible Assets

The follow tables provide changes in other intangible assets for the nine months ended September 30, 2022.

	Customer			Provider	Medical
	Relationships	Trademarks	Payor Contracts	Network	Licenses	Total
Balance at December 31, 2021	$678,300,000	$147,369,167	$4,700,271	$4,769,167	$700,000	$835,838,605
Amortization	(51,300,000)	(11,415,000)	(352,522)	(360,000)	—	(63,427,522)
Balance at September 30, 2022	$627,000,000	$135,954,167	$4,347,749	$4,409,167	$700,000	$772,411,083

Amortization of intangible assets is anticipated to be approximately $84 million in each of the years 2022 through 2026. The weighted average remaining useful life of definite lived intangible assets is 9.2 years.

Note 13: Notes Receivable, Net

The Company entered into five Promissory Notes (the “Notes”) with three family medical practices (the “Practices”) to fund their working capital needs. The Company simultaneously entered into separate Provider Agreements with each Practice related to four of these five Notes. Each Provider Agreement establishes a preferred, predetermined reimbursement rate for services rendered to the Company’s members and requires that Practice to furnish healthcare services to the Company’s members. The Provider Agreements mature in concert with each practice’s loan. In accordance with each of these four Notes, so long as the corresponding Provider Agreement is in effect on the maturity date of each Note and has not been terminated by the borrower for any reason, the Company will forgive the entire principal, plus accrued interest due on the date of maturity. Likewise, if the Company terminates the Provider Agreement prior to maturity without cause, all principal plus accrued interest due from the borrower will be forgiven. Upon early termination of the Provider Agreement by borrower, all principal and accrued interest will become immediately payable and due the Company. Related to potential forgiveness, the Company records a valuation allowance on a straight-line basis following the early termination date through the date of maturity, due to the probable likelihood of forgiveness of the Notes at maturity, with a full valuation allowance set at the time of maturity.

At September 30, 2022 and December 31, 2021, the Company has recorded notes receivable of $4,526,522 (including $963,060 current portion) and $3,590,715 including accrued interest receivable of $1,040,729 and $885,243, and net of valuation allowances of $709,547 and $526,808, respectively. The Notes carry maturity dates ranging from December 31, 2021 through December 31, 2028 with interest rates ranging from 5.0% to 10.0%. The short-term components of these Notes as of September 30, 2022 and December 31, 2021, is included in Other Receivables in the Company’s condensed consolidated balance sheets.

Note 14: Claims Payable

Claims payable includes claims reported as of the balance sheet date, including estimates for IBNR, due to third parties for health care services provided to members. IBNR was $134,705,426 and $101,958,324 at September 30, 2022 and December 31, 2021, respectively. Activity in the liability for claims payable and healthcare expenses for the nine months ended September 30, 2022 was as follows:

Successor
Nine Months Ended
September 30, 2022
Claims Unpaid, Beginning of Period	$101,958,324
Incurred, Related to:
Current Period	700,236,928
Prior Period(s)	5,024,653
Total Incurred	705,261,581
Paid, Related to:
Current Period	570,830,033
Prior Period(s)	101,684,446
Total Paid	672,514,479
Claims Unpaid, End of Period	$134,705,426

Estimates for incurred claims are based on historical enrollment and cost trends while also taking into consideration operational changes. Future and actual results typically differ from estimates. Differences could result from an overall change in medical expenses per member, changes in member mix or simply due to the addition of new members.

Note 15: Long-Term Debt

On November 19, 2020, the Company entered a Term Loan and Security Agreement (the “Facility” or “Term Loan”) with a commercial lender (“LTD-D”). The Facility was amended on December 21, 2021. The Facility provided funding up to $100,000,000, of which $65,000,000 has been drawn as of September 30, 2022. Access to additional borrowings above $65,000,000 under the Facility ended upon termination of the commitment period on February 28, 2022. Of the $65,000,000 drawn, $61,058,281 was received (net of $3,941,719 in financing costs). Upon closing of the Business Combinations on December 3, 2021, the unamortized financing costs were written off and the debt was recorded at fair value. The Facility may be used to pay certain indebtedness of the Company and for general working capital needs. Accrued interest was $4,320,493 and $2,259,588 at September 30, 2022 and December 31, 2021, respectively. The Facility includes certain restrictive covenants, including restrictions on the payment of cash dividends. Repayment of principal of all amounts drawn are due at maturity.

The Company was required to meet a borrowing base milestone by demonstrating to the lenders that revenue for any three consecutive month period (ending after the Facility’s closing date, but on or prior to December 31, 2021) was greater than or equal to $125.0 million. Additionally, the Company must remain in compliance with financial covenants including minimum liquidity of $5.0 million and annual minimum revenue levels. Beginning in 2021, and on an annual basis thereafter, the Company must post minimum annual revenue equal to or greater than $395.0 million; increasing to $460.0 million in 2022; $525.0 million in 2023; $585.0 million in 2024 and $650.0 million in 2025 and thereafter. Also, the Company is subject to certain restrictions that include indebtedness and liens. As of December 31, 2021, the Company was not in compliance with its Term Loan covenants related to issuance of the 2021 financial statements with an audit opinion free of a “going concern” qualification or timely filing of the 2021 financial statements. The Term Loan lenders granted (i) a waiver of the covenant under the Facility related to the existence of a “going concern” qualification in the audit opinion for our audited financial statements for the fiscal year ended December 31, 2021 and (ii) a consent to extend the deadline to provide audited financial statements for the year ended December 31, 2021 to October 21, 2022. The Company issued the 2021 financial statements on October 21, 2022. The Company was in compliance with all other covenants under the Facility as of September 30,2022. However, there can be no assurance that the Company will be able to maintain compliance with these covenants in the future or that the lenders under the Facility or the lenders of any future indebtedness the Company may incur will grant us any such waiver or forbearance in the future.

The Facility’s expected maturity date is December 31, 2025. This maturity date may be accelerated as a remedy under the certain default provisions in the agreement or in the event a mandatory prepayment trigger occurs. Interest is payable at 12.0% per annum on a quarterly cycle (in arrears) beginning March 31, 2021. Management may elect to pay the full 12.0% per annum in cash or 8.0% per annum interest in cash with the remaining 4.0% per annum being added to principal as “paid in kind” (“PIK”) for a period of three years (or twelve payments). The PIK is subject to acceleration in the event certain occurrences in the Facility’s agreement are triggered. The Facility’s Lenders also received ten-year warrants to purchase 858,351 shares of Series D Preferred Units at $4.68 per share. These warrants have been recorded as a liability in the Company’s consolidated balance sheets at fair market value and are marked to market on a quarterly basis until exercised. A discount was recorded on the debt issued for the same amount and written off upon closing of the Business Combinations.

The Security Agreement provides the Lenders collateral in 100% of the Company’s pledged stock, its subsidiaries (including tangible and intangible personal property) and bank accounts.

On June 7, 2020, the Company repurchased 200,000 Class C (Time-based) Units, at $0.90 per Unit from a former Executive through issuance of a long-term note (“LTD-E”). This repurchase was recognized in the Company’s consolidated balance sheets as a reduction to Members’ Deficit in the amount of $180,000 and a corresponding increase in long-term debt. LTD-E bore interest of 3.25% and fixed monthly payments of $7,757 through date of maturity. On June 7, 2022, the Company repaid all amounts outstanding under the long-term note.

In 2019, the Company executed a share repurchase agreement with one of its investors (“LTD-C”) which was subsequently amended on November 19, 2020. The agreement, as amended stipulated $15.0 million originally contributed by the investor would be repaid by the earlier of June 30, 2026 or a change in control transaction. As part of this repurchase agreement, the investor exchanged its owned units back for a $15.0 million note receivable from the Company – thus, no longer holding its former equity position. The note carries interest of 11.0% per year. The principal balance, accrued interest and an exit fee of $600,000 is due at maturity. Accrued interest was $8,335,425 and $6,511,477 at September 30, 2022 and December 31, 2021, respectively. The total principal balance is included in Long-Term Debt on the Company’s consolidated balance sheets at September 30, 2022 and December 31, 2021.

The following tables roll forward the long-term debt balances, including current portion, presented in the Company’s condensed consolidated balance sheets:

Successor	LTD-A	LTD-C	LTD-D	LTD-E	Total
Balance at December 31, 2021	$—	$15,000,000	$65,000,000	$46,101	$80,046,101
Issued in 2022	—	—	—	—	—
Principal Payments in 2022	—	—	—	(46,101)	(46,101)
Balance at September 30, 2022	$—	$15,000,000	$65,000,000	$—	$80,000,000

As of September 30, 2022, for the periods presented below, the Company’s minimum payments due under debt obligations were as follows:

		Interest
				Total Cash
	Principal	PIK	Cash Interest	Payments*
October 1, 2022 to December 31, 2022	$—	$1,342,321	$1,401,192	$1,401,192
2023	—	5,624,513	5,675,461	5,675,461
2024	—	6,061,814	5,882,309	5,882,309
2025	65,000,000	6,274,526	19,518,225	84,518,225
2026	15,000,000	1,851,284	20,054,451	35,054,451
Total	$80,000,000	$21,154,458	$52,531,638	$132,531,638

*    Total Payments Cash and Non-Cash (PIK)

Long-term debt was comprised of the following at September 30, 2022 and December 31, 2021:

	Successor
	September 30, 2022	December 31, 2021
Total Principal	$80,000,000	$80,046,101
Less: Current Portion of Long-Term Debt	—	(46,101)
Long Term Debt	$80,000,000	$80,000,000

Short-Term Debt

In 2021, the Company entered into short term financing agreements totaling $3,683,100 for the funding of certain insurance policies. The terms of the agreements ranged from nine to ten months and the weighted average annual interest rate was 2.6%. There are no remaining scheduled principal payments as of September 30, 2022 as the debt was paid off during the third quarter of 2022.

Note 16: Income Taxes

As a result of the Business Combinations, substantially all the Company’s assets and operations are held and conducted by P3 LLC and its subsidiaries, and the Company’s only assets are equity interests in P3 LLC. P3 LLC is treated as a partnership for U.S. federal and most applicable state and local income tax jurisdictions. As a partnership, P3 LLC is generally not subject to U.S. federal, state, and local income taxes. Any taxable income or loss generated by P3 LLC is passed through to and included within the taxable income or loss of its members in accordance with the terms of the P3 LLC A&R LLC Agreement. Prior to the Business Combinations, the income and losses of P3 LLC was passed through to its members and nontaxable to P3 LLC.

The Company is taxed as a corporation and pays corporate federal, state, and local taxes on income allocated to it from P3 LLC based on the Company’s economic interest held in P3 LLC. While the Company consolidates P3 LLC for financial purposes, the Company will not be taxed on the earnings attributed to the non-controlling interests. As a result, the income tax burden on the earnings taxed on the non-controlling interests is not reported by the Company in its financial statements.

To calculate the interim tax provision, at the end of each interim period, the Company estimates the annual effective tax rate and applies that to its ordinary quarterly earnings. The effect of changes in the enacted tax laws or rates is recognized in the interim period in which the change occurs. The computation of the annual estimated effective tax rate at each interim period requires certain estimates and judgements including, but not limited to, the expected operating income for the year, permanent differences between book and tax amounts, and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, additional information is obtained, or the tax environment changes.

During the quarter ended June 30, 2022, the Company impaired goodwill related to the intangible asset recorded at P3 LLC in the amount of $851.5 million. The impairment reduced the book basis of the Company's investment in P3 LLC such that the recognition of a deferred tax asset on the outside book and tax basis investment difference resulted. The deferred tax asset related to the investment on P3 LLC has been simultaneously reduced fully by an increase to the recorded valuation allowance due to both cumulative losses in recent years of the Company, and the capital character for income tax purposes of the outside basis difference such that the Company would need sufficient capital character gains for income tax purposes to realize the tax over book outside basis difference. Prior to the impairment, the outside basis difference was an unrecognized deferred tax liability due to the amount of book goodwill more than tax goodwill for which a recognition exception applied. The amount of the deferred tax asset and offsetting valuation allowance related to the outside basis difference for the investment in P3 LLC as of September 30, 2022 is an estimated $7.2 million.

No income tax expenses were incurred for the nine months ended September 30, 2022 and 2021. The Company continues to be in a net operating loss and deferred tax asset position. As a result, and in accordance with accounting standards, the Company recorded a valuation allowance to reduce the value of the net deferred tax assets to zero. The Company’s effective tax rate for the nine-months ended September 30, 2022 and 2021 was 0.00%. There was no uncertain tax provision nor contingencies as of September 30, 2022 and December 31, 2021.

Tax Receivable Agreement

Pursuant to our election under Section 754 of the Internal Revenue Code (the “Code”), the Company expects to obtain an increase in our share of the tax basis in the net assets of P3 LLC when its units are redeemed or exchanged. The Company intends to treat any redemptions and exchanges of P3 LLC Units as direct purchases of the units for U.S. federal income tax purposes. These increases in tax basis may reduce the amounts that the Company would otherwise pay in the future to various tax authorities. They may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent the tax basis is allocated to those capital assets.

The Company entered into a TRA with selling equity holders of P3 LLC that require the Company to pay 85% of the tax savings that are realized as a result of (i) the Company’s direct and indirect allocable share of existing tax basis acquired in the Business Combinations, (ii) increases in the tax basis in P3 LLC’s assets as a result of the sale and exchange of the P3 LLC Units for the Company’s Class A Common Stock and cash, and (iii) the Company’s utilization of certain tax attributes and of certain other tax benefits, including those attributable to payments under the TRA. The Company will retain the benefit of the remaining 15% of these cash savings.

The timing and amount of aggregate payments due under the TRA may vary based on a number of factors, including the timing and amount of taxable income generated by the Company each year, as well as the tax rate then applicable, among other factors. Actual tax benefits realized by the Company may differ from tax benefits calculated under the TRA as a result of the use of certain assumptions in the TRA, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits.

The payment obligation under the TRA is an obligation of the Company and not of P3 LLC. The payments that the Company will be required to make will generally reduce the amount of the overall cash flow that might have otherwise been available, but the Company expects the cash tax savings it will realize from the utilization of the related tax benefits will exceed the amount of any required payments.

As a result of the Business Combinations, the potential future tax benefits are estimated to be $5.4 million, of which $4.6 million is estimated to be the associated TRA liability.

As of September 30, 2022 and December 31, 2021, the Company did not record a TRA liability related to the tax savings it would realize from the utilization of such deferred tax assets because it is not probable that such a liability would be paid based on its estimates of future taxable income, consistent with the Company’s conclusion that it is not more-likely-than-not to realize its deferred tax assets.

As non-controlling interest holders exercise their right to exchange their units in P3 LLC, a TRA liability may be recorded based on 85% of the estimated future tax benefits that the Company may realize as a result of increases in the tax basis of P3 LLC. The amount of the increase in the tax basis, the related estimated tax benefits, and the related TRA liability to be recorded will depend on the price of the Company’s Class A Common Stock at the time of the relevant redemption or exchange.

Note 17: Capitalization and Management Incentive Units

Successor Period

Class A Common Stock

The Company is authorized to issue 800,000,000 shares of Class A Common Stock with a par value of $0.0001 per share, of which 41,578,890 shares were issued and outstanding on September 30, 2022 and December 31, 2021. As discussed in the Note 7 “Business Combinations,” upon closing of the Foresight Business Combinations:

●	8,732,517 shares of Class A Common Stock were issued as part of the purchase consideration;
●	3,737,316 shares of Class A Common Stock (after redemptions) were no longer subject to redemption;

●	8,738,750 shares of Class A Common Stock were issued in a private placement to the Founder Holders; and
●	20,370,307 shares of Class A Common Stock were issued in a private placement pursuant to subscription agreements entered into effective as of March 25, 2021 (the “PIPE Investment”).

Class V Common Stock

The Company is authorized to issue 205,000,000 shares of Class V Common Stock with a par value of $0.0001 per share. These shares have no economic value but entitle the holder to one vote per share. The holders of Common Units of P3 LLC subscribed for shares of Class V Common Stock on a one-for-one basis and may exchange their Common Units and Class V Common Stock together for Class A Common Stock on a one-for-one basis. All Class V Common Stock issued as of the Business Combinations date is subject to a 180 day lockup period. As of September 30, 2022 and December 31, 2021, there were 201,530,796 and 196,553,523 shares of Class V Common Stock issued and outstanding, respectively, and an additional 494,127 and 5,471,400 Class V shares which are restricted and subject to time-based vesting requirements related to the underlying incentive units on September 30, 2022 and December 31, 2021, respectively, as further discussed in Note 18.

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock with a par value of $0.0001 per share, of which zero shares were outstanding as of September 30, 2022 and December 31, 2021.

P3 Health Group, LLC Common Units

In connection with the Business Combinations, all outstanding Class A Units, Class B Units, Class C Units and Class D Units of P3 Health Group Holdings, LLC were converted into the right to receive the merger consideration, which consisted of cash and newly-issued Common Units of P3 LLC. The Common Units were issued in amounts determined in accordance with the Merger Agreement and the then-existing limited liability company agreement of P3 Health Group Holdings, LLC. Each holder of Common Units was issued shares of Class V Common Stock on a one-for-one basis. At September 30, 2022 and December 31, 2021, there were 243,603,813 Common Units outstanding at P3 LLC of which the Company held 41,578,890 Common Units and non-controlling interests held the remaining 202,024,923 Common Units outstanding, 494,127 and 5,471,400 of which are restricted as discussed above, respectively.

Predecessor Period

Prior to the Business Combinations, P3 Health Group Holdings, LLC’s capital structure consists of Class A Units, which represented commitments from the Company’s private equity sponsors; Class B Units, which represented founders common equity; Class C Units, which represented Management Incentive Units; and Class D Units, which represented an additional investment from a private equity sponsor. Class A and D Units are presented outside of permanent equity in accordance with ASC 480 due to the existence of a redemption provision that is not solely within the control of the P3 Health Group Holdings, LLC.

At December 31, 2020 and September 30, 2021, there were 43,000,000 Class A Units authorized and outstanding; 6,000,000 and 8,000,000 Class B Units authorized and outstanding, respectively; 1,302,083 and 1,925,833 Class C Units authorized and outstanding, respectively; 16,130,034 Class D Units authorized and outstanding. In connection with the Business Combinations, all outstanding Class A, B, C and D Units were converted into the right to receive the merger consideration described above.

Note 18: Share-Based Compensation

Successor Company

Successor Awards

In connection with the Business Combinations, Foresight’s Board of Directors adopted, and its stockholders approved, the 2021 Incentive Award Plan (the “2021 Plan”), in order to facilitate the grant of cash and equity incentives to employees, consultants, and directors of the Company and certain affiliates. The 2021 Plan became effective on December 3, 2021. The following table sets forth a summary of Class V share-based compensation activity of the Successor Company:

	Weighted		Weighted
	Average		Average
	Grant-Date	Time Based	Grant-Date	Performance
	Fair Value	Units	Fair Value	Based Units
Outstanding and non-vested at December 31, 2021	$9.20	5,471,400	$—	—
Granted during period	—	—	—	—
Vested	9.20	4,977,273	—	—
Cancelled/forfeited	—	—	—	—
Outstanding and non-vested at September 30, 2022	$9.20	494,127	$—	—

Profit interest awards were issued as part of the Business Combination. Time-based units vest ratably over periods of between one month and two years, so long as the optionee stays employed. The time-based units have a weighted average remaining time to vest of 0.12 years at September 30, 2022.

Stock-Based Compensation Expense

The Company recorded $1,783,994 and $17,210,974 of stock-based compensation cost for the three and nine months ended September 30, 2022, respectively, which is classified in Corporate, General and Administrative Expenses. As of September 30, 2022, there was $7,233,627 of unrecognized equity-based compensation cost. The Company did not recognize any tax benefits related to stock-based compensation for the nine months ended September 30, 2022. The Company accounts for forfeitures of awards as they occur.

Stock Options

The following table summarizes stock option activities for the nine months ended September 30, 2022:

			Weighted
			Average
	Number of	Weighted	Remaining
	Options	Average	Contractual
	Outstanding	Exercise Price	Life (Years)
Outstanding and non-vested at December 31, 2021	—	$—	—
Granted	2,034,279	6.43	3.10
Vested	91,667	5.02	—
Cancelled/forfeited	—	—	—
Outstanding and non-vested at September 30, 2022	1,942,612	$6.50	2.52

The majority of the stock options issued during the period follow a time-based vesting schedule. Most stock options vest ratably over a period between two and five years, so long as the optionee continues to provide services to the Company. Stock options are exercisable into shares of Class V Common Stock. In addition to the time-based units, the Company granted 100,000 performance-based option units to an employee during the period with a strike price of $5.02. The vesting criteria for these units has not yet been achieved, therefore no expense has been recorded in relation to these units.

Note 19: Earnings (Loss) per Share

Loss per Share – Successor Period

Basic earnings per share is calculated as net income divided by the average number of shares of common stock outstanding. Diluted earnings per share assumes, when dilutive, the issuance of the net incremental shares from restricted shares. The following is a reconciliation of the denominators of the basic and diluted per share computations for net income:

	Successor
	Three Months Ended September 30,	Nine Months Ended September 30,
	2022	2022
Numerator - Basic:
Net loss	$(65,329,041)	$(1,029,225,234)
Less: Net loss attributable to Non-controlling interest	(54,155,858)	(853,124,598)
Net loss attributable to Class A common stockholders - Basic	(11,173,183)	(176,100,636)

Numerator - Diluted:
Net loss attributable to Class A Common Stockholders - Basic	$(11,173,183)	$(176,100,636)
Add: Net loss and tax effect attributable to Non-controlling interest	(54,155,858)	(853,124,598)
Net loss attributable to Class A common stockholders - Diluted	(65,329,041)	(1,029,225,234)

Denominator - Basic:
Weighted average Class A common shares outstanding - Basic	41,578,890	41,578,890
Loss per share attributable to Class A common shareholders - Basic	$(0.27)	$(4.24)

Denominator - Diluted:
Weighted average Class A common shares outstanding - Basic	41,578,890	41,578,890
Weighted average effect of dilutive Class V shares	201,457,191	199,684,102
Weighted average Class A common shares outstanding - Diluted	243,036,081	241,262,992
Loss per share attributable to Class A common shareholders - Diluted	$(0.27)	$(4.27)

The following table presents potentially dilutive securities excluded from the computation of diluted net loss per share for the periods presented because their effect would have been anti-dilutive. The liability-classified Public and Private Warrants are out of the money and thus have no impact on diluted EPS:

Successor
As of September 30, 2022
Public Warrants	10,591,605
Private Warrants	227,500
Restricted Shares	494,127
Options	2,134,279
13,447,511

Note 20: Premium Deficiency Reserve

The Company assesses the profitability of our at-risk share savings arrangements to identify contracts where current operating results or forecasts indicate probable future losses. If anticipated future variable costs exceed anticipated future revenues, a PDR is recognized. Management concluded a PDR of $27,719,928 and $37,835,642 existed at September 30, 2022 and December 31, 2021, respectively, which represented its estimate of probable contract losses expected to be generated by the Company’s contracts with its health plan partners.

Note 21: Leases

The Company leases real estate in the form of corporate office space and operating facilities. The Company additionally leases certain machinery in the form of office equipment. Generally, the term for real estate leases ranges from one to eight years at inception of the contract. Generally, the term for equipment leases is one to three years at inception of the contract. Some real estate leases include one to two options to renew that can extend the original term by five to ten years.

The Company entered one new operating lease in the nine months ended September 30, 2022. On June 9, 2022, the company entered into the first amendment to the lease agreement for its lease in Henderson, NV. This lease amendment will expand the premises to include three other suites in the same building and extend the term of the lease 94 months commencing on October 1, 2022, after the original lease matured on September 30, 2022. As a result of the lease modification related to the existing premises, ROU Assets and Liabilities increased $3.1 million.

Additionally, during the three months ended September 30, 2022, the Company acquired four new leases as a part of the medical practice acquisitions, as described in Note 7 “Business Combinations.” The acquisitions and related addition to ROU Assets and Liabilities were determined to be immaterial for disclosure.

Operating lease costs are included within operating expenses in the condensed consolidated statements of operations. The Company does not have any finance leases, short-term lease costs, nor any sublease income.

	Successor	Predecessor
	Three Months Ended	Three Months Ended
	September 30, 2022	September 30, 2021
Lease costs	$901,079	$688,104

	Successor	Predecessor
	Nine Months Ended	Nine Months Ended
	September 30, 2022	September 30, 2021
Lease costs	$2,374,789	$1,740,067

Lease terms and discount rates consisted of the following at each of the periods presented below:

	Successor	Predecessor
	Nine Months Ended	Nine Months Ended
	September 30, 2022	September 30, 2021
Weighted average remaining lease term (years)	6.42	5.09
Weighted average discount rate	11.7%	11.2%

The table below reconciles the undiscounted future minimum lease payments under noncancelable operating leases with terms of more than one year to the total operating and finance lease liabilities recognized on the condensed consolidated balance sheets as of the dates presented.

September 30, 2022
October 1, 2022 to December 31, 2022	$712,565
2023	1,347,234
2024	2,958,684
2025	2,602,888
2026	1,950,448
Thereafter	4,619,793
Total Payments	14,191,612
Less: Interest	(2,821,505)
Present Value of Lease Liabilities	$11,370,107

The current portions of ROU liabilities of $213,158 and $2,087,235 are included in Accounts Payable and Accrued Expenses in the Company’s condensed consolidated balance sheets as of September 30, 2022 and December 31, 2021, respectively.

Note 22: Redeemable Non-Controlling Interests

Non-controlling interests represents the portion of P3 LLC that the Company controls and consolidates but does not own (i.e., the P3 LLC Common Units held directly by the shareholders other than the Company). The non-controlling interests represent an approximately 83% ownership in P3 LLC as of September 30, 2022.

Generally, P3 LLC Common Units participate in net income or loss allocations and distributions and entitle their holder to the right, subject to the terms set forth in the limited liability agreement, to require P3 to redeem all or a portion of the Common Units held by such participant, together with a corresponding number of shares of Class V Common Stock, in exchange for Class A Common Stock or at the Company’s option, and subject to certain limitations, in cash. As the noncontrolling interest holders have approximately an 83% voting interest in P3 LLC through their Class V Common Stock and can appoint most of the initial members to the Board of Directors, the ability to elect cash settlement upon redemption is outside of the control of the Company.

The P3 LLC Common Units held by outside shareholders have been classified as redeemable noncontrolling interest in the Company. The cash redemption feature is considered outside of the control of the Company for the reason described above. Therefore, in accordance with ASC Topic 480, Distinguishing Liabilities from Equity, the P3 LLC Units are classified as temporary equity in the Company’s condensed consolidated balance sheets.

The redeemable noncontrolling interest was initially measured at its fair value on December 3, 2021. Net income or loss is attributed to the redeemable noncontrolling interest during each reporting period based on its ownership percentage, as appropriate. Subsequent to that, the redeemable noncontrolling interest is measured at its fair value (i.e., based on the Class A stock price) at the end of each reporting period, with the remeasurement amount being no less than the initial value, as adjusted for the redeemable noncontrolling interest’s share of net income or loss. The offset of any fair value adjustment is recorded to equity, with no impact to net income or loss. As of September 30, 2022, the fair value of redeemable non-controlling interest was higher than the carrying value and thus, a remeasurement adjustment of $19,375,288 was recorded to redeemable non-controlling interests with an offset to additional paid in capital. As of December 31, 2021, the fair value of redeemable non-controlling interest was lower than the initial value and there was no remeasurement adjustment recorded.

In addition, pursuant to the Agreement and Plan of Merger, all non-controlling interest holders are subject to certain lock-up period and as a result, there was no exchange or redemption activity as of September 30, 2022 and December 31, 2021.

Note 23: Commitments and Contingencies

Commitments

The Company has non-cancelable contractual agreements primarily related to leases. For additional discussion on leases, see Note 21 “Leases.”.

Contingencies

The Company is a party to various claims, legal and regulatory proceedings, lawsuits and administrative actions arising in the ordinary course of business and associated with the Business Combinations. The Company carries general and professional liability insurance coverage to mitigate the Company’s risk of potential loss in such cases. An accrual is established when a specific contingency is probable and estimable. The Company also faces contingencies that are reasonably possible to occur that cannot currently be estimated. The Company believes that disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, net loss or cash flows. It is the Company’s policy to expense costs associated with loss contingencies, including any related legal fees, as they are incurred.

In 2021, a discrepancy was identified in the service agreement with one of the Company’s health plans resulting in a renegotiation of the agreement. As of the date of issuance of this Form 10-Q, the renegotiation was in process. The Company has determined it is reasonably possible that resolution of this discrepancy will result in a payment to the health plan of approximately $10.6 million. This contingent liability was reflected in the Company’s financial statements presented in the 2021 Form 10-K. In the fourth quarter of 2021 during the Predecessor Period, the Company recorded a $3.6 million reduction in operating revenue and a $7.0 million charge to operating expense to account for amounts not previously recorded.

Uncertainties

The healthcare industry is subject to numerous laws and regulations of Federal, state, and local governments. These laws and regulations include, but are not limited to, matters of licensure, accreditation, government healthcare program participation requirements, reimbursement for patient services, and Medicare / Medicaid Fraud, Waste and Abuse Prevention. Recently, government activity has increased with respect to investigations and allegations concerning possible violations of Fraud, Waste and Abuse statutes and regulations by healthcare providers. Violations of these laws and regulations could result in expulsion from government healthcare programs together with imposition of significant fines and penalties as well as significant repayment for patient services billed.

Management believes the Company is compliant with Fraud, Waste and Abuse regulations as well as other applicable government laws. While no regulatory inquiries have been made, compliance with such laws and regulations is subject to government review and interpretation, as well as other regulatory actions which might be unknown at this time.

Healthcare reform legislation at both the Federal and state levels continues to evolve. Changes continue to impact existing and future laws and rules. Such changes may impact the manner in which the Company conducts business, restrict the Company’s revenue growth in certain eligibility categories, slow down revenue growth rates for certain eligibility categories, increase certain medical, administrative and capital costs, and expose the Company to increased risk of loss or further liabilities. As a result, the Company’s consolidated financial position could be impacted by such changes.

COVID-19 Pandemic

On March 11, 2020, the World Health Organization designated COVID 19 a global pandemic. The rapid spread of COVID 19 around the world and throughout the U.S. has altered the behavior of businesses and people, with significant negative effects on Federal, state, and local economies, the duration of which continues to remain unknown. Various mandates were implemented by Federal, state, and local governments in response to the pandemic, which caused many people to remain at home along with forced closure of or limitations on certain businesses. This included suspension of elective procedures by healthcare facilities. While restrictions have been eased across the U.S. and most states have lifted moratoriums on non-emergency procedures, some restrictions remain in place. COVID 19 disproportionately impacts older adults, especially those with chronic illnesses, which describes many of the Company’s patients.

The COVID 19 pandemic did not have a material impact on the Company’s revenues for the nine-month period ended September 30, 2022 and the year ended December 31, 2021. Nearly 99% of the Company’s total revenues are recurring, consisting of fixed monthly PMPM capitation payments received from Medicare Advantage health plans. Based on claims paid to date, direct costs associated with COVID-19 claims was approximately $93.3 million for the period March 1, 2020 through September 30, 2022. Management instituted multiple safety measures for the Company’s employees including a work-from-home policy and access to free vaccinations and personal protective equipment.

The full extent to which COVID 19 will directly or indirectly impact the Company, its future results of operations and financial condition will depend on factors which are highly uncertain and cannot be accurately predicted. This includes new and emerging information from the impact of new variants of the virus, the actions taken to contain it or treat its impact and the economic impact on the Company’s markets. Such factors include, but are not limited to, the scope and duration of stay-at-home practices and business closures and restrictions, government imposed or recommended suspensions of elective procedures, and expenses required for supplies and personal protective equipment. Because of these and other uncertainties, management cannot estimate the length or severity of the impact of the pandemic on the Company’s business. Furthermore, because of the Company’s business model, the full impact of COVID 19 may not be fully reflected in the Company’s results of operations and overall financial condition until future periods. However, management continues to closely evaluate and monitor the nature and extent of these potential impacts to the Company’s business, results of operations and liquidity.

Note 24: Related Parties

Intercompany Transactions

P3 has entered into agreements (“Services Agreements”) with the Network, under which P3 provides the Network with certain management, administrative, and other non-medical support services.

The Company and its subsidiaries have “Deficit Funding Agreements” with the Network, whereby the Company or its subsidiaries provide loans (“Advances”) from time to time principally for the purpose of working capital support.  Net Advances made to the Network and accrued interest expense in the three-month period ended September 30, 2022 were as follows:

Successor
September 30, 2022
Balance at December 31, 2021	$27,907,247
Advanced During Period	1,742,914
Interest Accrued During period	463,905
Balance at September 30, 2022	$30,114,066

Advances, in most cases, have been constructively made by P3 Health Group Holdings, LLC on P3 NV’s behalf, and were therefore deemed Advances made by P3 NV. P3 NV’s Advances to BACC include all years prior, for which balances have, historically, not been settled periodically between the Parties and, thus have carried forward one year to the next. However, all transactions related to these Services and Deficit Funding Agreements (including accrued interest) have been eliminated in consolidation.

There were no advances transacted between P3 NV and KWA during the periods ended September 30, 2022 or December 31, 2021.

Atrio Health Plans

Successor
Three Months Ended
September 30, 2022
(Unaudited)
Revenue Earned from Capitation	$35,365,746
Management Fees	570,500
Claims Paid	39,861,830

Successor
Nine Months Ended
September 30, 2022
(Unaudited)
Revenue Earned from Capitation	$127,505,484
Management Fees	1,716,134
Claims Paid	137,367,493

Atrio Health Plans was established in 2004 and has since grown to serve Medicare beneficiaries in numerous counties throughout Oregon. Atrio works closely with local providers to improve healthcare outcomes of the population(s) served. In 2019, Chicago Pacific Founders (“CPF”) made an equity investment in Atrio. CPF is also a principal holder of shares of Class V Common Stock and Common Units of P3 LLC. Beginning in 2020, the Company has a Full-Risk capitation agreement in place with Atrio whereby the Company is delegated to perform services on behalf of Atrio’s members assigned to the Company. These delegated services include but are not limited to provider network credentialing, patient authorizations and medical management (care management, quality management and utilization management).

Note 25: Variable Interest Entities

The Company prepares its consolidated financial statements in accordance with ASC 810, Consolidation, which provides for the consolidation of VIEs of which an entity is the primary beneficiary.

In connection with the Business Combinations further described in Note 1 and Note 7, the Company became the sole managing member of P3 LLC. The rights of the non-managing members of P3 LLC are limited and protective in nature and do not give substantive participation rights over the sole managing member. As a result, P3 LLC is considered a VIE. As the sole managing member, the Company has the right to direct the most significant activities of P3 LLC and the obligation to absorb losses and receive benefits and accordingly is considered the primary beneficiary.

Additionally, P3 LLC is the primary beneficiary of the Network.

P3, LLC entered Stock Transfer Restriction Agreements with the Practice Shareholders of the Network. The Stock Transfer Restriction Agreements, by way of a call option, unequivocally permit P3 LLC to appoint Successor Physicians if a Practice Shareholder vacates their ownership position.

Pursuant to ASC 810, Consolidation, both the “power of control” and “economics” criteria were reviewed for VIE consideration. P3 LLC’s ability to appoint Successor Physicians the Network demonstrates “power of control”. Also, there are Deficit Funding Agreements in place between P3 LLC and the Network. The Deficit Funding Agreement between P3 LLC and the members of the Network states that P3 LLC will advance funds, as needed, to support working capital needs to the extent operating expenses exceed gross revenue. These funding arrangements further illustrate and fulfill the economic criteria for VIE consolidation.

Practice Shareholders, who are employees of the Company, retain equity ownership in the Network, which represents nominal noncontrolling interests. The noncontrolling interests do not participate in the profit or loss of the Network, however.

P3 LLC, directly or indirectly via its wholly-owned subsidiaries, may not use or access any net assets of these VIEs to settle its obligations or the obligations of its wholly-owned subsidiaries.

The following tables provide a summary of the VIE’s assets, liabilities and operating performance.

	Successor
ASSETS	September 30, 2022	December 31, 2021
Cash	$5,413,965	$7,570,247
Client Fees and Insurance Receivable, net	16,653	60,815
Prepaid Expenses and Other Current Assets	1,353,408	406,372
Property, Plant and Equipment, net	44,494	36,416
Investment in Other P3 Entities	6,000,000	6,000,000
TOTAL ASSETS	12,828,520	14,073,850
LIABILITIES AND MEMBERS’ DEFICIT
Accounts Payable and Accrued Expenses	7,653,560	4,804,704
Accrued Payroll	2,233,567	1,303,615
Due to Consolidated Entities of P3	27,001,570	24,110,831
TOTAL LIABILITIES	36,888,697	30,219,150
MEMBERS’ DEFICIT	(24,060,177)	(16,145,300)
TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$12,828,520	$14,073,850

	Successor	Predecessor
	Three Months Ended	Three Months Ended
	September 30, 2022	September 30, 2021
		(As Restated)
Revenue	$13,594,142	$1,905,404
Expenses	15,731,721	4,707,369
Net Loss	$(2,137,579)	$(2,801,965)

	Successor	Predecessor
	Nine Months Ended	Nine Months Ended
	September 30, 2022	September 30, 2021
		(As Restated)
Revenue	$39,462,716	$5,815,261
Expenses	46,708,335	13,858,939
Net Loss	$(7,245,619)	$(8,043,678)

Note 26: Warrants

As of December 31, 2020, there were 858,351 Class D warrants outstanding for the predecessor entity. In conjunction with the Term Loan issued November 19, 2020, the predecessor entity issued 858,351 10-year warrants to purchase shares of Series D Preferred Units at $4.68 per share. The warrants were recorded as a liability on the consolidated balance sheet with a balance of $6,316,605 as of December 31, 2020. During the year ended December 31, 2020, no change in the fair value of the warrant liability was recognized in the consolidated statements of operations. During 2021, 858,351 warrants were exercised on a cashless basis, with an exercise price of $4.68 per share as part of the Business Combination. There are no Class D Warrants outstanding as of September 30, 2022 and December 31, 2021.

As of September 30, 2022 and December 31, 2021, there were an aggregate of 10,819,105 warrants outstanding, which include the Public Warrants and Private Placement Warrants. Each warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share. The Public Warrants became exercisable 30 days after the completion of the Business Combination. The Public Warrants will expire five years after the completion of a Business Combinations. The Company has the right to redeem the Public Warrants when the price per Class A ordinary share equals or exceeds $18.00 for 20 days within a 30-day trading period. The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants are subject to certain transfer restrictions, are not redeemable by the Company if they are held by Sponsors, and are exercisable on a cashless basis.

The Public Warrants and Private Placement Warrants are recorded as a liability on the consolidated balance sheets with a balance of $7,996,432 and $11,382,826 as of September 30, 2022 and December 31, 2021, respectively. A loss of $2,567,423 and a gain of $3,386,394 were recognized in the three months and nine months ended September 30, 2022, respectively, and a loss of $1,401,686 and $12,063,265 was recognized in the three months and nine months ended September 30, 2021, respectively from the change in fair value of the warrant liability in the consolidated statements of operations. During the nine months ended September 30, 2022 and the year ended December 31, 2021, zero Public Warrants and Private Placement Warrants were exercised.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis is intended to provide the reader with an understanding of our business, including an overview of our results of operations and liquidity and should be read in conjunction with the condensed consolidated financial statements and related notes included elsewhere in this Form 10-Q, as well as our audited financial statements and related notes included in our 2021 Form 10-K and in Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our 2021 Form 10-K. This discussion contains forward-looking statements and involves numerous risks and uncertainties. Our actual results may differ materially from those anticipated in any forward-looking statements as a result of many factors, including those set forth under “Cautionary Statement Regarding Forward-Looking Statements,” in Part II, Item 1A. “Risk Factors” and elsewhere in this Form 10-Q.

Overview

P3 is a patient-centered and physician-led population health management company. We strive to offer superior care to all those in need. We believe that the misaligned incentives in the fee-for-service (“FFS”) healthcare payment model and the fragmentation between physicians and care teams has led to sub-optimal clinical outcomes, limited access, high spending and unnecessary variability in the quality of care. We believe that a platform such as ours, which helps to realign incentives and focuses on treating the full patient, is uniquely positioned to address these healthcare challenges.

We have leveraged the expertise of our management team’s more than 20 years of experience in population health management, to build our “P3 Care Model.” The key attributes that differentiate P3 include: 1) patient-focused model, 2) physician-led model, and 3) our broad delegated model. Our model operates by entering into arrangements with payors providing for monthly payments to manage the total healthcare needs of members attributed to our primary care physicians. In tandem, we enter into arrangements directly with existing physician groups or independent physicians in the community to join our value-based care network. In our model, physicians are able to retain their independence and entrepreneurial spirit, while gaining access to the tools, teams and technologies that are key to success in a value-based care model, all while sharing in the savings from successfully improving the quality of patient care and reducing costs.

We operate in the $830 billion Medicare market, which covers approximately 63 million eligible lives. Our core focus is the Medicare Advantage market, which makes up approximately 42% of the overall Medicare market, or nearly 26 million Medicare eligible lives. Medicare beneficiaries may enroll in a Medicare Advantage plan, under which payors contract with the Centers for Medicare & Medicaid Services (“CMS”) to provide a defined range of healthcare services that are comparable to Medicare FFS (which is also referred to as “traditional Medicare”).

We predominantly enter into capitated contracts with the nation’s largest health plans to provide holistic, comprehensive healthcare to Medicare Advantage members. Under the typical capitation arrangement, we are entitled to per member per month fees from payors to provide a defined range of healthcare services for Medicare Advantage health plan members attributed to our primary care physicians (“PCPs”). These per member per month (“PMPM”) fees comprise our capitated revenue and are determined as a percent of the premium (“POP”) payors receive from CMS for these members. Our contracted recurring revenue model offers us highly predictable revenue, and rewards us for providing high-quality care rather than driving a high volume of services. In this capitated arrangement, our goals are well-aligned with payors and patients alike—the more we improve health outcomes, the more profitable we will be over time.

Under this capitated contract structure, we are generally responsible for all members’ medical costs across the care continuum, including, but not limited to emergency room and hospital visits, post-acute care admissions, prescriptions drugs, specialist physician spend and primary care spend. Keeping members healthy is our primary objective. When they need medical care, delivery of the right care in the right setting can greatly impact outcomes.

When our members need care outside of our network of PCPs, we utilize a number of tools including network management, utilization management and claims processing to ensure that the appropriate quality care is provided.

Our company was formed in 2017, and our first at-risk contract became effective on January 1, 2018. We have demonstrated an ability to rapidly scale, primarily entering markets with our affiliate physician model, and expanding to a PCP network of approximately 2,800 physicians, in 15 markets (counties) across 5 states in five full years of operations as of September 30, 2022. Our platform has enabled us to grow our annual revenue by 94% from December 31, 2018 to December 31, 2021. As of September 30, 2022, our PCP network served approximately 101,000 at-risk Medicare Advantage members. We believe we have significant growth opportunities available to us across existing and new markets, with less than 1% of the 491,060 PCPs in the U.S. currently included in our physician network.

Impact of COVID-19

On March 11, 2020, the World Health Organization designated COVID-19 a global pandemic. The rapid spread of COVID-19 around the world and throughout the U.S. has altered the behavior of businesses and people, with significant negative effects on Federal, state, and local economies, the duration of which continues to remain unknown. Various mandates were implemented by Federal, state, and local governments in response to the pandemic, which caused many people to remain at home, along with forced closure of or limitations on certain businesses. This included suspension of elective procedures by healthcare facilities. While restrictions have been eased across the U.S. and most states have lifted moratoriums on non-emergency procedures, some restrictions remain in place.

COVID-19 disproportionately impacts older adults, especially those with chronic illnesses, which describes many of P3’s patients. To ensure a coordinated response to the pandemic, we created a COVID-19 Task Force that is supported by team members from across the organization. Our company owned clinics remained open to those members with urgent needs, and we successfully pivoted to a telemedicine offering for routine care in order to protect and better serve our patients, providers, care teams and community. We continued to support our affiliate physician network with the tools, team and technology to provide care to the members we serve. Management instituted multiple safety measures for P3 employees including a work-from-home policy and access to free vaccinations and personal protective equipment. Deeply committed to our employees, we made a conscious decision not to furlough any of our employees, even if their function was disrupted by COVID-19. Due to our recurring contracted revenue model, the COVID-19 pandemic did not have a material impact on P3’s revenues during 2020, 2021 and the nine-month period ended September 30, 2022. Nearly 99% the Company’s total revenues are recurring, consisting of fixed monthly PMPM capitation payments received from Medicare Advantage health plans. P3 estimates that it incurred approximately $93.3 million of direct costs related to COVID-19 claims during the period from March 1, 2020 through September 30, 2022. We expect to incur additional COVID-19 related costs given the volume of positive cases and “breakthrough” cases (positive cases in vaccinated patients) present in our markets.

Because of the nature of capitation arrangements, the full impact of the COVID-19 pandemic may not be fully reflected in our results of operations and overall financial condition until future periods. The full extent to which COVID-19 will directly or indirectly impact our future results of operations and financial condition will depend on multiple factors. This includes new and emerging information from the impact of new variants of the virus, the actions taken to contain it or treat its impact and the economic impact on our markets. Such factors include, but are not limited to, the scope and duration of stay-at-home practices and business closures and restrictions, government-imposed or recommended suspensions of elective procedures, and expenses required for supplies and personal protective equipment. Because of these factors, management may not be able to fully estimate the length or severity of the impact of the pandemic on our business. However, management continues to closely evaluate and monitor the nature and extent of these potential impacts to P3’s business, results of operations and liquidity.

Business Combinations

On December 3, 2021, the Company consummated the transactions pursuant to which, among other things, P3 Health Group Holdings, LLC merged with and into FAC Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Foresight Acquisition Corp. (“Foresight” or “Merger Sub”), with Merger Sub as the surviving company, which was renamed P3 Health Group, LLC (“P3 LLC”), and Foresight, FAC-A Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Foresight, FAC-B Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Foresight (together with FAC-A Merger Sub Corp., the “Merger Corps”) merged with and into CPF P3 Blocker-A, LLC, a Delaware limited liability company, CPF P3 Blocker-B, LLC a Delaware limited liability company (together with CPF P3 Blocker-A, LLC, the “Blockers”), with the Blockers as the surviving entities and wholly-owned subsidiaries of Foresight (collectively, the “Business Combinations”).

As a result of the Business Combinations (see Note 7 “Business Combinations” to the accompanying condensed consolidated financial statements), the Company was deemed to be the acquirer for accounting purposes, and P3 Health Group Holdings, LLC, which is the business conducted prior to the closing of the Business Combinations, was deemed to be the acquiree and accounting predecessor (the “Predecessor”). The financial statement presentation includes the financial statements of P3 Health Group Holdings, LLC as “Predecessor” for the periods prior to the Closing Date (the “Predecessor Period(s)”) and of the Company as “Successor” for the periods after the Closing Date (the “Successor Period(s)”), including the consolidation of P3 Health Group Holdings, LLC. The Business Combinations were accounted for as a business combination using the acquisition method of accounting, and the Successor’s financial statements reflect a new basis of accounting that is based on the fair value of net assets acquired. As a result of the application of the acquisition method of accounting as of the effective time of the Business Combinations, the financial statements for the Predecessor Period and for the Successor Period are presented on different bases. The historical financial information of the Company (the acquirer) has not been reflected in the Predecessor Period financial statements.

Key Factors Affecting our Performance

Growing Medicare Advantage Membership on Our Platform

Membership and revenue are tied to the number of members attributed to our physician network by our payors. We believe we have multiple avenues to serve additional members, including through:

●	Growth in membership under our existing contracts and existing markets:
o	Patients who are attributed to our physician network who (a) age into Medicare and elect to enroll in Medicare Advantage or (b) elect to convert from Medicare FFS to Medicare Advantage.
●	Adding new contracts (either payor contracts or physician contracts) in existing markets.
●	Adding new contracts (either payor contracts or physician contracts) in adjacent and new markets.

At September 30, 2022 the number of Medicare Advantage at-risk members on our platform was approximately 101,000 compared to approximately 60,600 members at September 30, 2021, representing a growth rate of 67% over this period. The table below illustrates membership growth from 2019 to 2022:

	December 31,	December 31,	December 31,	September 30,
	2019	2020	2021	2022	CAGR
At-risk Medicare Advantage Members	19,700	50,600	67,000	101,000	81%
Year-over-year % change	89%	157%	32%	67%

Growing Existing Contract Membership

According to CMS, the Medicare market covers approximately 63 million eligible lives as of 2021. Over the last decade, Medicare Advantage penetration of the Medicare beneficiary population has increased from 26% to 42% of the overall Medicare beneficiary market and makes up nearly 26 million Medicare eligible lives today. Recent data suggests that the number of Medicare-eligible patients will continue to increase as the US population ages and becomes eligible for the program. Additionally, recent data from the Kaiser Family Foundation suggests the Medicare Advantage penetration rates will continue to increase in the upcoming years. As these new patients age-in to Medicare and enroll in Medicare Advantage through our payors, they become attributed to our network of physicians with little incremental cost to us.

In addition to age-ins, Medicare eligible patients can change their enrollment selections during select periods throughout the year. Our sales and marketing teams actively work with local community partners to connect with Medicare eligible patients and make them aware of their healthcare choices and the services that P3 offers with our value-based care model, including greater access to their physicians and customized care plans catered to their needs. The ultimate effect of our marketing efforts is increased awareness of P3 and additional patients choosing us as their primary care provider. We believe that our marketing efforts also help to grow our payor partners’ membership base as we grow our own patient base and help educate patients about their choices on Medicare, further aligning our model with that of healthcare payors.

Growing Membership in Adjacent and New Markets

Our affiliate model allows us to quickly and efficiently enter into new and adjacent markets in two ways: 1) partnering with payors and 2) partnering with providers. Because our model honors the existing patient-provider relationship, we are able to deploy our care model around existing physicians in a given a market. By utilizing the local healthcare infrastructure, we can quickly build a network of PCPs to serve the healthcare needs of contracted members.

Our business development and managed care teams maintain an active pipeline of new partnership opportunities for both providers and payors. These potential opportunities are developed through significant inbound interest and the deep relationships our team has developed with their more than 20 years of experience in the value-based care space and our proactive assessment of expansion markets. When choosing a market to enter, we make our decision on a county-by-county basis across the United States. We look at various factors including: (i) population size, (ii) payor participants and concentration, (iii) health system participants and concentration, and (iv) competitive landscape.

When entering a new market, we supplement the existing physician network with local market leadership teams and support infrastructure to drive the improvement in medical cost and quality. When entering an adjacent market, we’re able to leverage the investments we previously made to have a faster impact on our expanded footprint. We have historically demonstrated success in effectively growing into new and adjacent markets. As of September 30, 2022, we operate in 15 markets, markets being counties, across five states. P3 is actively pursuing opportunities to expand operations to additional states in the Southwest and Midwest.

Growing Membership in Existing Markets

Once established in a market, we have an opportunity to efficiently expand both our provider and payor contracts. Given the benefits PCPs experience from joining our P3 Care Model, which offers providers the teams, tools and technologies to better support their patient base, we often experience growth in our affiliate network after entering a market. Because of the benefits, we have also historically experienced high retention with our affiliate providers. From 2018 through September 30, 2022, P3 experienced an average of  98% physician retention rate in our affiliate provider network. By expanding our affiliate provider network and adding new physicians to the P3 network, we can quickly increase the number of contracted at-risk members under our existing health plan arrangements.

Additionally, by expanding the number of contracted payors, we can leverage our existing infrastructure to quickly increase our share of patients within our physician network. We have a proven ability to manage medical costs and improve clinical outcomes of our lives under management on behalf of our payor partners. This is evidenced by the receipt of inbound partnership requests from payors to improve growth, quality and profitability in their markets.

Growing Capitated Revenue Per Member

Medicare pays capitation using a risk adjusted model, which compensates payors based on the health status, or acuity, of each individual member. Payors with higher acuity members receive a higher payment and those with lower acuity members receive a lower payment. Moreover, some of our capitated revenues also include adjustments for performance incentives or penalties based on the achievement of certain clinical quality metrics as contracted with payors. Given the prevalence of fee-for-service arrangements, our patients often have historically not participated in a value-based care model, and therefore their health conditions are poorly documented. Through the P3 Care Model, we determine and assess the health needs of our patients and create an individualized care plan consistent with those needs. We capture and document health conditions as a part of this process. We expect that our PMPM revenue will continue to improve the longer members participate in our care model as we better understand and assess their health status (acuity) and coordinate their medical care.

Effectively Managing Member Medical Expense

Our medical claims expense is our largest expense category (except for goodwill impairment), representing 83% of our total operating expenses (excluding goodwill impairment) for the three months and nine months ended September 30, 2022, respectively. We manage our medical costs by improving our members access to healthcare. Our care model focuses on maintaining health and leveraging the primary care setting as a means of avoiding costly downstream healthcare costs, such as emergency department visits and acute hospital inpatient admissions. The power of our model is reflected in the relative performance of our network when compared to local

FFS benchmarks. For example, in 2019 our Arizona members’ emergency department (“ED”) utilization was 36% lower than the local FFS benchmark and inpatient hospital admission rate was 35% lower than the local FFS benchmark.

Achieving Operating Efficiencies

As a result of our affiliate model and ability to leverage our existing local and national infrastructure, we generate operating efficiencies at both the market and enterprise level. Our local corporate, general and administrative expense, which includes our local leadership, care management teams and other operating costs to support our markets, are expected to decrease over time as a percentage of revenue as we add members to our existing contracts, grow membership with new payor and physician contracts, and our revenue subsequently increases. Our corporate general and administrative expenses at the enterprise level include resources and technology to support payor contracting, quality, data management, delegated services, finance and legal functions. While we expect our absolute investment in our enterprise resources to increase over time, we expect it will decrease as a percentage of revenue when we are able to leverage our infrastructure across a broader group of at-risk members. We expect our corporate, general and administrative expenses to increase in absolute dollars in the future as we continue to invest to support growth of our business, as well as due to the costs required to operate as a public company, including insurance coverage, investments in internal audit, investor relations and financial reporting functions, fees paid to the exchange on which we list our securities, and increased legal and audit fees.

Impact of Seasonality

Our operational and financial results will experience some variability depending upon the time of year in which they are measured. This variability is most notable in the following areas:

At-Risk Member Growth. While new members are attributed to our platform throughout the year, we experience the largest portion of our at-risk member growth during the first quarter. Contracts with new payors typically begin on January 1, at which time new members become attributed to our network of physicians. Additionally, new members are attributed to our network on January 1, when plan enrollment selections made during the prior Annual Enrollment Period from October 15th through December 7th of the prior year take effect.

Revenue Per Member. Our revenue is based on percentage of premium we have negotiated with our payors as well as our ability to accurately and appropriately document the acuity of a member’s health status. We experience some seasonality with respect to our per member revenue as it will generally decline over the course of the year. In January of each year, CMS revises the risk adjustment factor for each patient based upon health conditions documented in the prior year, leading to an overall increase in per-patient revenue. As the year progresses, our per-patient revenue declines as new patients join us typically with less complete or accurate documentation (and therefore lower risk-adjustment scores) and patients with more severe acuity profiles (and, therefore, higher per member revenue rates) expire.

Medical Costs. Medical expense is driven by utilization of healthcare services by our attributed membership. Medical expense will vary seasonally depending on a number of factors, including the weather and the number of business days. Certain illnesses, such as the influenza virus, are far more prevalent during colder months of the year, which will result in an increase in medical expenses during these time periods. We would therefore expect to see higher levels of per-member medical expense in the first and fourth quarters. Business days can also create year-over-year comparability issues if one year has a different number of business days compared to another.

Non-GAAP Financial Measures and Key Performance Metrics

We use certain non-GAAP financial measures to supplement our condensed consolidated financial statements, which are presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). These non-GAAP financial measures include Adjusted EBITDA. A non-GAAP financial measure is a numerical measure that departs from GAAP because it includes or excludes amounts that are required under GAAP. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by P3 may not be comparable to similarly titled measures used by other companies. The presentation of non-GAAP financial measures provides additional information to investors regarding our  results of operations that our management believes is useful for trending, analyzing and benchmarking the performance of our business. See “Supplemental Unaudited Presentation of Consolidated Adjusted EBITDA,” below, for a reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP measure.

In addition to our GAAP and non-GAAP financial information, we monitor the following operating metrics to help us evaluate our business, identify trends affecting our business, formulate business plans and make strategic decisions. We believe the following key metrics are useful in evaluating our business:

	December 31,	December 31,	December 31,	September 30,
	2019	2020	2021	2022
At-risk members	19,700	50,600	67,000	101,000
Affiliate PCPs	1,000	1,500	2,100	2,800

At-Risk Membership

At-risk membership represents the approximate number of Medicare Advantage members for whom we receive a fixed per member per month fee under capitation arrangements as of the end of a particular period.

Contracted Primary Care Physicians

Contracted primary care physicians represent the approximate number of primary care physicians included in our affiliate network, with whom members may be attributed under our capitation arrangements, as of the end of a particular period.

The key metric we utilize to measure our profitability and performance is Adjusted EBITDA.

Key Components of Results of Operations

Revenue

Capitated revenue

We contract with health plans using an at-risk model. Under the at-risk model, we are responsible for the cost of all covered health care services provided to members assigned by the health plans to the Company in exchange for a fixed payment, which generally is a POP based on health plans’ premiums received from CMS. Through this capitation arrangement, we stand ready to provide assigned Medicare Advantage members all their medical care via our directly employed and affiliated physician/specialist network.

The premiums health plans receive are determined via a competitive bidding process with CMS and are based on the costs of care in local markets and the average utilization of services by patients enrolled. Medicare pays capitation using a “risk adjustment model”, which compensates providers based on the health status (acuity) of each individual patient. Medicare Advantage plans with higher acuity patients receive higher premiums. Conversely, Medicare Advantage plans with lower acuity patients receive lesser premiums. Under the risk adjustment model, capitation is paid on an interim basis based on enrollee data submitted for the preceding year and is adjusted in subsequent periods after final data is compiled. As premiums are adjusted via this risk adjustment model (via a Risk Adjustment Factor, “RAF”), our PMPM payments will change commensurately with how our contracted Medicare Advantage plans’ premiums change with CMS.

Management determined the transaction price for these contracts is variable as it primarily includes PMPM fees, which can fluctuate throughout the course of the year based on the acuity of each individual enrollee. The Company generally estimates the transaction price using the most likely methodology. Amounts are only included in the transaction price to the extent any significant uncertainty of reversal on cumulative revenue will not occur and is, furthermore, resolved. In certain contracts, PMPM fees also include adjustments for items such as performance incentives or penalties based on the achievement of certain clinical quality metrics as contracted with payors. Capitated revenues are recognized based on an estimated PMPM transaction price to transfer the service for a distinct increment of the series (e.g. month) and is recognized net of projected acuity adjustments and performance incentives or penalties as management can reasonably estimate the ultimate PMPM payment of those contracts. We recognize revenue in the month in which attributed members are entitled to receive healthcare benefits during the contract term.

As previously noted, it is the Company’s policy to recognize the variable RAF component of capitation revenues, to the extent it is probable that a significant reversal will not occur. Generally, the Company’s estimate of the variable RAF component of capitation at the December 31 balance sheet is constrained, as it is not probable that a significant reversal would not occur. Due to the timing of filing the 2021 annual financial statements in October 2022, the Company subsequently collected the RAF component of capitation payments prior to the issuance of the 2021 financial statements, effectively relieving the constraints which normally exist at our December 31, 2021 balance sheet date.  As a result, capitation revenues of $12.3 million which would have been recognized in 2022 were instead recognized in the 2021 annual report.

Other patient service revenue. Other patient service revenue is comprised primarily of encounter-related fees to treat patients outside of P3’s at-risk arrangements at company owned clinics. Other patient service revenue also includes ancillary fees earned under contracts with certain payors for the provision of certain care coordination and other care management services. These services are provided to patients covered by these payors regardless of whether those patients receive their care from our directly employed or affiliated medical groups.

Operating expenses

Medical expenses. Medical expenses primarily include costs of all covered services provided to members by non-P3 employed providers. This also includes an estimate of IBNR. IBNR is recorded as Claims Payable in the accompanying condensed consolidated balance sheets. Estimates for incurred claims are based on historical enrollment and cost trends while also taking into consideration operational changes. Future and actual results typically differ from estimates. Differences could result from an overall change in medical expenses per member, changes in member mix or simply due to the addition of new members. IBNR estimates are made on an accrual basis and adjusted in future periods as required. To the extent we revise our estimates of incurred but not reported claims for prior periods up or down, there would be a correspondingly favorable or unfavorable effect on our current period results that may or may not reflect changes in long term trends in our performance.

Corporate, general and administrative expenses. Corporate, general and administrative expenses include employee-related expenses, including salaries and related costs and stock-based compensation for our executive, technology infrastructure, operations, clinical and quality support, finance, legal, and human resources departments. In addition, general and administrative expenses include all corporate technology and occupancy costs.

Sales and marketing expenses. Sales and marketing expenses consist of costs related to patient and provider marketing and community outreach. These expenses capture all costs for both our local and enterprise sales and marketing efforts.

Depreciation and amortization expense. Depreciation expense is associated with our property and equipment. Depreciation includes expenses associated with leasehold improvements, computer equipment and software, furniture and fixtures and internally developed software. Amortization expense is associated with definite lived intangible assets, including trademarks and tradenames, customer contracts, provider network agreements and payor contracts.

Premium deficiency reserve (“PDR”). Premium deficiency reserves are recognized when there is a future probable loss on unearned capitated premiums after deducting estimated and expected claim costs and claim adjustment expenses and maintenance expenses. PDR represents the advance recognition of a probable future loss in the current period’s financial statements. If a PDR exists, the amount is recognized by recording an additional liability for the probable future deficiency on the current period’s condensed consolidated balance sheet with a corresponding non-cash charge to the condensed consolidated statement of operations.

Results of Operations

The Business Combination resulted in the presentation of the Company’s financial statements on different basis for the periods July 1, 2022 through September 30, 2022 and January 1, 2022 through September 30, 2022; and the period July 1, 2021 through September 30, 2021 and January 1, 2021 through September 30, 2021. The Company has not provided pro forma statements of operations and cash flows for the three and nine-month periods ended September 30, 2021.

The historical financial information of Foresight (a special purpose acquisition company or “SPAC”) prior to the Business Combinations has not been included in the Predecessor financial statements as this information has been determined not to be useful to a user of the financial statements. SPACs deposit the proceeds from their initial public offerings into segregated trust accounts until a business combination occurs, at which point they are utilized to fund the business combination. The operations of a SPAC until the closing of a business combination, other than income from the trust account investments and transaction expenses, are nominal. Accordingly, the only activity reported in the Predecessor period was the operations of P3 LLC. Foresight’s historical financial information is excluded from the Predecessor financial information. Thus, the financial results of the Successor and Predecessor entities are expected to be largely consistent with the exception of certain financial statement line items impacted by the Business Combinations. Therefore, management believes that a discussion of the financial results of the Successor Period of 2022 compared with the Predecessor Period of 2021 is reasonable.

The following table sets forth our condensed consolidated statements of operations data for the periods indicated (dollars in thousands):

	Successor		Predecessor		Successor		Predecessor
	Three Months Ended		Three Months Ended		Nine Months Ended		Nine Months Ended
	September 30, 2022	% of	September 30, 2021	% of	September 30, 2022	% of	September 30, 2021	% of
	(Unaudited)	Revenue	(Unaudited, As Restated)	Revenue	(Unaudited)	Revenue	(Unaudited, As Restated)	Revenue

OPERATING REVENUE:
Capitated Revenue	$243,988	98%	$153,073	98%	$780,775	99%	$443,598	98%
Other Patient Service Revenue	4,272	2%	3,113	2%	10,483	1%	8,472	2%
TOTAL OPERATING REVENUE	248,260	100%	156,186	100%	791,258	100%	452,070	100%
OPERATING EXPENSES:
Medical Expenses	254,776	103%	161,328	104%	788,046	99%	458,333	102%
Premium Deficiency Reserve	(7,302)	-3%	1,600	1%	(10,116)	-1%	4,600	1%
Corporate, General and Administrative Expenses	37,864	15%	20,434	13%	117,560	15%	53,883	12%
Sales and Marketing Expenses	1,119	0%	491	0%	3,392	0%	1,118	0%
Goodwill impairment	—	0%	—	0%	851,456	108%	—	0%
Depreciation and Amortization	21,815	9%	456	0%	65,287	8%	1,219	0%
TOTAL OPERATING EXPENSES	308,272	124%	184,309	118%	1,815,625	229%	519,153	115%
OPERATING LOSS	(60,012)	-24%	(28,123)	-18%	(1,024,367)	-129%	(67,083)	-15%
OTHER INCOME (EXPENSE):
Interest Expense, net	(2,750)	-1%	(2,529)	-2%	(8,244)	-1%	(7,023)	-1%
Mark-to-Market of Stock Warrants	(2,567)	-1%	(1,402)	-1%	3,386	0%	(12,063)	-3%
TOTAL OTHER INCOME (EXPENSE)	(5,317)	-2%	(3,931)	-3%	(4,858)	-1%	(19,086)	-4%
LOSS BEFORE INCOME TAXES	(65,329)	-26%	(32,054)	-21%	(1,029,225)	-130%	(86,169)	-19%

PROVISION FOR INCOME TAXES	—	0%	—	0%	—	0%	—	0%
NET LOSS	(65,329)	-26%	(32,054)	-21%	(1,029,225)	-130%	(86,169)	-19%
LESS NET LOSS ATTRIBUTABLE TO REDEEMABLE NON-CONTROLLING INTERESTS	(54,156)	-22%	—	0%	(853,124)	-108%	—	0%
NET LOSS ATTRIBUTABLE TO CONTROLLING INTERESTS	$(11,173)	-4%	$(32,054)	-21%	$(176,101)	-22%	$(86,169)	-19%
NET LOSS PER SHARE (BASIC)	$(0.27)		$—		$(4.24)		$—
NET LOSS PER SHARE (DILUTED)	$(0.27)		$—		$(4.27)		$—

Revenue

Capitated revenue was $244.0 million for the three months ended September 30, 2022, a 59% increase compared to capitated revenue of $153.1 million for the three months ended September 30, 2021. Capitated revenue was $780.8 million for the nine months ended September 30, 2022, an 76% increase compared to capitated revenue of $443.6 million for the nine months ended September 30, 2021. These increases were driven primarily by a 67% increase in the total number of at-risk members from 60,600 at September 30, 2021 to 101,000 at September 30, 2022, as we increased the number of health plan contracts from fourteen to twenty and a 5% increase in capitation revenue rates, due to increased premiums from patients with a higher average level of acuity. Capitated revenue was approximately 98% and 99% of total revenue for the three and nine months ended September 30, 2022, respectively.

Other patient service revenue was $4.3 million for the three months ended September 30, 2022, a 37% increase compared to other patient service revenue of $3.1 million for the three months ended September 30, 2021. Other patient service revenue was $10.5 million for the nine months ended September 30, 2022, a 24% increase compared to other patient service revenue of $8.5 million for the nine months ended September 30, 2021. These increases were primarily driven by increased fees associated with care coordination services and additional fees earned at owned clinics. Other patient service revenue was approximately 2% and 1% of total revenue for the three and nine months ended September 30, 2022, respectively.

Operating expenses

Medical Expenses

Medical expenses were $254.8 million for the three months ended September 30, 2022, a 58% increase compared to medical expenses of $161.3 million for the three months ended September 30, 2021. Medical expenses were $788.0 million for the nine months ended September 30, 2022, a 72% increase compared to medical expenses of $458.3 million for the nine months ended September 30, 2021. These increases were primarily driven by a 56% increase in the total number of at-risk members year-over-year (“YoY”).

Corporate, General and Administrative Expenses

Corporate, general, and administrative expenses were $37.9 million for the three months ended September 30, 2022, an 85% increase compared to corporate, general and administrative expenses of $20.4 million for the three months ended September 30, 2021. The increase was primarily due to a $1.4 million increase in stock-based compensation expense, a $6.2 million increase in professional fees supporting our operations as a public company, a $1.1 million increase in insurance expense, $1.4 million transaction bonus , and a $6.6 million increase in salary related expenses as the average full time employee count increased from 307 for the three months ended September 30, 2021 to 527 for the three months ended September 30, 2022.

Corporate, general and administrative expenses were $117.6 million for the nine months ended September 30, 2022, a 118% increase compared to corporate, general and administrative expenses of $53.9 million for the nine months ended September 30, 2021. The increase was primarily due to a $15.8 million increase in stock-based compensation expense, a $16.6 million increase in professional fees supporting our operations as a public company, $7.3 million transaction bonus , $1.1 million increase in computer software expense, and a $21.6 million increase in salary related expenses as the average full time employee count increased from 307 for the nine months ended September 30, 2021 to 527 for the nine months ended September 30, 2022.

Sales and Marketing Expenses

Sales and marketing expenses were $1.1 million for the three months ended September 30, 2022, a 128% increase compared to sales and marketing expenses of $0.5 million for the three months ended September 30, 2021. Sales and marketing expenses were $3.4 million for the nine months ended September 30, 2022, a 203% increase compared to sales and marketing expenses of $1.1 million for the nine months ended September 30, 2021.  These increases were driven by increases in community outreach spend and higher spending related to patient and provider marketing initiatives.

Depreciation and Amortization Expense

Depreciation and amortization expenses were $21.8 million for the three months ended September 30, 2022, compared to amortization expenses of $0.5 million for the three months ended September 30, 2021. Depreciation and amortization expenses were $65.3 million for the nine months ended September 30, 2022, compared to $1.2 million for the nine months ended September 30, 2021. These increases were associated with definite lived intangible assets acquired in the Business Combinations in the fourth quarter of 2021, including trademarks and tradenames, customer contracts, provider network agreements and payor contracts.

Premium Deficiency Reserve (PDR)

Reductions to the PDR of $7.3 million and $10.1 million were recorded for the three and nine month periods ended September 30, 2022, respectively. A PDR of $1.6 million and $4.6 million were recorded in the three and nine month periods ended September 30, 2021, respectively.

Goodwill Impairment

The Company recorded an $851.5 goodwill impairment charge in the three month period ended June 30, 2022 due to the macroeconomic and financial market conditions, industry-specific considerations, the Company’s performance, and its sustained decrease in share price. See Note 11 “Goodwill.”

Other (Income)/Expense

Interest expense, net was $2.8 million for the three months ended September 30, 2022, an 8.7% increase compared to interest expense of $2.5 million for the three months ended September 30, 2021. Interest expense, net was $8.2 million for the nine months ended September 30, 2022, a 17% increase compared to interest expense of $7.0 million for the nine months ended September 30, 2021. These increases were primarily due to interest associated with the Company’s Term Loan Facility (defined below).

A loss of $2.6 million and $1.4 million were recorded for the three months ended September 30, 2022 and the three months ended September 30, 2021, respectively, for the change in the fair value of warrant liabilities associated with our public, private placement and forward purchase warrants. A gain of $3.4 million and loss of $12.1 million were recorded for the nine months ended September 30, 2022 and the nine months ended September 30, 2021, respectively.

Provision for Income Taxes

The provision for income taxes was zero in each of the three and nine-month periods ended September 30, 2022 and September 30, 2021. As a result of the Business Combinations, substantially all of the Company’s assets and operations are held and conducted by P3 LLC and its subsidiaries, and the Company’s only assets are equity interest in P3 LLC. P3 LLC is treated as a partnership for U.S. federal and most applicable state and local income tax jurisdictions. As a partnership, P3 LLC is generally not subject to U.S. federal, state and local income taxes. Any taxable income or loss generated by P3 LLC is passed through to and included within the taxable income or loss of its members. Prior to the Business Combinations, the income and losses of P3 LLC was passed through to its members and nontaxable to P3 LLC.

Net Loss

Net loss was $65.3 million for the three-months ended September 30, 2022, or a 103% increase compared to a net loss of $32.1 million for the three-months period ended September 30, 2021. The $33.3 million increase primarily reflects a $93.4 million increase in medical expenses, net, a $17.4 million increase in corporate, general and administrative expenses, and a $21.4 million increase in depreciation and amortization expenses, partially offset by the $92.0 million increase in total operating revenue, a $8.9 million decrease in PDR expense, and a $1.2 million increase on the mark-to-market of stock warrants loss in the third quarter of 2022 compared with 2021. Net loss was $1,029.2 million for the nine-month periods ended September 30, 2022, or a 1,194% increase compared to a net loss of $86.2 million in the nine-months ended September 30, 2021. The $943.1 million increase primarily reflects a $329.7 million increase in medical expenses, net, a $851.5 million goodwill impairment charge in 2022, a $63.7 million increase in corporate, general and administrative expenses, and a $64.1 million increase in depreciation and amortization expenses, partially offset by a $339.2 million increase in total operating revenue, a $14.7 million decrease in PDR expense, and a $3.4 million gain on the mark-market of stock warrants in 2022 compared with a $12.1 million loss in 2021.

Supplemental Unaudited Presentation of Consolidated Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure. We present Adjusted EBITDA because we believe it helps investors understand underlying trends in our business and facilitates an understanding of our operating performance from period to period because it facilitates a comparison of our recurring core business operating results. Adjusted EBITDA is intended as a supplemental measure of our performance that is neither required by, nor presented in accordance with, GAAP. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion. The definition of Adjusted EBITDA may not be the same as the definitions used in any of our debt agreements.

By definition, EBITDA consists of net income (loss) before interest, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA, further adjusted to add back the effect of certain expenses, such as mark-to-market warrant expense, PDR, stock-based compensation expense and transaction expenses.

Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP. It is unaudited and should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of our operating performance. Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, debt principal repayments, and other expenses defined above, which can be significant. As a result, Adjusted EBITDA should not be considered as a measure of our liquidity.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to Adjusted EBITDA set forth above and not rely on any single financial measure to evaluate our business.

The following table sets forth a reconciliation of net loss to Adjusted EBITDA using data derived from our unaudited consolidated financial statements for the periods indicated (dollars in thousands):

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
	(Unaudited)	(Unaudited, As Restated)	(Unaudited)	(Unaudited, As Restated)
Net loss	$(65,329)	$(32,054)	$(1,029,225)	$(86,169)

Adjustments to net loss
Interest expense, net	2,751	2,529	8,245	7,023
Depreciation and amortization expense	21,815	456	65,287	1,219
Goodwill impairment	—	—	851,456	—
Mark-to-market warrants	2,567	1,402	(3,386)	12,063
Premium deficiency reserve	(7,302)	1,600	(10,116)	4,600
Transaction expense, Business Combinations	112	—	2,248	—
Transaction related litigation expense	300	—	1,371	—
Transaction bonuses	1,432	—	7,337	—
Stock-based compensation expense	1,784	355	17,211	1,379
Restatement related costs	1,563	—	1,563	—
Other	—	—	109	—
Total adjustments to net loss	25,022	6,342	941,325	26,284
Adjusted EBITDA loss	$(40,307)	$(25,712)	$(87,900)	$(59,885)

Liquidity and Capital Resources

General

To date, we have financed our operations principally through the Business Combination, private placements of our equity securities, payments from our payors and borrowings under the Term Loan Facility (defined below). We generate cash primarily from our contracts with payors. As of September 30, 2022, we had cash and restricted cash of $35.4 million.

We expect to continue to incur operating losses and generate negative cash flows from operations for the foreseeable future due to the strong growth we have experienced over the last four years and the investments we intend to make in expanding our business, which will require up-front expenses. Our future capital requirements will depend on many factors, including the pace of our growth, ability to manage medical costs, the maturity of our members, and our ability to raise capital. We may need to raise additional capital through a combination of debt financing, other non-dilutive financing and/or equity financing and to the extent we are unsuccessful at doing so, we may need to adjust the Company’s growth trajectory to accommodate its capital needs and look for additional ways to generate cost efficiencies.

Our primary uses of cash include payments for medical expenses, administrative expenses, cost associated with our care model, debt service and capital expenditures. Final reconciliation and receipts of amounts due from payors are typically settled in arrears.

Following the completion of the Business Combinations (the “Closing”) on December 3, 2021, substantially all of P3’s assets and operations are held and conducted by P3 LLC, the surviving company post-combination. The ability of P3 Health Partners Inc. to pay taxes, make payments under the Tax Receivable Agreement (defined below) and to pay dividends will depend on the financial results and cash flows of P3 LLC and the distributions received from P3 LLC. Deterioration in the financial condition, earnings or cash flow of P3 LLC for any reason could limit or impair P3 LLC’s ability to pay such distributions. Additionally, to the extent that P3 needs funds and P3 LLC is restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or P3 LLC is otherwise unable to provide such funds, it could materially adversely affect the liquidity and financial condition of P3. It is anticipated that the distributions P3 will receive from P3 LLC may, in certain periods, exceed the actual tax liabilities and obligations to make payments under the Tax Receivable Agreement.

Tax Receivable Agreement

Pursuant to our election under Section 754 of the Internal Revenue Code (the “Code”), we expect to obtain an increase in our share of the tax basis in the net assets of P3 LLC when its units are redeemed or exchanged. We intend to treat any redemptions and exchanges of P3 LLC Units as direct purchases of the units for U.S. federal income tax purposes. These increases in tax basis may reduce the amounts that we would otherwise pay in the future to various tax authorities. They may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent the tax basis is allocated to those capital assets.

In connection with the Business Combinations, we entered into a Tax Receivable Agreement (“TRA”) with certain of the P3 Equityholders and P3 LLC that provides for the payment by us of 85% of the amount of any tax benefits that we actually realize, or in some cases are deemed to realize, as a result of (i) increases in our share of the tax basis in the net assets of P3 LLC resulting from any redemptions or exchanges of P3 LLC, (ii) tax basis increases attributable to payments made under the TRA, and (iii) deductions attributable to imputed interest pursuant to the TRA (the “TRA Payments”). We expect to benefit from the remaining 15% of any tax benefits that we may actually realize. The estimation of a liability under the TRA is, by its nature, imprecise and subject to significant assumptions regarding a number of factors, including (but not limited to) the amount and timing of taxable income generated by the Company each year as well as the tax rate then applicable. As a result of the Business Combinations, the potential future tax benefits are estimated to be $5.4 million, of which $4.6 million is estimated to be the associated TRA liability.

As noted above, we have no recorded tax benefits associated with the increase in tax basis as a result of the Business Combinations. As a result, we determined that payments to TRA holders are not probable and no TRA liability has been recorded as of September 30, 2022 and December 31, 2021.

As non-controlling interest holders exercise their right to exchange their units in P3 LLC(“P3 LLC Units”), a TRA liability may be recorded based on 85% of the estimated future tax benefits that the Company may realize as a result of increases in the tax basis of P3 LLC. The amount of the increase in the tax basis, the related estimated tax benefits, and the related TRA liability to be recorded will depend on the price of our Class A Common Stock at the time of the relevant redemption or exchange.

Liquidity

As of the date of this report, we believe that our cash, cash equivalents and restricted cash are not sufficient to fund our operating and capital needs for at least the next 12 months from the issuance of this Form 10-Q. This evaluation of our cash resources available over the next twelve months does not take into consideration the potential mitigating effect of management’s plans that have not been fully implemented or the many factors that determine the company’s capital requirements, including the pace of our growth, ability to manage medical costs, the maturity of our members, and our ability to raise capital.  Management continues to explore raising additional capital through a combination of debt financing and equity issuances. If we raise funds by issuing debt securities or preferred stock, or by incurring loans, these forms of financing would have rights, preferences, and privileges senior to those of holders of our Common Stock. If we raise capital through the issuance of additional equity, such sales and issuance would dilute the ownership interests of the existing holders of the Company’s Common Stock. The availability and the terms under which we may be able to raise additional capital could be disadvantageous, and the terms of debt financing or other non-dilutive financing may involve restrictive covenants and dilutive financing instruments, which could place significant restrictions on our operations. Macroeconomic conditions and credit markets could also impact the availability and cost of potential future debt financing. There can be no assurances that any additional debt, other non-dilutive and/or equity financing would be available to us on favorable terms, or potentially at all. We expect to continue to incur net losses, comprehensive losses, and negative cash flows from operating activities in accordance with our operating plan.

As of the date of this report, we believe that our existing cash resources are not sufficient to support planned operations. The matters discussed above raise substantial doubt about our ability to continue as a going concern within one year after the date the financial statements are issued. The accompanying condensed consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

Cash Flows

The following discussion of our cash flows is based on the consolidated statements of cash flows. The following table sets forth summarized cash flows for the periods indicated:

	Successor	Predecessor
	Nine Months Ended	Nine Months Ended
	September 30, 2022	September 30, 2021
	(Unaudited)	(Unaudited,
		As Restated)
Net cash used in operating activities	$(94,065,131)	$(39,827,450)
Net cash used in investing activities	(7,783,535)	(7,884,167)
Net cash (used in) provided by financing activities	(3,624,662)	12,491,534
Net change in cash	(105,473,328)	(35,220,083)
Cash at beginning of period	140,833,872	39,902,947
Cash at end of period	$35,360,544	$4,682,864

Net cash used in operating activities for the nine months ended September  30, 2022, was $94.1 million, an increase of $54.3 million compared to net cash used in operating activities of $39.8 million for the nine months ended September 30, 2021. Significant changes impacting net cash used in operating activities for the nine months ended September  30, 2022 as compared to the nine months ended September 30, 2021 were as follows:

●	a $943.1 million increase in our net loss from $86.2 million for the nine months ended September 30, 2021 to $1,029.2 million for the nine months ended September 30, 2022, driven in part by a $851.5 million goodwill impairment charge and a $51.7 million increase in certain non-cash expenses including depreciation, amortization, stock-based compensation, mark-to-market adjustments for warrants and premium deficiency reserves and the performance in our capitated contracts and increased at-risk Medicare Advantage members, as described above;
●	a decrease in our net health plan receivables for the nine months ended September 30, 2022 of $31.2 million compared to a decrease in our net health plan receivables for the nine months ended September 30, 2021 of $0.9 million.
●	a decrease in our net health plan payables for the nine months ended September 30, 2022 of $1.9 million compared to a decrease in our net health plan payables for the nine months ended September 30, 2021 of $0.5 million; and
●	offset by an increase in our claims payable for the nine months September 30, 2022 of $32.7 million compared to an increase in our claims payable for the nine months ended September 30, 2021 of $18.2 million;

Net cash used in investing activities for the nine months ended September 30, 2022 was $7.8 million compared to $7.9 million for the nine months ended September 30, 2021. The decrease in net cash used in investing activities was primarily driven by a decrease in purchases of property, plant and equipment, which is partially offset by increase in cash from acquisitions.

Net cash used in financing activities for the nine months ended September 30, 2022, was $3.6 million, a $16.1 million decrease, compared to net cash provided by financing of $12.5 million for the nine months ended September 30, 2021. This decrease reflects net proceeds of $12.8 million from the issuance of long-term debt during the nine months ended September 30, 2021 and repayment of short-term and long-term debt totaling $3.6 million during the nine months ended September 30, 2022.

Contractual Obligations and Commitments

Our principal commitments consist of repayments of unpaid claims, long-term debt on term loans, unsecured debt and leases obligation for our facilities.

The following table summarizes our contractual obligations as of September 30, 2022 (in thousands):

	Payments due by Period
		Less than			More than
	Total	1 year	1-3 years	3-5 years	5 years
Unpaid Claims	$134,705,426	$134,705,426	$—	$—	$—
Short-term debt	—	—	—	—	—
Term loan	65,000,000	—	—	65,000,000	—
Unsecured debt	15,000,000	—	—	15,000,000	—
Lease obligation	11,370,108	570,897	3,449,837	3,648,065	3,701,309
Other	—	—	—	—	—
Total	$226,075,534	$135,276,323	$3,449,837	$83,648,065	$3,701,309

Unpaid claims

As of September 30, 2022, we estimated a balance of unpaid claims due to third parties for health care services provided to members, including estimates for incurred but not reported claims, of $134.7 million. Estimates for incurred claims are based on historical enrollment and cost trends while also taking into consideration operational changes. Future and actual results typically differ from estimates. Differences could result from an overall change in medical expenses per members, changes in member mix or simply due to addition of new members.

Term Loan

On November 19, 2020, the Company entered a Term Loan and Security Agreement with CRG Servicing, LLC (the “Term Loan Agreement”) providing for funding of up to $100 million (the “Term Loan Facility”). The maturity date of the Term Loan Facility is December 31, 2025. As of September 30, 2022, we had $65.0 million of borrowings outstanding under the Term Loan Facility, and the remaining availability under the Term Loan Facility ended upon termination of the commitment period on February 28, 2022. Interest is payable at 12.0 % per annum on a quarterly cycle (in arrears) beginning March 31, 2021. Commencing in March of 2021, we elected to pay 8.0% with the remaining 4.0% being added to principal as “paid in kind” (“PIK”) for a period of three years (or twelve payments), in lieu of the full 12.0% in cash.

Under the terms of the Term Loan Agreement, we must remain in compliance with financial covenants such as minimum liquidity of $5.0 million and annual minimum revenue levels. In addition, the Term Loan Facility restricts our ability and the ability of our subsidiaries to, among other things, incur indebtedness and liens. Beginning in 2021, and on an annual basis thereafter, the Company must post a minimum amount of annual revenue equal to or greater than $395.0 million; increasing to $460.0 million in 2022; $525.0 million in 2023; $585.0 million in 2024 and $650.0 million in 2025 and thereafter. The maturity date may be accelerated as a remedy under the certain default provisions in the agreement, or in the event a mandatory prepayment event occurs. The Company was in compliance with all covenants at September 30, 2022, except for the condition disclosed in Note 15 “Long-term Debt”, where the Company was not in compliance with a covenant related to the issuance of the 2021 financial statements with an audit opinion free of a “going concern” qualification or timely filing of the 2021 financial statements. The Term Loan lenders granted (i) a waiver of the covenant under the Facility related to the existence of a “going concern” qualification in the audit opinion for our audited financial statements for the fiscal year ended December 31, 2021 and (ii) a consent to extend the deadline to provide audited financial statements for the year ended December 31, 2021 to October 21, 2022.

Unsecured Debt

As of September 30, 2022, we have a $15.0 million unsecured note with a former equity investor. The note carries interest of 11.0% per year. The principal balance plus accrued interest is due at maturity, which is the earlier of June 30, 2026 or a change in control transaction. The transaction pertaining to P3’s merger with Foresight did not constitute a change in control. As of September 30, 2022, accrued interest totaled $8.3 million on this note.

For additional discussion of our unpaid claims, term loan, unsecured debt and lease obligation, see Note 3 “Going Concern and Liquidity,” Note 14 “Claims Payable,” Note 15 “Long-term Debt,” and Note 21 “Leases” in our condensed consolidated financial statements as of and for the period ended September 30, 2022, included elsewhere in this Quarterly Report on Form 10-Q.

JOBS Act

We qualify as an “Emerging Growth Company” pursuant to the provisions of the JOBS Act. For as long as we are an “Emerging Growth Company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation.

In addition, under the JOBS Act, Emerging Growth Companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We intend to take advantage of the longer phase-in periods for the adoption of new or revised financial accounting standards under the JOBS Act until we are no longer an Emerging Growth Company. Our election to use the phase-in periods permitted by this election may make it difficult to compare our financial statements to those of non-Emerging Growth Companies and other Emerging Growth Companies that have opted out of the longer phase-in periods permitted under the JOBS Act and who will comply with new or revised financial accounting standards. If we were to subsequently elect instead to comply with public company effective dates, such election would be irrevocable pursuant to the JOBS Act.

Critical Accounting Policies and Estimates

Our condensed consolidated financial statements have been prepared in accordance with U.S. GAAP. Preparation of the financial statements requires management to make judgments, estimates and assumptions that impact the reported amount of revenue and expenses, assets and liabilities and the disclosure of contingent assets and liabilities. We consider an accounting judgment, estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on our consolidated financial statements.

Accounting policies, including those requiring the application of significant judgement by management, are described in Note 4 “Significant Accounting Policies” to our condensed consolidated financial statements included elsewhere in this Form 10-Q and in Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2021 Form 10-K. There were no material changes to these policies and estimates as compared to those described in our 2021 Form 10-K.

Recent Accounting Pronouncements

See Note 5 “Recent Accounting Pronouncements Adopted” to our condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q for a description of recent accounting standards issued and the anticipated effects on our consolidated financial statements.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure due to potential changes in inflation or interest rates. We do not hold financial instruments for trading purposes. As of September 30, 2022, there have been no material changes to our market risk assessment previously disclosed in our 2021 Form 10-K.

Item 4. Controls and Procedures

Limitations on effectiveness of controls and procedures

In designing and evaluating our disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives.

Evaluation of Disclosure Controls and Procedures

The Company maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that are designed to ensure that information required to be disclosed in the Company’s reports under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms, and that such information is accumulated and communicated to the Company’s management, including the principal executive officer and the principal financial officer, as appropriate, to allow timely decisions regarding required disclosure.

As of September 30, 2022, under the supervision and with the participation of Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), management carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures. Based upon that evaluation, our CEO and CFO concluded that our disclosure controls and procedures were not effective as of the end of the period covered by this Form 10-Q due to material weaknesses in internal control over financial reporting identified in our 2021 Form 10-K for the year ended December 31, 2021, as further described below.

Material Weaknesses

In connection with the audit of our financial statements for the year ended December 31, 2021, and as previously reported, the restatement of the Company’s financial statements for the years ended December 31, 2020 and 2019 as more fully described in Note 2 “Restatement of Previously Issued Financial Statements” to our consolidated financial statements in our 2021 Form 10-K, we concluded that there were material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

Management has determined that the Company had the following material weaknesses in its internal control over financial reporting:

Control Environment, Risk Assessment and Monitoring

We did not maintain appropriately designed entity-level controls impacting the control environment, risk assessment procedures, and effective monitoring activities to prevent or detect material misstatements to the consolidated financial statements.  These material weaknesses are specifically attributed to the following:

●	We did not have adequate policies and procedure or sufficient qualified resources with sufficient technical knowledge to maintain effective controls over the accounting related to significant accounts and related financial statement disclosures.
●	We did not design and implement a sufficient risk assessment process to identify and assess risks impacting control over financial reporting.
●	We had ineffective evaluation and determination as to whether the components of internal control were present and functioning.

Control Activities and Information and Communication

As a consequence of these entity-level material weaknesses, we did not design, implement, and maintain effective control activities within certain business processes and the information technology environment to mitigate the risk of material misstatement in financial reporting. Specifically:

●	We did not maintain effective controls over our information systems to ensure that relevant and reliable information was communicated on a timely basis across the organization to support the financial reporting process. Particularly:
o	We did not design and implement effective information technology general controls in the areas of user access related to certain information technology systems that support our financial reporting process.
o	We did not maintain sufficient segregation of duties over the performance of control activities for financial close and reporting, including over the review of account reconciliations and journal entries.
●	We did not design and maintain effective management review controls at a sufficient level of precision over the accounting for transactions related to the risk adjustment factor receivable and related revenue, capitated revenue classification, premium deficiency reserves, business combinations, goodwill and intangibles, income taxes, warrant valuation, and equity awards. This material weakness resulted in certain material corrections to the financial statements.
●	We did not design and maintain effective controls at a sufficient level of precision over the estimation of claims expense and payable including controls over the review of historical claims data, including the completeness and accuracy of data used to determine the financial statement amounts.
●	We did not design and maintain effective controls over accounting for complex transactions, including the inaccurate attribution of net income or loss to the controlling and non-controlling interest pursuant to ASC 810 for subsidiaries that are variable interest entities, the improper classification of the Class A Units as permanent equity instead of temporary equity, and the improper accounting of preferred returns in equity and interest expense, as no recognition is necessary until legally declared. This material weakness resulted in the restatement discussed in Note 2 to the financial statements included herein.

Remediation Activities

We have taken and are taking steps to remediate these material weaknesses through (i) hiring qualified accounting, financial reporting, IT, and other key management personnel with public company experience, (ii) engaging an external advisor to assist with documenting internal controls, including enhancing controls to ensure proper communication of critical information, review and approvals; evaluating effectiveness of internal controls and assist with the remediation of deficiencies and training of personnel, as necessary, and establishment of a formal internal audit function and (iii) enhancing policies, procedures, and documentation for significant areas of accounting, including each area where a material weakness was identified. We are still in the process of implementing these steps and cannot assure investors that these measures will significantly improve or remediate the material weaknesses described above.

Changes in internal control over financial reporting

Other than the actions to remediate the material weaknesses in our internal control over financial reporting as described above, which was ongoing as of the date of issuance of this Form 10-Q, there were no changes in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the quarter ended September 30, 2022 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II    OTHER INFORMATION

Item 1. Legal Proceedings

From time to time, we are involved in litigation and proceedings in the ordinary course of our business. Other than the legal proceedings disclosed in Part I, Item 3., “Legal Proceedings” of our 2021 Form 10-K, we are not involved in any legal proceeding that we believe would have a material effect on our business or financial condition. There have been no material changes or developments in our legal proceedings during the nine months ended September 30, 2022, from those previously disclosed in Part I, Item 3., “Legal Proceedings” of our 2021 Form 10-K , other than as described below.

Class D Dispute

On June 11, 2021, Hudson Vegas Investment SPV, LLC (“Hudson”), a holder of P3’s Class D Units, filed an action in the Delaware Court of Chancery captioned Hudson Vegas Investments SPV, LLC v. Chicago Pacific Founders Fund, L.P., et al., C.A. No. 2021-0518-JTL (the “Hudson Action”), in which it challenged the Business Combinations. Specifically, Hudson purports to assert claims against P3, certain managers that were on the P3 Board of Managers, certain of its officers, and Chicago Pacific Founders Fund, L.P. (“CPF”) for breach of P3’s then-existing LLC agreement (against P3 and CPF), breach of fiduciary duty (against certain of P3’s officers) and breach of contract claims related to the then-existing LLC Agreement (against the P3 Board of Managers) in connection with the process leading up to, and approval of, the Business Combinations. In the Hudson Action, Hudson sought to enjoin the consummation of the Business Combinations and seeks a declaration that the Business Combinations violate its rights under the P3 then-existing LLC agreement, a declaration that certain managers on the P3 Board of Managers and certain of P3’s officers breached their fiduciary duties, and money damages including attorneys’ fees.

On June 13, 2021, P3 filed an action in the Delaware Court of Chancery captioned P3 Health Group Holdings, L.L.C. v. Hudson Vegas Investment SPV, LLC, C.A. No. 2021-0519-JTL (the “P3 Action”). In the P3 Action, P3 seeks: (i) a declaration that the Business Combinations do not violate Section 3.10 of P3’s Existing LLC Agreement; and (ii) reformation of a provision of P3’s Existing LLC Agreement. The P3 Action was consolidated with the Hudson Action. The combined cases are captioned In re P3 Health Group Holdings, L.L.C, C.A. No. 2021-0518-JTL.

On June 22, 2021, Hudson filed a motion for expedited proceedings in the Hudson Action in which it sought expedited discovery and a hearing on its motion for preliminary injunction to enjoin the consummation of the Business Combinations. The defendants in the Hudson Action determined not to oppose Hudson’s motion for expedited proceedings and engaged in expedited discovery in advance of a preliminary injunction hearing that took place September 9, 2021.

On September 14, 2021, the Court of Chancery issued an oral ruling denying Hudson’s motion for preliminary injunction due to the lack of probability of success on the merits or, with respect to the Section 5.10 of the then-existing P3 LLC agreement (the “Purchase Option”) only, lack of a showing of irreparable harm based on the condition that the escrow described below be created. In its ruling, the Court held that Hudson had not demonstrated a reasonable probability of success on its claims, except for its claim under the Purchase Option, which - if applicable - would allow Hudson to exercise an option to purchase additional equity interests in P3 in connection with the pending transaction with Foresight. With respect to the Purchase Option claim, the Court declined to address the merits and instead denied Hudson’s motion finding that Hudson failed to demonstrate irreparable harm. This ruling was made subject to the condition that Defendants memorialize their commitment to escrow, pending final resolution of this action, the consideration Hudson would be entitled to receive if it is determined that the Purchase Option can be validly exercised, in a stipulation filed with the Court. On September 17, 2021, Defendants filed a stipulation and proposed order regarding escrow which confirmed their commitment to do so and to cause the Payment Spreadsheet (as that terms is defined in Section 2.01(f) of the Merger Agreement) to provide that such consideration will be directed to such escrow. The Court granted and entered the stipulation and proposed order on September 17, 2021.

The former members of P3 (other than Hudson) have agreed to indemnify the Company and P3 LLC following the Closing, for any damages, including reasonable attorney’s fees, arising out of matters relating to the dispute with Hudson.

On December 27, 2021, Hudson filed a Motion for Leave to Amend the Verified Complaint. The proposed Amended Complaint contains certain of Hudson’s original claims and also adds additional claims, including bad faith breach of contract claims against certain of the former P3 Managers, an additional contractual claim against P3, and a tortious interference with contract claim against Foresight Acquisition Corp., Foresight Acquisition Corp. II, P3 Partners Inc., Sameer Mathur, and Greg Wasson. Defendants informed Hudson that they did not oppose the Motion for Leave to Amend the Verified Complaint, and on February 4, 2022, Hudson filed its Verified Amended Complaint.

On March 9, 2022, all Defendants moved to dismiss the Verified Amended Complaint. The Briefing on Defendants’ Motion to Dismiss was completed on May 17, 2022.

On March 25, 2022, Hudson served its Second Request for the Production of Documents directed to Defendants, and on April 14, 2022, Defendants filed a Motion to Stay Discovery and for Protective Order Pending Resolution of Motions to Dismiss (the “Motion to Stay”). Defendants served formal responses and objections to the Second Request for the Production of Documents on April 25, 2022.

Hudson opposed the Motion to Stay on May 12, 2022. On July 13, 2022, the Court heard argument on both the Motions to Dismiss and the Motion to Stay and took the matters under advisement.

On September 12, 2022, the Court issued an opinion which concluded that the Court could exercise personal jurisdiction over Ms. Puathasnanon, an officer defendant in the action. The Court has not addressed any of the other arguments in the Motions to Dismiss, including Ms. Puathasnanon’s other defenses. On October 14, 2022, the Court issued an opinion which concluded that the Court could exercise personal jurisdiction over Mr. Wasson. The Court has not addressed any of the other arguments in the Motions to Dismiss, including Mr. Wasson’s other defenses.

On October 31, 2022, the Court issued an opinion granting in part and denying in part the Company’s Motion to Dismiss. The Court denied Defendants’ motion with respect to Hudson’s claims that the Company breached the LLC Agreement by: (i) allegedly failing to obtain Hudson’s consent before allocating seats on the board of directors for the new company to certain representatives from Chicago Pacific; (ii) combining the Company with a CPF affiliate, MyCare; (iii) allegedly not making a full first-priority distribution to Hudson; (iv) using blocker transactions as part of the merger; and (v) allegedly failing to provide Hudson managers with certain information during the transaction and allegedly not permitting them to participate in the planning of the transaction.  The Court granted all other breach of contract claims against the Company.

On November 1, 2022, the Court issued an opinion granting in part and denying in part a motion to dismiss filed by Mr. Leisure, Mr. Kazarian, Mr. Abdou, Mr. Bacchus, Mr. Garrett, Mr. Price, Ms. Glisson, and Mr. Leavitt (the “Manager Defendants”) with respect to Hudson’s claim for bad faith breach of contract under a variety of theories.  The Court’s opinion granted in part and denied in part the Manager Defendants’ motion, permitting certain of Hudson’s bad faith breach of contract claims to proceed against the Manager Defendants, but dismissing others.

Item 1A. Risk Factors

There have been no material changes in our risk factors from those previously disclosed in Part I, Item 1A., “Risk Factors” of our 2021 Form 10-K. You should carefully consider the risk factors discussed in our 2021 Form 10-K, which could materially affect our business, financial condition or future results.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

None.

Item 3. Defaults Upon Senior Securities

Not applicable.

Item 4. Mine Safety Disclosures

Not applicable.

Item 5. Other Information

On November 11, 2022, certain subsidiaries of the Company and Eric Atkins entered into a Confidential Separation Agreement and Release (the “Separation Agreement”) in connection with Mr. Atkin’s resignation as Chief Financial Officer of the Company. Pursuant to the Separation Agreement, 81,264 unvested P3 LLC Units and Class V common stock of the Company held by Mr. Atkins will vest on January 20, 2023 (rather than be forfeited for no consideration) in exchange for Mr. Atkins’s execution and non-revocation of a general release of claims and his continued compliance with non-competition, non-solicitation, non-disparagement and confidentiality covenants.

The foregoing description of the Separation Agreement is only a summary and is qualified in its entirety by the full text of the Separation Agreement, a copy of which is attached to this Form 10-Q as Exhibit 10.1.

Item 6. Exhibits

Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed/Furnished Herewith

2.1	Agreement and Plan of Merger, dated as of May 25, 2021, by and between Foresight, P3 Health Group Holdings, LLC, FAC Merger Sub LLC.	8-K	001-40033	2.1	6/1/2021
2.2	Transaction and Combination Agreement, dated as of May 25, 2021, by and among Foresight, the Merger Corps, the Blockers, Splitter and the Blocker Sellers.	8-K	001-40033	2.2	6/1/2021
2.3	First Amendment to Merger Agreement, dated as of November 21, 2021, by and among Foresight, Merger Sub and P3.	8-K	001-40033	2.1	11/22/2021
2.4	Second Amendment, dated as of December 3, 2021, to the Agreement and Plan of Merger, dated as of May 25, 2021, by and among Foresight Acquisition Corp. (“Foresight”), FAC merger Sub LLC and P3 Health Group Holdings, LLC.	8-K	001-40033	2.4	12/3/2021
2.5	The First Amendment to the Transaction and Combination Agreement between Foresight, the Merger Corps, the Blockers, Splitter and the Blocker Sellers.	8-K	001-40033	2.5	12/3/2021
3.1	Amended and Restated Certificate of Incorporation of the Company.	8-K	001-40033	3.1	12/3/2021
3.2	Bylaws of the Company.	8-K	001-40033	3.2	12/3/2021
10.1	Separation Agreement, by and between P3 Health Partners Inc. and Eric Atkins.					*
31.1	Certification of Principal Executive Officer pursuant to Securities Exchange Act Rules 13a-14(a) and 15(d)-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.					*
31.2	Certification of Principal Financial Officer pursuant to Securities Exchange Act Rules 13a-14(a) and 15(d)-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.					*
32.1	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.					**

32.2	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.	**
101.INS	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.	*
101.SCH	Inline XBRL Taxonomy Extension Scheme Document	*
101.CAL	Inline XBEL Taxonomy Extension Calculation Linkbase Document	*
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document	*
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document	*
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document	*
104	Cover Page Interactive Data File (Embedded within the Inline XBRL document and included in Exhibit 101)	*

*	Filed herewith.
**	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 14, 2022	P3 Health Partners Inc.

	By:	/s/ Erin Darakjian
Erin Darakjian
Interim Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE

This Confidential Separation Agreement and Release (the “Agreement”) is entered into by and between Eric Atkins (“Employee”), P3 Health Partners Inc. (the “Company”), P3 Health Group Management, LLC (“Employer”), and P3 Health Group, LLC (“P3 LLC”) (each individually referred to as a “Party” and collectively as “Parties”). Employee resigned his employment with Employer, effective as of November 1, 2022 (“Separation Date”). The Parties wish to resolve any issues that may exist surrounding Employee’s employment and separation from employment with Employer. By offering and entering into this Agreement, none of the Parties admit to any liability or wrongdoing with respect to each other and/or any third party.

Therefore, for good and sufficient consideration, the Parties agree as follows.

1.Effective Date. The Effective Date of this Agreement shall be upon Employer’s receipt of this Agreement, dated and signed by Employee. Employee shall have 10 days following receipt of this Agreement to review this Agreement.

2.Consideration.  Employee is a party to that certain Incentive Unit Grant Agreement, dated March 1, 2021 (the “Grant Agreement”), pursuant to which Employee was granted 215,000 Class C-1 Units of P3 Health Group Holdings, LLC (the “Incentive Units”), subject to the terms of the Grant Agreement.  The Incentive Units previously were converted into 406,320 P3 LLC units and 406,320 corresponding shares of Class V common stock of P3 Health Partners Inc. (together, the “P3 Units/Shares”).  As of the Separation Date, (i) Employee had vested in 284,424 of such P3 Units/Shares, and (ii) of the remaining P3 Units/Shares, 81,264 were scheduled to vest on January 20, 2023 and 40,632 were scheduled to vest on January 20, 2024, subject to Employee’s continued employment through the applicable vesting date.  Pursuant to the Grant Agreement, no vesting would occur upon or following a termination of employment, unless Employer terminated Employee’s employment for reasons other than Cause (as defined in the Grant Agreement).

In consideration for the promises made by Employee, and contingent on Employee’s fulfillment of the conditions of this Agreement, Employer, P3 LLC and the Company agree to waive the employment condition for 81,264 P3 Units/Shares, such that such P3 Units/Shares will become vested on January 20, 2023, even though Employee’s employment had terminated as of the Separation Date and prior to the January 20, 2023 vesting date. The Parties each agree that for purposes of this Agreement, the vesting provisions in the Grant Agreement are deemed to be amended to allow for waiver of the employment condition as described in this Section 2, and this waiver of the employment condition and vesting of the 81,264 P3 Units/Shares will be the “Consideration” for purposes of this Agreement.

The Parties each agree to execute and deliver any and all further agreements, documents or instruments necessary to effectuate this Agreement and the transactions referred to herein or contemplated hereby or reasonably requested by the other Party to perfect or evidence its rights hereunder (including an amendment to the Grant Agreement, if the Company, P3 LLC or Employer determines that such amendment is reasonably necessary).

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Employee understands and agrees that none of the Company, Employer or P3 LLC is providing tax or legal advice, or making representations regarding tax obligations or consequences, if any, related to this Agreement. Employee further agrees that Employee is solely responsible for and will fully assume all tax obligations or consequences that may arise in connection with the Consideration. Employee further agrees to fully indemnify and hold Employer and the Releasees (as defined below) harmless from any claims, demands, deficiencies, levies, assessments, executions, judgments, or recoveries made by any governmental entity against any of the Releasees or for any failure by Employee to pay taxes or by the Company, Employer or P3 LLC to make any withholdings or take any tax actions on the Consideration. Employee further agrees that note of the Company, Employer or P3 LLC shall have any obligation to oppose or defend any claims or actions filed by any entity or person arising from amounts claimed due on account of the Consideration or otherwise relating to any payment or benefit under this Agreement.

Employee acknowledges that the Consideration exceeds any obligation of the Company, the Employer or P3 LLC and that but for this Agreement, Employee would not be entitled to any such consideration. Employee acknowledges that Employee has previously / separately been paid all wages due, including all or any regular compensation, overtime compensation, bonuses, commissions, and all amounts owed for accrued but unused vacation/paid time off pay; that none of the Company, the Employer or P3 LLC owe Employee any payments for business expenses related to Employee’s employment; and that Employee is not presently aware of any injury for which Employee may be entitled to file a claim for workers’ compensation benefits.

3.COBRA Benefits.  Employee’s current health benefits coverage will end on November 30, 2022, as a result of Employee’s separation from Employer. Beginning December 1, 2022, Employee will be eligible for and may elect to continue coverage under COBRA at Employee’s own expense.

4.General Release of Claims. In exchange for the Consideration to be provided by the Company, Employer and P3 LLC, and the promises in this Agreement, Employee, for Employee and Employee’s heirs, legal representatives, successors and assigns, knowingly and voluntarily releases and forever discharges the Company, Employer, P3 LLC, their parents, subsidiaries and affiliated entities, and each of their current and former shareholders, members, managers, officers, directors, trustees, beneficiaries, settlors, representatives, employees, volunteers, advisors, agents, attorneys, insurers, successors, predecessors, and assigns (collectively the “Releasees”) from any and all claims, rights, demands, actions, causes of action, judgments, rights, fees, damages, debts, liabilities, expenses and obligations of any kind or nature, whether known or unknown, that Employee has or ever had against them, as permitted by law. This release includes, without limitation, any and all claims for compensation and all claims arising from contract (express or implied), tort, public policy, and equity, and any and all claims of wrongful discharge, retaliation, harassment and/or employment discrimination arising under local, state, and/or federal law and statutes including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family Medical Leave Act, the Fair Labor Standards Act, the federal Occupational Safety and Health Act (“OSHA”), any claims arising under Colorado law, including but not limited to the Colorado Anti-Discrimination Act, the Lawful Off-Duty Activities Statute, the Personnel Files Employee Inspection Right Statute, the Colorado Labor Peace Act, the Colorado Labor Relations Act, and the Colorado Equal Pay Act, as well as any claims arising under Nevada law, including but not limited to the Nevada Fair Employment Practices Act, and all local laws that may be legally waived; claims for unpaid salary, wages (but not including failure to pay applicable minimum wage, where release of such claims is prohibited by law), commissions, bonuses, incentive compensation, equity plan compensation, unused accrued vacation leave or other compensation under any federal, state or local wage and hour laws or wage claim statutes including

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without limitation, the Fair Labor Standards Act, and Nevada and Colorado wage and hour laws (to the extent permitted by law); claims regarding the Employee Retirement Income Security Act or the federal Worker Adjustment and Retraining Notification (WARN) Act and any WARN act under applicable state law; and claims including, without limitation, wrongful discharge, defamation, tortious interference with business expectancy or emotional distress; or claims alleging a breach of express or implied employment contract or any other contract related to Employee’s employment. Employee acknowledges and agrees that included in the general release of claims are any and all claims that have been or may be asserted by Employee or by any other person or entity on Employee’s behalf in any class or collective action relating to Employee’s employment and/or termination of employment with Employer.

However, this release shall not apply to: (a) claims, charges, complaints, causes of action or demands of whatever kind or nature that arise after the date on which Employee executes this Agreement; (b) to any claims for indemnification and/or advancement of expenses arising under any indemnification agreement between Employee and any Releasee or under the bylaws, certificate of incorporation or other similar governing document of any Releasee; (c) any claim for workers’ compensation insurance benefits; (d) any unemployment benefits to which Employee may be entitled; or (e) any other claim that cannot be waived as a matter of law.

Employee acknowledges and agrees that included in the general release of claims are any and all claims that have been or may be asserted by Employee or by any other person or entity on Employee’s behalf in any class or collective action relating to Employee’s employment and/or termination of employment with Employer. Employee understands that this Agreement does not limit Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the National Labor Relations Board, or any other federal, state or local governmental agency or commission (each, a “Government Agency”).  Employee further understands that this Agreement does not limit Employee’s ability to communicate with, or otherwise participate in any investigation or proceeding that may be conducted by, a Government Agency.  However, Employee agrees that Employee is waiving the right to monetary damages or other equitable or monetary relief arising out of or resulting from any such charge, complaint, investigation or proceeding.

Pursuant to 18 U.S.C. Section 1833(b), (1) Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (2) Employee acknowledges that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

Nothing herein is intended to limit Employee’s right to testify in an administrative, legislative, or judicial proceeding concerning any alleged criminal conduct or alleged harassment by Employer, Employer’s agents, or Employer’s employees, when Employee is required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

5.Waiver of Unknown Claims.  Employee agrees that this Agreement is a full and final general release of all claims, including, but not limited to, unknown, unanticipated, and undisclosed

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losses, wrongs, injuries, claims and damages that arise wholly or in part from any act or omission occurring before this Agreement becomes effective.

6.Agreement Not to Sue. Employee affirms that Employee has not filed, caused to be filed, and presently is not a party to any claim, charge, complaint, causes of action, or action against Employer or any of the Releasees except for a claim for unemployment insurance benefits and/or workers’ compensation insurance benefits. Other than a claim for unemployment insurance benefits or workers’ compensation insurance benefits, Employee agrees not to file or maintain any other charge, claim or action against Employer or any of the Releasees arising out of the matters covered by this Agreement, and agrees not to participate in or encourage the pursuit of any claims against Employer, the Company, or P3 LLC, their employees or agents, unless compelled to testify pursuant to an order of a court of competent jurisdiction or subpoena or unless testifying pursuant to a written request from an administrative agency or the legislature. This Section 6 does not limit Employee from filing a claim with a governmental agency regarding the enforceability of this Agreement or from filing a claim that may not be waived as a matter of law. With the exception of payments for any claims made for workers’ compensation benefits, any unemployment benefits, and any claims that may not be released as a matter of law, Employee agrees not to accept any payments arising out of any such claim.

7.Confidential Information. Employee acknowledges and agrees that as otherwise expressly permitted in this Agreement, nothing contained in this Agreement shall affect Employee’s continuing obligations to keep all confidential information belonging to Employer or any of its affiliates confidential and not to disclose or use such information, directly or indirectly, for any purpose.

8.Forfeiture of Incentive Units. Consistent with the terms set forth in the Grant Agreement, a copy of which is attached herein as Exhibit A, the Parties each also acknowledge and agree that the remaining unvested 40,632 P3 Units/Shares were forfeited for no consideration as of the Separation Date, and Employee shall have no further right, title or interest therein. Except as provided in this Agreement (including Section 2 above), all vested P3 Units/Shares held by Employee remain otherwise subject to the Grant Agreement.

9.Non-Competition. Pursuant to Section 5(b) of the Grant Agreement, for a period of twelve (12) months after the Separation Date, Employee agrees that Employee will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation), or render services to any Competitive Opportunity in any county in the United States where the Company Group (as defined in the Grant Agreement) is operating or has a pending letter of intent or other similar agreement to commence operations. A “Competitive Opportunity” is as defined in Section 5(b) of the Grant Agreement.

10.Non-Solicitation. For a period of twelve (12) months after the Separation Date, Employee agrees not to  directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity: (i) solicit, aid or induce any individual or entity that is, or was during the twenty-four (24) month period immediately prior to the end of Employee’s employment with the Company Group (as defined in the Grant Agreement), a customer, strategic partner, health insurance provider, patient or referral source of the Company Group to purchase goods or services then sold by the Company Group from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer; (ii) solicit, aid or induce any employee, representative or agent of any member of the Company Group to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity

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unaffiliated with the Company Group or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent; (iii) interfere, or aid or induce any other person or entity in interfering with the relationship between the Company Group and any of its payors, joint venturers, licensors or contractors with whom the Company Group has a contract relating to its at-risk Medicare Advantage business; or (iv) attempt to do any of the foregoing either for Employee’s own purposes or for any third party, including without limitation, by engaging in any of the foregoing with customers, strategic partners, health insurance providers and/or referral sources that have referred to the Company Group within the twenty-four (24) month period prior to the termination of Employee’s affiliation with the Company Group, or who have otherwise been a part of an active business development effort such as hosting them for a site visit, conference, dinner or any related activity.

11.Non-Disparagement.  Employee agrees that at no time in the future will Employee in any way disparage Employer or any of the Releasees, verbally or in a writing, including in any electronic media, or make any statements to the press or to third parties that may be derogatory or detrimental to Employer’s or the Releasees’ good name and reputation.  Employee represents that during the period from the Separation Date until the Effective Date, Employee has not in any way disparaged Employer or any of the Releasees, verbally or in a writing, including in any electronic media, or made any statements to the press or to third parties that may be derogatory or detrimental to Employer’s or the Releasees’ good name and reputation.

12.Permitted Disclosures. Nothing in this Agreement or any other agreement prohibits Employee from reporting violations of law or regulation to an appropriate governmental agency or entity or making other disclosures that are protected under applicable law. Employee does not need the prior authorization of Employer to make any such reports or disclosures, and Employee is not required to notify Employer that Employee has made such reports or disclosures.

13.Return of Employer Property. Employee represents and agrees that Employee has returned to Employer all equipment (including but not limited to a laptop computer and/or mobile phone), keys and keycards, business records, confidential information, and/or other Employer property that has been or is in Employee’s care, custody, possession or control.

14.Attorneys’ Fees. In the event of any dispute or litigation arising out of this Agreement, the prevailing Party shall be entitled to reimbursement from the other Party for the prevailing Party’s reasonable attorneys’ fees and costs and expenses incurred with respect to such dispute or litigation. Each Party shall otherwise bear its own attorneys’ fees and costs fees related to the subject matter of or arising out of this Agreement.

15.Severability. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable or contrary to any applicable law or policy, such term or provision shall be effective to the maximum extent permitted by law, and the same shall not affect any other term or provision of this Agreement which shall otherwise remain in full force and effect.

16.Choice of Law & Venue.  To the extent not governed by federal law or otherwise prohibited by state law, Employee agrees that this Agreement is governed by the laws of Colorado, without regard to its principles on conflicts of law.  To the extent that a federal court or agency does not have jurisdiction over any action involving the validity, interpretation, or enforcement of this Agreement, or any of its terms, provisions or obligations, Employee agrees that jurisdiction and venue

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shall exist exclusively in a court or government agency located within the County of Denver, Colorado, unless specifically prohibited by applicable state law.  To the extent the Parties have entered into a valid agreement to arbitrate their claims, such agreement governs.

17.Assignment. Employee represents and warrants that Employee has not assigned or transferred to any person or entity any of Employee’s rights that are or could be covered by this Agreement, including but not limited to any covenant not to sue and the waivers and releases contained in this Agreement.

18.Future Cooperation.  Employee agrees that during and after the term of this Agreement Employee will be available, upon reasonable notice and under reasonable conditions, to assist Employer in any capacity with respect to matters of which Employee was involved or had knowledge while employed by Employer.  Without limitation, such assistance may include providing information or documents, cooperating with investigations, negotiations, lawsuits, or administrative proceedings involving Employer, preparing for and giving testimony, including written declarations or statements, and other similar activities.  Employee understands that Employer will reimburse Employee for all reasonable, documented out-of-pocket expenses incurred as a result of Employee’s obligations under this Section 18, in accordance with Employer’s then applicable expense guidelines.

19.Entire Agreement. This Agreement, along with the Grant Agreement, constitutes the entire agreement between Employee and Employer regarding Employee’s employment and separation from employment with Employer, and supersedes any previous agreements or understandings between the Parties, with the exception of any agreement concerning confidentiality of the Company’s, P3 LLC, or the Employer’s trade secrets and/or confidential information (including but not limited to the Non-Solicitation and Confidentiality Addendum by and between Employee and P3 Health Group Holdings, LLC (a/k/a P3 Health Partners), dated January 13, 2021, that certain Confidentiality Agreement by and between Employee and P3 Health Group Holdings, LLC (a/k/a P3 Health Partners), dated 20, 2021, and that certain IT Confidentiality and Acceptable Use Agreement by and between Employee and P3 Health Group Holdings, LLC (a/k/a P3 Health Partners)), dated January 20, 2021, any agreement to arbitrate employment disputes, any non-solicitation or non-compete agreement, and any agreement concerning the ownership of intellectual property that provides Employer with greater rights than this Agreement.

20.Knowing and Voluntary. Employee represents that Employee has read and fully understands this Agreement, the review period provided to Employee is reasonable, Employee is not executing this Agreement in reliance on any promises or representations other than those contained in the Agreement, and that Employee is executing this Agreement voluntarily. Employee acknowledges that Employer has informed Employee that Employee has a right to and should consult with an attorney before executing this Agreement.

I, THE UNDERSIGNED, HAVE BEEN ADVISED IN WRITING THAT I HAVE HAD 10 DAYS TO CONSIDER THIS AGREEMENT AND RELEASE AND TO CONSULT WITH AN ATTORNEY CONCERNING ITS TERMS AND EFFECT PRIOR TO EXECUTING THIS AGREEMENT AND RELEASE.

I, THE UNDERSIGNED, HAVE READ THIS AGREEMENT AND RELEASE, UNDERSTAND ITS TERMS, AND UNDERSTAND THAT I ENTER THIS AGREEMENT AND RELEASE INTENDING TO AND DO WAIVE, SETTLE AND RELEASE ALL CLAIMS I HAVE OR MIGHT HAVE AGAINST THE EMPLOYER AND THE RELEASED PARTIES TO THE FULL EXTENT

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PERMITTED BY LAW. I SIGN THIS AGREEMENT AND RELEASE VOLUNTARILY AND KNOWINGLY.

Date: November 11, 2022	Eric Atkins /s/ Eric Atkins

Date: November 11, 2022	P3 Health Partners Inc. by /s/ Dr. Sherif Abdou, its authorized agent

Date: November 11, 2022	P3 Health Group, LLC by /s/ Dr. Sherif Abdou, its authorized agent

Date: November 11, 2022	P3 Health Group Management, LLC by /s/ Dr. Sherif Abdou, its authorized agent

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Exhibit A

Incentive Unit Grant Agreement

(Attached)

INCENTIVE UNIT GRANT AGREEMENT

THIS INCENTIVE UNIT GRANT AGREEMENT (this “Agreement”) is effective as of March l, 2021, by and among P3 Health Group Holdings, LLC, a Delaware limited liability company (the “Company”), P3 Health Group Management, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Employer”), and Eric Atkins, individually (“Employee”). Capitalized terms used herein shall have the meanings ascribed to such terms in Section 7 of this Agreement, or if not defined herein, the meanings ascribed to such terms in the LLC Agreement (as defined in Section 7 below).

WHEREAS, the Company’s Board has adopted a Management Incentive Plan (the “Plan”) designed to provide incentives to such present and future employees, managers, consultants or advisers of the Company or its Subsidiaries, as may be selected in the sole discretion of the Company’s Board (“Participants”) through, among other things, the issuance of the Company’s Management Incentive Units to certain Participants;

WHEREAS, Employee is an employee of Employer;

WHEREAS, the Plan is intended to qualify under Securities and Exchange Commission Rule 701;

WHEREAS, pursuant to the Plan, the Company, on behalf of itself and Employer, desires to issue to Employee, on the terms and subject to the conditions contained herein 215,000 Class C-l Units of the Company, which Class C-l Units are designated as Management Incentive Units in accordance with Section 3.8 of the LLC Agreement (the “Management Incentive Units”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.	Issuance of Management Incentive Units.

(a)Issuance Incentive. Upon the complete execution of this Agreement, the Company will issue the Management Incentive Units to Employee. The Management Incentive Units shall vest in accordance with Section 2 below. The Company will amend and update the Company’s schedule of ownership as attached to the LLC Agreement to reflect the issuance of the Management Incentive Units, and Employee by his/her execution of this Agreement agrees to be bound by the terms and conditions of the LLC Agreement. If Employee is a married individual who resides in a community property state, Employee will deliver to the Company an executed consent and agreement by Employee’s spouse in a form satisfactory to the Company. The initial Participation Threshold applicable to each Management Incentive Unit shall be $2.89 per unit, which shall be subject to adjustment in accordance with Section 3.8(c) of the LLC Agreement (which includes, without limitation, an increase in the Participation Threshold as a result of Members making additional Capital Contributions to the Company).

(b)83(b) Election. Within 30 days after the issuance by the Company of such Management Incentive Units, Employee will make an effective election with the Internal Revenue Service under Section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder in the form of Exhibit A attached hereto. Employee acknowledges that he or she is responsible for making the proper election with the Internal Revenue Service and is not relying on the Company or Employer to make such an election.

(c)Representations and Warranties. In connection with the receipt of Management Incentive Units, Employee represents and warrants to the Company that:

(i)The Management Incentive Units to be acquired by Employee pursuant to this Agreement will be acquired for Employee’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws;

(ii)Employee is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission, is sophisticated in financial matters and is able to evaluate the risks and benefits of the receipt of the Management Incentive Units;

(iii)Employee is able to bear the economic risk of his/her investment in receipt of the Management Incentive Units for an indefinite period of time because the Management Incentive Units have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available;

(iv)Employee has had an opportunity to ask questions and receive answers concerning the terms and conditions of the Management Incentive Units;

(v)this Agreement constitutes the legal, valid and binding obligation of Employee, enforceable in accordance with its terms;

(vi)other than as previously disclosed to the Company, Employee is neither party to, nor bound by, any employment agreement, consulting agreement, noncompetition agreement, nonsolicitation agreement or confidentiality agreement or any other agreement which could impair or interfere with Employee’s obligations hereunder or otherwise to the Company or Employer, or their respective Subsidiaries;

(vii)Employee acknowledges and agrees that there may be additional issuances of equity securities of the Company after the date hereof and the equity interests of Employee may be diluted in connection with any such issuance;

(viii)Employee has had the opportunity to consult Employee’s own tax counsel and financial advisor as to the U.S. federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement, and the Company and Employer have not made any representations regarding such tax consequences or benefits upon which Employee has relied;

(ix)Employee acknowledges that the Management Incentive Units are illiquid and may be illiquid indefinitely; and

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(x)Employee is a resident of the State set forth in Employee’s address for notices in Section 8 hereof.

2.	Vesting of the Management Incentive Units.

(a)The Management Incentive Units shall become vested, except as otherwise provided in this Section 2, and further provided that Employee has been providing continuous service as an employee of the Company from the date hereof through the applicable time, as follows:

215,000 C-1 Units of the Management Incentive Units (the “Time Units”) granted to Employee will vest so that 20% of such Time Units shall be released and vest on the one year anniversary of the Vesting Start Date, and an additional 20% of the total number of Time Units shall be released and vest on each subsequent anniversary of the Vesting Start Date, until all of the Time Units have been released on the five year anniversary of the Vesting Start Date. Employee’s Vesting Start Date shall be January 20, 2021. In the event employee is terminated, other than for Cause, the employee shall be deemed vested in 1/12th of the shares which would vest on the next vesting anniversary date for each month of employment since the last vesting anniversary date.

(b)Subject to Section 4 below and the terms of the LLC Agreement, if Employee’s employment with Employer is terminated for any reason, Employee shall only be entitled to those Management Incentive Units which have vested as of the date of such termination.

(c)Notwithstanding anything else contained herein, in the event that Employee is terminated for Cause, as determined by the Board in good faith, or violates his/her obligations under Sections 5 or 6 below, all Management Incentive Units, whether vested or unvested, shall, notwithstanding the enforcement or lack thereof of any of Employee’s obligations under Sections 5 or 6 hereof, be forfeited, and Employee will be deemed not to own any Management Incentive Units. For the purposes of this paragraph Cause shall mean (i) Employee’s material breach of this Agreement or any other agreement with the Company; (ii) Executive’s conviction of any felony or any act including moral turpitude, or Executive’s commission of any act of fraud or embezzlement against the Company; (iii) conduct by Executive that brings the Company into public disgrace or disrepute or otherwise publicly injures the integrity, character or reputation of the Company in any material respect as determined by the Board in its reasonable discretion; (iv) Executive’s unauthorized dissemination of information, observations or data concerning the business plans, financial data, referral sources, customers, suppliers, trade secrets, acquisition strategies or other confidential information of the Company; or (v) Executive’s breach of the provisions of Sections 5 or 6 of this Agreement or of any restrictive covenants in any other agreement between Employee and the Company.

(d)Upon the occurrence of a Sale of the Company (or any of its Subsidiaries) or equity Transfer and for the benefit of the prospective buyer and its Affiliates, Employee may be required, and Employee hereby agrees, to execute customary noncompetition agreements, nonsolicitation agreements and confidentiality agreements; provided, that (i) the stated terms and conditions of such noncompetition agreements and nonsolicitation agreements shall be on terms that are not more restrictive than as set forth in any existing agreement between Employee, on the one hand,

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and the Company or its Subsidiaries, on the other hand, and (ii) such agreements shall survive the occurrence of a Sale of the Company (or any of its Subsidiaries) or equity Transfer for a term not to exceed (x) if terminated prior to the occurrence of a Sale of the Company (or any of its Subsidiaries) or equity Transfer, the remaining term of such covenants under an existing agreement and (y) otherwise, one year.

(e)Upon the occurrence of a Sale of the Company 50% of the Time Units which have not yet become vested shall become vested as of the consummation of such Sale of the Company, if, as of the date of such Sale of the Company, Employee is still employed by Employer as of such date.

(f)All Management Incentive Units which have become vested hereunder, if any, are collectively referred to herein as the “Vested Management Incentive Units.”

3.Restrictions on Transfer. The holders of Management Incentive Units shall not Transfer any interest in any Management Incentive Units, except pursuant to the provisions of the LLC Agreement.

4.Purchase Option on Employee Units. The provisions of this Section 4 and the LLC Agreement shall apply to all of Employee’s Units in the Company, including the Management Incentive Units, vested and unvested, granted pursuant to this Agreement (collectively, the “Employee Units”).

(a)In the event that Employee’s employment with Employer is terminated, the Company may, within its sole discretion, elect in writing by delivering notice to Employee pursuant to Section 8 hereof, require Employee to sell to the Company and/or its designee the Employee Units set forth in the notice (the “Purchased Units”), which may or may not be all of the Employee Units held by Employee.

(b)The purchase price for the Purchased Units under this Agreement, shall be the Fair Market Value (as defined below) of such Purchased Units as of the date of termination of employment. For the purpose of this Section 4, “Fair Market Value” means, with respect to the Purchased Units, the fair value as of the date of termination determined by the Board in good faith, according to a reasonable and customary methodology approved by the Board, which shall be the final determination of Fair Market Value. For the avoidance of doubt, the Fair Market Value of the Purchased Units will incorporate appropriate discounts for size, control and the fact the Purchased Units are not available on publicly traded markets. The Fair Market Value will also take into account comparable transactions in terms of size and industry (both public and private).

(c)If the purchase option described in Section 4(a) hereof has been exercised, the closing (the “Closing”) of the purchase of any Purchased Units shall occur following the final determination of Fair Market Value as provided in Section 4(b). The Company (or any designee of the Company) shall have the option of making payment of the purchase price in any combination of cash at Closing and/or delivery of a promissory note bearing interest at an annual rate equal to the Base Rate on the date of such purchase and payable in forty-eight (48) equal consecutive monthly installments of principal and interest, subject to payment restrictions required by any lender, with the first monthly payment being due on the first day of the calendar month following

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the calendar month in which the Closing occurs, provided that, in any case, the balance of the purchase price shall be due on or prior to the Sale of the Company. In the event the Company (or its designee) elects to deliver a promissory note at Closing in satisfaction of all or a portion of the purchase price, the Company (or its designee) shall have the option to prepay all or any part of the outstanding principal of any such promissory note at any time without penalty or premium.

(d)At the time of the Closing of any repurchase of the Purchased Units hereunder by the Company, the Employee shall deliver to the Company any assignments or other documents as may be necessary to transfer title to the Purchased Units to the Company, which shall include representations by the Employee that he owns all right, title and interest to the Purchased Units free and clear of any and all liens and encumbrances.

(e)In the event of any conflict or inconsistency between the terms of this Section 4 on the one hand and the terms of the LLC Agreement on the other hand, the terms of this Section 4 shall prevail and be given priority, provided, however, that the terms of this Section 4 and the terms of the LLC Agreement are to be taken as mutually explanatory of one another and in the case of ambiguities or discrepancies between such terms, the same shall be explained and interpreted, if possible, in a manner which gives effect to such terms and avoids or minimizes conflicts.

5.	Restrictive Covenants.

(a)Confidentiality. During the course of Employee’s affiliation with the Company Group, Employee will learn confidential information on behalf of the Company Group. Employee acknowledges that the Company Group derives considerable economic value from such confidential information being kept secret, and the Company Group has expended significant time, effort and funds to ensure that the confidential information is kept secret. Employee agrees that Employee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Employee’s assigned duties and for the benefit of the Company Group, either during the period of Employee’s affiliation with the Company Group or at any time thereafter, any confidential business or technical information, trade secrets, or other nonpublic, proprietary or confidential information, knowledge or data relating to the Company Group, any of its subsidiaries, affiliated companies or businesses, or received from third parties subject to a duty on the Company Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes, in each case which shall have been obtained by Employee during Employee’s affiliation with the Company Group. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Employee; (ii) becomes generally known to the public subsequent to disclosure to Employee through no wrongful act of Employee or any representative of Employee; or (iii) Employee is required to disclose by applicable law, regulation or legal process (provided that Employee provides the Company Group with prior notice of the contemplated disclosure and cooperates with the Company Group at the Company Group’s expense in seeking any protective order or other appropriate protection of such information).

(b)Noncompetition. Employee acknowledges that during the course of Employee’s affiliation with the Company Group (i) Employee performs services of a unique nature for the Company Group that are irreplaceable, and that Employee’s performance of such services to a

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competing business will result in irreparable harm to the Company Group, (ii) Employee has had and will continue to have access to trade secrets and other confidential information of the Company Group, which, if disclosed, would unfairly and inappropriately assist in competition against the Company Group, (iii) in the course of Employee’s employment or affiliation by a competitor, Employee would inevitably use or disclose such trade secrets and confidential information, (iv) the Company Group has substantial relationships with their customers, strategic partners, the health insurance providers with whom they enter into agreements, patients and patient referral sources (including, but not limited to any health care professional, consultant and any similar type referral sources, collectively, the “Referral Sources”) and Employee has had and will continue to have access to these customers and Referral Sources, (v) Employee will receive specialized training from the Company Group, and (vi) Employee is acquiring an equity interest in the Company in connection with his/her entering into this Agreement. Accordingly, during Employee’s employment with the Company Group and for a period of twelve (12) months thereafter, Employee agrees that Employee will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any Competitive Opportunity in any county in the United States that the Company Group where the Company is operating, or has a pending letter of intent or other similar agreement to commence operations. A “Competitive Opportunity” means any business in which the primary purpose is to engage in primary care medicine or the creation and maintenance of an integrated healthcare network of providers which receives or is intended to receive a substantial portion (i.e., in excess of 25%) of its revenue through at-risk Medicare Advantage reimbursements or percentage of premium payments.

(c)Nonsolicitation. During Employee’s employment with the Company Group and for a period of twelve (12) months thereafter, Employee agrees that Employee shall not, except in the furtherance of Employee’s duties to the Company Group, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any individual or entity that is, or was during the twenty-four (24) month period immediately prior to the termination of Employee’s employment with the Company Group for any reason, a customer, strategic partner, health insurance provider, patient or Referral Source of the Company Group to purchase goods or services then sold by the Company Group from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer, strategic partner, health insurance provider, patient or Referral Source; (ii) solicit, aid or induce any employee, representative or agent of the Company Group to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company Group or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent; (iii) interfere, or aid or induce any other person or entity in interfering with the relationship between the Company Group and any of its payors, joint venturers, licensors or contractors with whom the Company Group has a contract relating to its at-risk Medicare Advantage business; or (iv) attempt to do any of the foregoing either for Employee’s own purposes or for any third party, including without limitation, by engaging in any of the foregoing with customers, strategic partners, health insurance providers and/or Referral Sources that have referred to the Company Group within the twenty-four (24) month period prior to the termination of Employee’s affiliation with the Company Group, or who have otherwise been a part of an active

6

business development effort such as hosting them for a site visit, conference, dinner or any related activity.

(d)Reasonableness of Covenants. Employee hereby acknowledges and agrees that the restrictive covenants set forth in this Section 5 (the “Restrictive Covenants”) are appropriate for the consideration provided, are an integral part of this Agreement and but for the Restrictive Covenants, Employer and the Company would not enter into this Agreement and issue the Management Incentive Units to Employee. Employee further agrees that: (i) the Restrictive Covenants impose no undue hardship on Employee and do not preclude Employee from earning a livelihood, nor do they unreasonably impose limitations on Employee’s ability to earn a living; and (ii) the terms of the Restrictive Covenants are reasonable and narrowly tailored to protect the Company Group’s protectable interests in its confidential information and other protectable business relationships, and do not impose any restraint that is greater than is required for the protection of the interests of the Company Group. Employee has carefully read this Agreement and consulted with legal counsel of Employee’s choosing regarding its contents, and has given careful consideration to the restraints imposed upon Employee by this Agreement.

(e)Enforcement. Employee agrees and acknowledges that:

(i)If, at the time of enforcement of this Section 5, a court of competent jurisdiction determines that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that they shall substitute the maximum duration or scope that is reasonable under such circumstances for the stated duration or scope, and that they shall revise the restrictions contained herein to cover the maximum duration or scope permitted by law.

(ii)Because Employee has access to confidential information and customer and other relationships, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement, including this Section 5. Therefore, Employee agrees that in the event of a breach or threatened breach of this Agreement, including this Section 5, the Company and Employer, their respective Subsidiaries and/or their respective successors shall be entitled to specific performance and/or injunctive or other relief without posting a bond or other security.

(f)Survival of Provisions. The obligations contained in Sections 5 and 6 hereof shall survive the termination of Employee’s employment or affiliation with the Company Group and shall be fully enforceable thereafter.

6.Cooperation. Upon the receipt of reasonable notice from the Company (including outside counsel of the Company), Employee agrees that while an employee or affiliated with the Company Group in any capacity and thereafter, Employee will respond and provide information with regard to matters in which Employee has knowledge as a result of his/her involvement with the Company Group, and will provide reasonable assistance to the Company Group in defense of any claims that may be made against the Company Group, and will assist the Company Group in the prosecution of any claims that may be made by the Company Group, to the extent that such claims may relate to the period of Employee’s affiliation with the Company Group (collectively, “Claims”).

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Employee agrees to promptly inform the Company if Employee becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or its Affiliates.

7.	Definitions.

(a)“Base Rate” means, as of any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

(b)“Board” means the Company’s Board of Managers.

(c)“Company Group” means the Company, Employer and any of their respective Affiliates and Subsidiaries.

(d)“LLC Agreement” means the Limited Liability Company Agreement of the Company, effective as of April 20, 2017, as amended or modified from time to time in accordance with its terms.

(e)“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

(f)“Sale of the Company” means either (i) the sale, lease, license, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole or (ii) a transaction or a series of related transactions (including by way of merger, consolidation, recapitalization, reorganization or sale of securities by the holders of securities of the Company) the result of which is that (A) the holders of the Company’s outstanding voting securities or their Affiliates immediately prior to such transaction or series of related transactions are (after giving effect to such transaction or series of related transactions) no longer, in the aggregate, the “beneficial owners” (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding voting securities of the Company, and (B) the CPF Members are no longer entitled to appoint at least three managers to the Board. Notwithstanding the foregoing, (a) no such transaction or series of related transactions (including by way of merger, consolidation, recapitalization, reorganization, sale of units or otherwise) in connection with a Public Offering of the Company shall be deemed a Sale of the Company and (b) a Sale of the Company shall not include any such transaction or series of related transactions effected by the issuance of voting securities by the Company, unless in connection with such issuance the Company either (x) redeems securities of the Company outstanding immediately prior to such issuance having a redemption price equal to more than 50% of the Company Total Equity Value immediately prior to such issuance or (y) makes a distribution upon the securities of the Company outstanding immediately prior to such issuance in an amount equal to more than 50% of the Company Total Equity Value immediately prior to such issuance payable otherwise than in cash out of earnings or earned surplus and other than a dividend payable solely in equity securities of the Company. Notwithstanding this definition of “Sale of the Company”, holders of a majority of the Class A

8

Units and holders of a majority of the Class D Units, voting separately, may waive the classification of a certain transfer, acquisition, merger or other transaction as a “Sale of the Company”.

(g)“Securities Act” means the Securities Act of 1933, as amended from time to time.

(h)“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, and without limitation, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

(i)“Transfer” means to sell, transfer, assign, pledge or otherwise dispose (whether with or without consideration and whether voluntarily or involuntarily or by operation of law).

8.Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (a) delivered personally to the recipient, (b) sent to the recipient by reputable express courier service (charges prepaid), (c) mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (d) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. Chicago, Illinois time on a business day, and otherwise on the next business day. Such notices, demands and other communications shall be sent to the parties at the addresses indicated below, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party:

If to the Company:	P3 Health Group Holdings, LLC
c/o Chicago Pacific Founders
980 N. Michigan Avenue, Suite 1998
Chicago, Illinois 60611
Attention: Greg Kazarian

If to Employee:	To the address set forth beneath Employee’s name on the
signature page hereto

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9.	General Provisions.

(a)Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Management Incentive Units in violation of any provision of this Agreement or the LLC Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Management Incentive Units as the owner of such equity for any purpose.

(b)Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c)Complete Agreement. This Agreement, the LLC Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties hereto and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Except as otherwise expressly provided herein in Section 4(e), in the event of any inconsistency between the terms of this Agreement and the LLC Agreement, the terms of the LLC Agreement shall control.

(d)No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(e)Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

(f)Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company Group, Employee and their respective successors and assigns (including subsequent holders of Units).

(g)Choice of Law. The laws of the State of Delaware will govern all questions concerning the relative rights of Employee, and the Company Group and its security holders and all other questions concerning the construction, validity and interpretation of this Agreement, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(h)Mutual Waiver of Jury Trial. Each party to this agreement hereby waives all rights to trial by jury in any action, suit, or proceeding brought to resolve any dispute between or among any of the parties hereto, whether arising in contract, tort, or otherwise, arising out of, connected with, related or incidental to this Agreement and/or the transactions contemplated hereby.

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(i)Electronic Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a photographic, photostatic, facsimile, portable document format (.pdf), or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

(j)Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney’s fees) caused by any breach of any provision of this Agreement.

(k)Code Section 409A.

(i)The intent of the parties is that payments and benefits under this Agreement comply with or otherwise be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be either exempt from or in compliance therewith. In no event whatsoever shall the Company or Employer be liable for any additional tax, interest or penalty that may be imposed on Employee by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii)Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(l)Incentive Unit Grant Agreement. This Agreement constitutes an Incentive Unit Grant Agreement for purposes of the LLC Agreement.

* * * * *

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IN WITNESS WHEREOF, the parties hereto have executed this Incentive Unit Grant Agreement as of the date first above written.

P3 HEALTH GROUP HOLDINGS, LLC

By:	/s/ Mary Tolan
Name:	Mary Tolan
Its:	Chairman

P3 HEALTH GROUP MANAGEMENT, LLC

By:	/s/ Sherif Abdou
Name:	Sherif Abdou
Its:	Chief Executive Officer

/s/ Eric Atkins
Name:	Eric Atkins
Address:	1624 Market Street, Suite 202
Denver, CO 80202

[Signature Page - Incentive Unit Grant Agreement]

EXHIBIT A

ELECTION TO INCLUDE MEMBERSHIP INTERESTS IN GROSS INCOME PURSUANT TO SECTION 83(b) OF THE INTERNAL REVENUE CODE

Effective as of                   , 2021, the undersigned received limited liability company membership interests (the “Membership Interests”) in P3 Health Group Holdings, LLC, a Delaware limited liability company (the “Company”). Pursuant to the Limited Liability Company Agreement of the Company, the undersigned is entitled to an interest in Company capital equal to the amount paid therefor and an interest in Company profits.

Pursuant to Internal Revenue Code Section 83(b) and Treasury Regulation Section 1.83-2 promulgated thereunder, the undersigned hereby makes an election, with respect to the Membership Interests, to report as taxable income for the calendar year 2021 the excess (if any) of the value of the Membership Interests on                   , 2021, determined without regard to lapse restrictions and in accordance with the principles of Rev. Proc. 93-27, over the purchase price thereof.

The following information is supplied in accordance with Treasury Regulation Section 1.83-2(e):

1.	The name, address and social security number of the undersigned:

Name:	Eric Atkins
Address:

Soc. Sec. No.:	-	-

2.

A description of the property with respect to which the election is being made: 215,000 Class C-1 Units of the Company representing a membership interest in the Company entitling the undersigned to an interest in the Company’s profits.

3.	The date on which the Membership Interests were transferred: , 2021. The taxable year for which such election is made: 2021.
4.	The restrictions to which the property is subject: If the undersigned ceases to be employed by the Company or any of its affiliates, the unvested units will be subject to forfeiture.
5.

The fair market value on March 1, 2021 of the property with respect to which the election is being made, determined without regard to any lapse restrictions and in accordance with Revenue Procedure 93-27: $0.

6.	The amount paid or to be paid for such property: $0.

A copy of this election is being furnished to the Company pursuant to Treasury Regulation Section 1.83-2(e)(7). A copy of this election will be submitted with the federal income tax return of the undersigned pursuant to Treasury Regulation Section 1.83-2(c).

Dated:	, 2021

Name:

Exhibit 31.1

CERTIFICATION

I, Sherif W. Abdou, M.D., certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022 of P3 Health Partners Inc.;
2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)

Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)

Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)

Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5.

The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 14, 2022	/s/ Sherif W. Abdou, M.D.
Sherif W. Abdou, M.D.
Chief Executive Officer
(Principal Executive Officer)

Exhibit 31.2

CERTIFICATION

I, Erin Darakjian, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022 of P3 Health Partners Inc.;
2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)

Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)

Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)

Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 14, 2022	/s/ Erin Darakjian
Erin Darakjian
Interim Chief Financial Officer
(Principal Financial Officer)

Exhibit 32.1

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350 AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report on Form 10-Q of P3 Health Partners Inc. (the “Company”) for the quarterly period ended September 30, 2022, filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Sherif W. Abdou, M.D., Chief Executive Officer of the Company, do hereby certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

(1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company for the periods presented therein.

Date: November 14, 2022	/s/ Sherif W. Abdou, M.D.
Sherif W. Abdou, M.D.
Chief Executive Officer
(Principal Executive Officer)

Exhibit 32.2

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350 AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report on Form 10-Q of P3 Health Partners Inc. (the “Company”) for the quarterly period ended September 30, 2022, filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Erin Darakjian, Interim Chief Financial Officer, do hereby certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

(1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company for the periods presented therein.

Date: November 14, 2022	/s/ Erin Darakjian
Erin Darakjian
Interim Chief Financial Officer
(Principal Financial Officer)